Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WCHG BUYER, INC.,
a Delaware corporation,
WCHG HEAT MERGER SUB, INC.,
a Delaware corporation,
STERNOCANDLELAMP HOLDINGS, INC.,
a Delaware corporation
and
COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company as the Stockholder Representative and for the limited purposes of Section 6.20
Dated as of March 28, 2026

______________________________________________________________________________

i

11.11	Governing Law; Venue; WAIVER OF JURY TRIAL	85
11.12	Attorneys’ Fees	86
11.13	Specific Performance	86
11.14	Construction	86
11.15	Conflicts; Waiver; Provision Respecting Legal Representation and Attorney-Client Confidential Information	87
11.16	Provision for the Benefit of Debt Financing Sources	88

SCHEDULES AND EXHIBIT

Schedules

Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Allocation Schedule
Schedule 2.6(a)	Sample Calculation of Working Capital
Schedule 6.9	Canadian Designated Employees
Schedule 7.2(f)(xiv)	Terminated Agreements
Schedule 7.2(f)(xv)	Required Notices and Consents
Schedule 11.6	Notice Addresses

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Certificate of Incorporation
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Financing Commitment Letters
Exhibit F	Form of Option Termination Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Payoff Indebtedness
Exhibit I	Rimports Distribution
Exhibit J	IT Separation Requirements
v

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of March 28, 2026 (this “Agreement”), is by and among: (i) SternoCandleLamp Holdings, Inc., a Delaware corporation (the “Company”), (ii) WCHG Buyer, Inc., a Delaware corporation (“Parent”), (iii) WCHG Heat Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and (iv) Compass Group Diversified Holdings LLC, a Delaware limited liability company, in its capacity as the appointed representative of the Stockholders (as defined below) (the “Stockholder Representative”) and for the limited purposes of Section 6.20 (“Compass”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS
A.The respective boards of directors or managers, as applicable, of Parent, Merger Sub and the Company have each unanimously determined that it is advisable and in the best interests of the respective corporations and their stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.
B.In furtherance of the acquisition of the Company by Parent, the respective boards of directors of Parent, Merger Sub and the Company have each unanimously approved and declared advisable this Agreement and the Contemplated Transactions including the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and provisions of and subject to the conditions set forth in this Agreement.
C.Pursuant to the Merger, among other things, all of the issued and outstanding Equity Securities of the Company (which as of immediately prior to the Merger will consist solely of the Company Common Stock) will be converted into the right to receive the consideration set forth in this Agreement.
D.By resolutions duly adopted, the board of directors of the Company (the “Board of Directors”) has unanimously (i) declared advisable and approved this Agreement and the Contemplated Transactions, (ii) determined that this Agreement and the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and its Stockholders and (iii) resolved to recommend that its Stockholders approve and adopt this Agreement.
E.By resolutions duly adopted, the board of directors of Merger Sub has unanimously (i) declared advisable and approved this Agreement and the Contemplated Transactions, (ii) determined that this Agreement and the Contemplated Transactions, including the Merger, are fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, and (iii) resolved to recommend that its sole stockholder approve and adopt this Agreement.
F.     In addition to the Company Common Stock, pursuant to the SternoCandleLamp Holdings, Inc. 2014 Stock Option Plan, dated as of October 14, 2014, as amended by Amendment No. 1 to SternoCandleLamp Holdings, Inc. 2014 Stock Option Plan, effective as of January 1, 2018, Amendment No. 2 to SternoCandleLamp Holdings, Inc. 2014 Stock Option Plan, effective as of February 27, 2018 and Amendment No. 3 to SternoCandleLamp Holdings, Inc. 2014 Stock Option Plan, effective as of March 2, 2020 (collectively, the “Stock Option Plan”), there are outstanding options to purchase 68,167 shares of the Company Common Stock (collectively, the “Company Stock Options”). Prior to the Closing, the Board of Directors (or, if appropriate, any committee thereof) in its capacity as the administrator under the Stock Option Plan, shall terminate the Stock Option Plan and each of the holders of Company Stock Options shall execute and deliver an Option Termination Agreement, in each case, the effectiveness of such action to be contingent upon the Closing.
G.     As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Compass, Rimports and certain employees of the Company have each entered into a Restrictive Covenant Agreement.

AGREEMENT
In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:“280G Approval” has the meaning set forth in Section 6.17.

“280G Waiver” has the meaning set forth in Section 6.17.
“Accounting Principles” has the meaning set forth in Schedule 1.1(a).

“Accounting Referee” has the meaning set forth in Section 2.7(c)(i).

“Accrued Income Taxes” means, with respect to the Target Companies, an amount (which may not be less than zero in the aggregate or with respect to any Tax Return) equal to the unpaid liability for Income Taxes of the Target Companies for any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date) that will be due and payable following the Closing Date, determined (a) in accordance with the past practices of the Target Companies in preparing Tax Returns (including any reporting positions, elections or accounting methods and taking into account Taxes in any jurisdictions where the Target Companies are required to file Tax Returns) to the extent supportable at a “more likely than not” or better level of confidence, (b) by excluding any deferred Tax liabilities and deferred Tax assets, (c) by taking into account any Transaction Tax Deductions to the extent properly deductible in a Pre-Closing Tax Period (at a “more likely than not” or better level of confidence), (d) as if the current taxable period of the Target Companies ended on the Closing Date (provided that, with respect to any Straddle Period, the amount of Taxes attributable to any Pre-Closing Tax Period shall be determined in accordance with Section 6.12(b)), (e) by taking into account any estimated (or other prepaid) Tax payments, and (f) by excluding any liabilities, accruals or reserves for contingent Income Taxes or uncertain Tax positions, (g) by including any Income Tax liability of the Company associated with the distribution by the Company of Rimports, LLC limited liability company interests to the Company’s stockholders, utilizing the fair market value of the Rimports assets set forth in the qualified appraisal obtained pursuant to Section 6.20(b), (h) by calculating the Accrued Income Taxes without regard to any Taxes related to an action by the Target Companies taken after the Closing on the Closing Date outside the ordinary course of business (other than actions contemplated by this Agreement).

“Additional Consideration” has the meaning set forth in Section 2.5(b).

“Adjusted Base Merger Consideration” means the sum of clauses (a), (b) and (c) of the definition of Estimated Net Merger Consideration.

“Adjustment Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $2,600,000, plus any interest accrued thereon in accordance with the Escrow Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and if such first Person is an individual, any member of their immediate family (including parents, spouse, children, and other lineal descendants) and any trust whose principal beneficiary is such individual or one or more members of their immediate family. The term “control” (including derivations thereof) means (a) the possession, directly or indirectly, of the power to vote 50% or more of the Equity Securities of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of Equity Securities, by Contract or otherwise, as trustee or executor, due to any relationship with an immediate family member (including parents, spouse, children, and other lineal descendants), or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Allocation Schedule” means the schedule in substantially the form attached hereto as Schedule 1.1(b) that, when delivered pursuant to Section 2.6(a), shall set forth the following:

(a)    each Stockholder’s name;

(b)    each Stockholder’s current mailing and email address;

(c)    for each Stockholder, the Certificate or book-entry number(s) and the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time;

(d)    for each Stockholder, the amount of any deductions and withholdings required to be deducted or withheld in accordance with Section 2.10(c) from the portion of the Estimated Stockholder Distribution Amount payable to such Stockholder; and

(e)    for each Stockholder, the sum of (i) the product of the Estimated Net Merger Consideration multiplied by such Stockholder’s Common Proportionate Share, minus (ii) the product of the Stockholder Representative Expense Amount multiplied by such Stockholder’s Common Proportionate Share, minus (iii) the product of the Adjustment Escrow Amount multiplied by such Stockholder’s Common Proportionate Share (in each case, for the avoidance of doubt, taking into account the deductions set forth in clause (d) above).

“Anti-Money Laundering Laws” means all Applicable Law related to terrorism or money laundering, including: (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, and (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” has the meaning set forth in Section 7.1(a).

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Entity that applies to such Person, its business and its properties.

“Applicable Short-Period Return” has the meaning set forth in Section 6.12(g).

“Attorney-Client Confidential Information” has the meaning set forth in Section 11.15(b). “Banker” means Raymond James Financial.

“Base Merger Consideration” means $292,500,000.

“Board of Directors” has the meaning set forth in the Recitals to this Agreement. “Brownstein” has the meaning set forth in Section 11.15(a).

“Brownstein Work Product” has the meaning set forth in Section 11.15(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are not open for business.

“Canadian Designated Employees” means all of the individuals listed on Schedule 6.9. “Canadian Employee Start Date” means the Closing Date or such later date on which a Canadian Transferred Employee commences active employment with the Canadian Sub.

“Canadian Sub” means a Subsidiary of Parent organized under the laws of Canada or any province or territory thereof that will employ any Canadian Designated Employee that becomes a Canadian Transferred Employee.

“Canadian Transferred Employees” means those Canadian Designated Employees who have accepted the Canadian Sub’s offer of employment in connection with the Closing.

“Cash” means, as of a specific date, (a) the aggregate amount of cash and cash equivalents on hand and in the bank accounts, including money market accounts (in the case of cash equivalents, to the extent convertible to cash within 30 days), of the Target Companies (excluding any restricted cash, which will include security deposits, cash posted to support letters of credit, surety bonds or other similar obligations or guarantees (including restrictions on dividends and repatriations)), plus (b) deposits in transit, less (c) the aggregate balance of all outstanding checks, money orders or similar instruments written against such accounts or for which the Target Companies is the payor, and less (d) the aggregate balance of all wires and ACHs sent by the Target Companies but not yet cleared (but, in each case, without duplication of any amounts actually included in the determination of Working Capital, the Estimated Working Capital Amount, or the Final Working Capital Amount, as appropriate). Notwithstanding the Measurement Time, Cash shall be reduced by the amount of any cash or cash equivalents of the Target Companies that is used on the Closing Date and prior to Closing to (x) pay a distribution by the Target Companies to any Stockholders or Affiliates of the Company or (y) pay any obligations that would otherwise be Change of Control Payments, Option Termination Payments, Indebtedness, or Transaction Expenses.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Certificate of Merger” has the meaning set forth in Section 2.1(c).

“Change of Control Payment” means any bonus or other payment (including change of control, transaction, severance, termination, retention, stay-on, phantom equity, discretionary, or other compensatory or similar bonuses or payments (and including any related fees, costs or expenses)) that is due and payable by any of the Target Companies in connection with, at or immediately prior to, the Closing to any current or former officer, director, consultant, independent contractor or employee of such Target Company, as applicable, upon, or in connection with, the consummation of the Contemplated Transactions, together with the portion of any applicable payroll, social security, unemployment, or similar Taxes relating thereto for which any Target Company is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Target Companies in respect thereof. For the avoidance of doubt, (a) any such cash payment that has been satisfied as of immediately prior to the Closing shall not constitute a Change of Control Payment (so long as such cash payment reduces the Final Closing Cash Amount), and (b) any amount paid as a Company Transaction Expense (e.g., fees, costs and expenses of Banker or Brownstein) shall not constitute a Change of Control Payment.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Tax Return” has the meaning set forth in Section 6.12(a).

“Closing Indebtedness” means any Indebtedness of the Target Companies outstanding as of immediately prior to the Closing; provided however, that with respect to the calculations of the Parent Proposed Closing Indebtedness Amount and the Final Closing Indebtedness Amount, any Indorama Liabilities, as used in determining “Closing Indebtedness,” shall include, without duplication any such amounts (a) outstanding as of immediately prior to the Closing, (b) outstanding as of the Post-Closing Statement Delivery Date and (c) incurred or paid by Parent or the Target Companies during the period between the Closing and the Post-Closing Statement Delivery Date; provided further, that the amount in clause (r) of the definition of Indebtedness shall not exceed $1,000,000.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral Agreements” means this Agreement, the Certificate of Merger, the Escrow Agreement, the Option Termination Agreements, the Letters of Transmittal and the Payments Agreement, and together with such other agreements, certificates and documents delivered or caused to be delivered by the Parties incident to or in connection with the Closing provided, however, that “Collateral Agreements” shall not include the Debt Financing Documents except the Debt Financing Commitment Letters.

“Common Proportionate Share” means for each Stockholder, the quotient obtained when dividing (a) the total number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company” has the meaning set forth in the opening paragraph of this Agreement. “Company Benefit Plan” has the meaning set forth in Section 4.17(a).

“Company Common Stock” means, collectively, all of the shares of common stock of the Company, par value $0.001 per share.

“Company Confidential Information” means information in the possession, custody, or control of any Target Company that (i) is not generally known or readily accessible to the public or competitors within the industry; (ii) derives economic value from being kept secret because it provides a competitive advantage; and (iii) is subject to reasonable efforts to maintain its secrecy, which might include measures such as confidentiality agreements, restricted access, and physical security. Company Confidential Information includes such information received by any Target Company from its customers, employees, vendors, service providers, and other third parties.

“Company Drug Product” has the meaning set forth in Section 4.25(d).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.4(a)(i)(z).

“Company Intellectual Property” means all Intellectual Property that is owned by, or purported to be owned by, any of the Target Companies.

“Company Intellectual Property Registrations” means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any fact, change, condition, occurrence, development, effect, or circumstance that, individually or when taken together with all other such facts, changes, conditions, occurrences, developments, effects, or circumstances that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition, results of operations, or operations of the Target Companies, in each case, taken as a whole; or (b) the ability of the Company to consummate the Contemplated Transactions; provided, however, that, in the case of clause (a) only, any fact, change, condition, occurrence, development, effect, or circumstance shall not be deemed to constitute a “Company Material Adverse Effect” to the extent that any such fact, change, condition, occurrence, development, effect, or circumstance described in clause (a) resulted or arose from, or is related to: (i) the actions or inactions expressly required by this Agreement or at the express written request of Parent; (ii) a change in general political, economic, or financial market conditions (except if such conditions have a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (iii) a change that affected the industries in which the Target Companies operate generally (except if such change has a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (iv) the announcement or pendency of this Agreement and the Contemplated Transactions (provided, that this sub-clause (iv) shall not exclude from the determination of whether a Company Material Adverse Effect has occurred (A) any impact resulting from a breach of a representation or warranty in Section 4.4 or (B) any other non-contravention representation or warranty in any Collateral Agreements); (v) any changes after the date of this Agreement in GAAP or Applicable Law or the binding interpretation thereof (except if such changes have a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (vi) the Target Companies’ business relationship with Parent or any of its Affiliates; (vii) natural disaster, sabotage, acts of terrorism, civil unrest, rioting, looting, or war (whether or not declared) or other outbreak of hostilities or escalation thereof (except if such changes have a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (viii) the dividend, distribution or other use of the Target Companies’ Cash on hand in a manner that is permitted under Section 6.15; (ix) the failure of the Company to meet its financial projections; or (x) any breach of this Agreement by Parent or Merger Sub.

“Company-Owned Software” means all Software owned (i.e., not licensed from a third party) by any Target Company.

“Company Privacy Policies” means (i) all of the Target Companies’ past or present, internal, or public-facing policies, notices, and written statements concerning the privacy, security, or Processing of Personal Information; and (ii) the terms of any consents, authorizations, waiver of authorization, or other permission pursuant to which the Target Companies access, use, disclose, or have accessed, used, or disclosed Personal Information.

“Company Stock Options” has the meaning set forth in the Recitals to this Agreement.

“Company Subsidiaries” means (a) The Sterno Group Companies, LLC, a Delaware limited liability company, (b) Sterno, LLC, a Delaware limited liability company, and (c) Sterno Delivery, LLC, a Delaware limited liability company.

“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by or on behalf of the Target Companies.

“Compass” has the meaning set forth in the opening paragraph of this Agreement.

“Compass Management Agreement” means that certain Management Services Agreement, dated as of October 10, 2014, by and between the Company and Compass Group Management LLC, as modified, amended and supplemented.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 25, 2025, by and between Compass Group Management LLC (on behalf of The Sterno Group Companies, LLC and its subsidiaries) and Wynnchurch Capital, LP, a Delaware limited partnership, as modified, amended and supplemented.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any legally binding agreement, contract, understanding, arrangement, instrument, indenture, note, bond, mortgage, loan, guaranty, indemnity, deed, assignment, power of attorney, purchase order, sales order, work order, insurance policy, lease, license, commitment, assurance or undertaking to which such Person is a party, or by which it or its assets are bound or subject, whether written or oral.

“Current Assets” means the consolidated current assets of the Target Companies (limited to the line items in the Sample Calculation of Working Capital set forth on Schedule 2.6(a)), all as determined in accordance with the Accounting Principles. For the avoidance of doubt, “Current Assets” shall exclude (i) cash and cash equivalents and all items explicitly excluded from the definition of Cash,(ii) all deferred Tax assets and Income Tax assets of the Target Companies, loans or amounts receivable from the Stockholder, any Target Company or any of their Affiliates, assets or contra liabilities related to Closing Indebtedness.

“Current Liabilities” means the consolidated current liabilities of the Target Companies (limited to the line items in the Sample Calculation of Working Capital set forth on Schedule 2.6(a)), all as determined in accordance with the Accounting Principles. For the avoidance of doubt, “Current Liabilities” shall exclude all (i) Indebtedness of the Target Companies, Change of Control Payments, Option Termination Payments, the Stockholder Representative Expense Amount and Company Transaction Expenses, in each case, paid at the Closing, and (ii) all deferred Tax and Income Tax liabilities.

“Customs Laws” means all Applicable Law governing the classification, valuation, payment of duties and import-related fees, origination, special tariff programs (including tariffs imposed under Section 232 of the Trade Expansion Act of 1962, Section 301 of the Trade Act of 1974, and the International Economic Emergency Powers Act (“IEEPA”)), and marking of foreign-origin products imported into the United States and other relevant jurisdictions, as well as any similar requirements imposed under bilateral or multilateral free trade agreements to which the United States is a party.

“Debt Fee Letter” means the executed fee letter related to each of the Debt Financing Commitment Letters.

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Debt Financing Commitment Letters” has the meaning set forth in Section 5.5(a). “Debt Financing Commitments” has the meaning set forth in Section 5.5(a).

“Debt Financing Documents” has the meaning set forth in Section 6.16(a).

“Debt Financing Source Party” means each Debt Financing Source together with each Affiliate thereof and each officer, director, manager, employee, partner, controlling person, advisor, attorney, agent and representative of each such Debt Financing Source involved in the Debt Financing and their successors and permitted assigns.

“Debt Financing Sources” means the entities that have committed to provide the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto).

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent on the date hereof.

“Dispute” has the meaning set forth in Section 11.15(a).

“Disputed Item” has the meaning set forth in Section 2.7(c)(ii).

“Disruption” has the meaning set forth in Section 4.11(b).

“Dissenter Payment” has the meaning set forth in Section 2.11.

“Dissenting Shares” has the meaning set forth in Section 2.11.

“Effective Time” has the meaning set forth in Section 2.1(c).

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“Environment” means soil, soil vapor, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) pollution (or the cleanup thereof) or protection of the Environment; (b) the presence of or exposure to, or the management, manufacture, use, disclosure, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, transportation, processing, production, disposal, investigation, or remediation of Hazardous Materials; (c) the registration, reporting, recycling, reuse, disposal, funding, or end-of-life management of products or product packaging placed into commerce for the purpose of protecting human health or the environment; and (d) the disclosure, reporting, assessment, risk mitigation, or other compliance measures relating to environmental, social, and governance (ESG) matter associated with products, packaging, supply chains, or business operations.

“Equity Financing” has the meaning set forth in Section 5.5(a).

“Equity Financing Commitment Letter” has the meaning set forth in Section 5.5(a).

“Equity Financing Commitments” has the meaning set forth in Section 5.5(a).

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” has the meaning set forth in Section 4.17(a).

“Escrow Agent” means Citibank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3.

“Estimated Change of Control Payments” has the meaning set forth in Section 2.6(a).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.6(a).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.6(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Estimated Company Transaction Expense Amount” has the meaning set forth in
Section 2.6(a).

“Estimated Net Merger Consideration” means (a) the Base Merger Consideration, plus (b) the Estimated Working Capital Adjustment Amount (which amount may be positive, negative or zero), plus (c) the Estimated Closing Cash Amount (which amount may be positive, negative or zero), minus (d) the Estimated Closing Indebtedness Amount, minus (e) the Estimated Company Transaction Expense Amount, minus (f) the Estimated Change of Control Payments, and minus (g) the Estimated Option Termination Payments.

“Estimated Option Termination Payments” has the meaning set forth in Section 2.6(a).

“Estimated Stockholder Distribution Amount” means a dollar amount equal to (a) the Estimated Net Merger Consideration, minus (b) the Stockholder Representative Expense Amount, minus (c) the Adjustment Escrow Amount.

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.6(a).

“Export Controls and Sanctions Laws” means all Applicable Law related to U.S. economic sanctions and export controls, including (i) the Export Administration Regulations, 15 C.F.R. §§ 730-774; (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations; (iii) the economic sanctions Laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq., and the U.S. Department of State; (iv) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code; and (v) all Applicable Law relating to prohibitions on the use of forced, prison, child, or indentured labor, including the Uyghur Forced Labor Prevention Act (Public Law No. 117-78).

“Final Change of Control Payments” means the Change of Control Payments, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Final Closing Cash Amount” means the dollar amount of the Cash of the Target Companies as of the Measurement Time (which amount may be positive, negative or zero), as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Final Closing Indebtedness Amount” means the dollar amount of the Closing Indebtedness, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Final Company Transaction Expense Amount” means the dollar amount of Company Transaction Expenses outstanding as of immediately prior to the Closing, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Final Net Merger Consideration” means (a) the Base Merger Consideration, plus (b) the Final Working Capital Adjustment Amount (which amount may be positive, negative or zero), plus (c) the Final Closing Cash Amount (which amount may be positive, negative or zero), minus (d) the Final Closing Indebtedness Amount, minus (e) the Final Company Transaction Expense Amount, minus (f) the Final Change of Control Payments, and minus (g) the Final Option Termination Payments.

“Final Option Termination Payments” means the Option Termination Payments, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Final Working Capital Adjustment Amount” means one of the following, as applicable (a) if the Final Working Capital Amount is greater than the Working Capital Target, an amount equal to the difference of the Final Working Capital Amount minus the Working Capital Target, (b) if the Final Working Capital Amount is less than the Working Capital Target, an amount equal to the difference of the Final Working Capital Amount minus the Working Capital Target, which, for the avoidance of doubt, will be a negative number, or (c) if the Final Working Capital Amount is equal to the Working Capital Target, $0, in each case, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Final Working Capital Amount” means the dollar amount of the Working Capital of the Target Companies as of the Measurement Time, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.7, as applicable.

“Financial Statements” has the meaning set forth in Section 4.5. “Financing” has the meaning set forth in Section 5.5(a).
“Financing Commitments” has the meaning set forth in Section 5.5(a).

“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties expressly set forth in Article IV, committed with intent to deceive a party to this Agreement, and to induce it to enter into this Agreement and requires (a) a false representation or warranty of material fact; (b) knowledge by the party making such representation or warranty that such representation or warranty is false; (c) reliance upon such false representation or warranty; and (d) damage by reason of such reliance. “Fraud” does include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise) other than actual and intentional fraud.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, board, bureau, or commission or other governmental authority or instrumentality or arbiter or arbitral body (whether public or private) in any domestic or foreign jurisdiction, including any self-regulatory organization, and any appropriate division of any of the foregoing.

“Hazardous Material” means: (a) any petroleum or petroleum-derived products including waste oil and crude oil; asbestos in any form; lead or lead-containing materials; radon or radioactive materials or wastes; urea formaldehyde; per- and polyfluoroalkyl substances, and polychlorinated biphenyls; (b) any chemical, compound, mixture, derivative, waste, gas, mineral or other substance or material that, because of its toxicity, concentration, or quantity, has characteristics that are hazardous or toxic to human health or the Environment and is regulated under Environmental Law, including any defined, designed, or listed (whether expressly or by reference) as a “hazardous substance,” “hazardous waste,” “hazardous chemical”, “pollutant” or “toxic chemical”, or as explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or words of similar import or regulatory effect under Applicable Law (including CERCLA and any other so called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (c) any other substance or material (regardless of physical form) or form of energy that is subject to any Applicable Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence of any solid, liquid, gas, odor, noise or form of energy; and (d) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), or (c) above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IEEPA” has the meaning set forth in the definition of Customs Laws.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (ii) multiple bases (including a corporate franchise, doing business, or occupation Tax) if one or more of the bases on which the Tax may be measured or calculated is described in clause (i) of this definition.

“Income Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity with respect to any Income Tax.

“Indebtedness” any Person means, without duplication: (a) all outstanding indebtedness of such Person for borrowed money; (b) all outstanding indebtedness of such Person evidenced by a note, debenture or similar instrument; (c) all amounts drawn under letters of credit, bankers acceptances, performance bonds, or similar instruments or facilities issued for the account of such Person; (d) all payment obligations of such Person under interest rate protection agreements, interest rate swap, collars, caps, forward contract, hedging arrangements and similar agreements; (e) any guaranty of debt obligations of any other Person; (f) any obligations under leases which are recorded (or required to be recognized under GAAP) as capital or finance leases (and excluding, for the avoidance of doubt, leases in the Financial Statements that are characterized as “operating leases” under ASC 842); (g) Accrued Income Taxes; (h) accrued severance and long-term deferred compensation (excluding annual cash bonuses), including the portion of any applicable payroll Taxes, social security, unemployment, or similar Taxes relating thereto for which any Target Company is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Target Companies in respect thereof; (i) customer deposits, prepayments and deferred revenue; (j) any obligations outstanding to any Stockholder, any direct or indirect owner of any Stockholder, any former owner, and any of their respective Affiliates (including declared but unpaid dividends or distributions); (k) any unfunded or underfunded liabilities or withdrawal liabilities under any multiemployer plan, defined benefit plan, retiree medical plan or other post-employment benefit plan; (l) financed insurance premiums and similar premium financing arrangements; (m) all obligations of other Persons secured by, or with respect to which the holder has a right to be secured by, any Lien on the issued equity or assets of any Target Company, whether or not assumed; (n) any deferred, unpaid, or unearned purchase price of property or services, assets or securities including seller note, earnouts, holdbacks, and other similar obligation (other than trade payables incurred in the ordinary course of business of such Person and employee compensation incurred in the ordinary course of business of such Person, in each case, to the extent included in Working Capital) with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (in each case, calculated as the maximum potential Liability arising therefrom); (o) any declared but unpaid dividends or distributions; (p) any Rimports Distribution Liabilities; (q) any outstanding obligations with respect to Judgments or settlement agreements to which the Target Companies are bound as of the Closing Date; (r) an amount equal to (x) the aggregate amount of all Liabilities (collectively, the “Indorama Liabilities”) arising out of, relating to, or incurred in connection with, the matters described in Section 4.13(b)(iii), Item 1 of the Disclosure Schedule (the “Indorama Matter”) or the resolution and/or settlement of the claims and disputes described therein multiplied by (y) 75% and (s) any principal, premium, accrued or unpaid interest, related expenses, prepayment penalties, breakage fees, commitment and other fees, sale, or liquidity participation amounts, reimbursements, indemnities, and all other amounts payable with respect to the items in each of the foregoing clauses (a) through (r). Notwithstanding the foregoing and for the avoidance of doubt, Indebtedness shall not include (i) trade payables or other liabilities of the Target Companies to the extent included as Current Liabilities in the calculation of the Estimated Working Capital Amount or Final Working Capital Amount, (ii) any obligations under any performance bond, letter of credit or similar security to the extent undrawn or uncalled (except to the extent all conditions to any draw have been satisfied prior to the Closing Date), (iii) any Indebtedness included in the calculation of Current Liabilities in the determination of the Final Working Capital Amount, (iv) any intercompany Indebtedness of the Target Companies (to the extent reconciled or eliminated at or prior to the Closing), (v) any Indebtedness arranged by Parent or any of its Affiliates or incurred by Parent or any of its Affiliates, and subsequently assumed by any Target Company on or before the Closing Date, including any fees, expenses or commitments related thereto that were incurred or entered into at the direction of Parent or any of its Affiliates and (vi) Company Transaction Expenses.

“Intellectual Property” means: all intellectual property and industrial property rights and assets, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights to the extent recognized under Applicable Law, and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) trade secrets under Applicable Law and other confidential information and all rights therein, including inventions, discoveries, business information, technical information, know-how, software, source code, databases, and data collections; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) industrial design rights, including unregistered design rights, design registrations, design patents, and all registrations, applications and renewals for, any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.5.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5.

“IT Separation Requirements” has the meaning set forth in Section 6.21.

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.

“Knowledge Group” means each of Geoffrey Feil, Scott Mademann, Scott Rylko, Shayna Frazier, Reginald Moss, Gary Appel, and Jose Lepe.

“Knowledge of the Company” and other phrases of like substance mean the actual knowledge of the individuals comprising the Knowledge Group after and assuming reasonable inquiry into the facts or matters represented or warranted, including reasonable inquiry of those employees with the knowledge of such facts or matters. Notwithstanding the foregoing, “reasonable inquiry” shall not require the members of the Knowledge Group to make direct or indirect inquiries of (a) any customers, landlords, suppliers, vendors or Governmental Entities as to the facts or matters represented or warranted or (b) any employees with respect to the facts or matters represented in clauses (i) and (ii) of Section 4.18(e).

“Leased Property” has the meaning set forth in Section 4.9(a). “Leases” has the meaning set forth in Section 4.9(a).

“Letter of Transmittal” has the meaning set forth in Section 2.10(a).

“Liabilities” means debts, costs, expenses, guarantees, endorsements, claims, losses, damages, deficiencies, penalties, fines, liabilities, Taxes, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, liquidated or unliquidated, secured or unsecured, undetermined or determinable, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whether fixed, contingent or otherwise, direct or indirect, whether or not yet due for payment or crystalized, and whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” means with respect to any property or asset, any mortgage, deed of trust, pledge, security interest, lien, statutory lien, charge, conditional sale or other title retention agreement, lease, sublease, easement, right, option, claims, restriction or other encumbrance relating to such property or asset, other than restrictions on transfer of securities imposed by applicable state and federal securities laws.
“Mandatory Removal Items” has the meaning set forth in Section 6.18.
“Material Contracts” has the meaning set forth in Section 4.13(a).
“Material Customers” has the meaning set forth in Section 4.22.
“Material GPOs” has the meaning set forth in Section 4.23.
“Material Suppliers” has the meaning set forth in Section 4.24.

“Measurement Time” means 12:01 a.m. Central Standard Time on the Closing Date. “Merger” has the meaning set forth in the Recitals to this Agreement.
“Merger Sub” has the meaning set forth in the opening paragraph of this Agreement.

“Misdirected Payment” has the meaning set forth in Section 2.6(a).

“Objection Notice” has the meaning set forth in Section 2.7(b).

“Option Termination Agreement” has the meaning set forth in Section 7.2(f)(xii).

“Option Termination Payments” means the aggregate amount of payments to the holders of the Company Stock Options pursuant to the Option Termination Agreements, together with the portion of any applicable payroll Taxes for which any Target Company is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Target Companies in respect thereof.

“Organizational Documents” means, with respect to any particular Entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Open Source Materials” means all Software or other material that is distributed as “free software,” “open source software,” or under similar licensing or distribution terms, such as or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or any substantially similar license, including any license that requires, as a condition of use, modification, or distribution of Software, that such Software, or modifications or derivative works thereof: (i) be made available or distributed in source code form; or (ii) be licensed for the purposes of preparing derivative works or distribution at no fee (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Outside Date” has the meaning set forth in Section 8.1(b). “Owned Real Property” has the meaning set forth in Section 4.9(b).

“Parent” has the meaning set forth in the opening paragraph of this Agreement.

“Parent Group” has the meaning set forth in Section 11.15(a).

“Parent Payments” has the meaning set forth in Section 6.17(b).
“Parent Proposed Change of Control Payments” has the meaning set forth in Section 2.7(a).
“Parent Proposed Closing Cash Amount” has the meaning set forth in Section 2.7(a).

“Parent Proposed Closing Indebtedness Amount” has the meaning set forth in Section 2.7(a).

“Parent Proposed Company Transaction Expense Amount” has the meaning set forth in Section 2.7(a).

“Parent Proposed Final Net Merger Consideration” has the meaning set forth in Section 2.7(a).

“Parent Proposed Option Termination Payments” has the meaning set forth in Section 2.7(a).

“Parent Proposed Working Capital Adjustment Amount” has the meaning set forth in Section 2.7(a).

“Parent Proposed Working Capital Amount” has the meaning set forth in Section 2.7(a).

“Party” or “Parties” means the Company, Parent, Merger Sub, and the Stockholder

“Paying Agent” means Citibank, N.A., in its capacity as the payments administrator in connection herewith pursuant to the Payments Agreement.

“Payments Agreement” means that certain Paying Agent Agreement to be entered into at or prior to Closing by and among Parent, the Stockholder Representative and the Paying Agent.

“Payroll Company” means ADP, Inc., the Target Companies’ payroll agent, and, if applicable, any replacement payroll agent selected by the Surviving Corporation.

“Payoff Indebtedness” has the meaning set forth in Section 2.4.

“Payoff Letters” means payoff letter(s) in respect of all Closing Indebtedness set forth on Exhibit H in form and substance reasonably acceptable to Parent, which include a per diem interest amount, wire transfer instructions for all payees set forth therein, and an authorization or commitment to file, record or deliver all UCC termination statements and releases necessary to evidence satisfaction and termination of such Closing Indebtedness and to enable the release of any Liens relating thereto upon payment of such Closing Indebtedness.

“Permit” means any permit, license, certificate, clearance, certification, registration, qualification or authorization issued or granted by any Governmental Entity or pursuant to any Applicable Law.
“Permitted Liens” means (a) the Liens set forth on Section 4.8 of the Disclosure Schedule, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens that arise in the ordinary course of business (including Liens created by operation of Applicable Law) and the related liabilities of any of the Target Companies that are not overdue or otherwise in default beyond applicable notice and cure periods or are being contested in good faith by appropriate proceedings, in each case and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (d) Liens under securities Applicable Law, (e) Liens in favor of the lessors under the Leases that secure only the obligations of the applicable Target Company under such Lease and that are not overdue or otherwise in default, (f) Liens encumbering only the interests of the lessors (and not of the lessees or their assets) in the Leased Property, including any Liens created by any mortgage of any landlord of Leased Property, provided that such Liens do not materially interfere with the use or occupancy of the applicable Leased Property by the applicable Target Company (g) Liens in respect of pledges or deposits required by Applicable Law under workers’ compensation laws, unemployment insurance, or other types of social security or to secure government contracts and similar obligations, in each case made in the ordinary course of business and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (h) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Entity having jurisdiction over any Leased Property, (i) except for Mandatory Removal Items with respect to the Owned Real Property, Liens and defects or irregularities in title that do not individually or in the aggregate materially affect the current use of the applicable assets, the Leased Property or the Owned Real Property, and (j) non-exclusive licenses of Intellectual Property arising in the ordinary course of business.
“Person” means any individual, Governmental Entity or Entity.

“Personal Information” means any information that (i) whether alone or in combination with other information, identifies or can reasonably be used to identify an individual or household and/or (ii) constitutes “personal data,” “personal information”, “personally identifiable information” or any other similar term as defined under, or that is otherwise regulated by, applicable Privacy Laws.

“Post-Closing Adjustment Decrease Amount” means the dollar amount, if any, by which the Estimated Net Merger Consideration exceeds the Final Net Merger Consideration.

“Post-Closing Adjustment Increase Amount” means the dollar amount, if any, by which the Final Net Merger Consideration exceeds the Estimated Net Merger Consideration.

“Post-Closing Statement” has the meaning set forth in Section 2.7(a).

“Post-Closing Statement Delivery Date” has the meaning set forth in Section 2.7(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period treated as beginning after the Closing Date in accordance with Section 6.12(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of the Straddle Period treated as ending on and including the Closing Date in accordance with Section 6.12(a).

“Privacy Laws” means all Applicable Law, orders of a Governmental Entity, and binding guidance issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Applicable Law of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Applicable Law, consumer protection Applicable Law, Applicable Law concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Applicable Law, data security Applicable Law, and Applicable Law concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 (as amended), the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996 (as amended), the Gramm-Leach-Bliley Act, and all other similar international, federal, state, provincial, and local Applicable Law.
“Proceeding” means any action, arbitration, claim, hearing, litigation or suit (whether civil, criminal, administrative or judicial, or whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Product” means any article, or component part thereof, manufactured, assembled, produced, marketed, sold, offered for sale, or distributed by the Target Companies, including any article, or component part thereof, produced or distributed by the Target Companies for sale to a consumer for use in or around a permanent or temporary household or residence, a school, in recreation, or otherwise, or for the personal use, consumption or enjoyment of a consumer in or around a permanent or temporary household or residence, a school, in recreation, or otherwise.

“Product Recall” has the meaning set forth in Section 4.25(f). “Real Property” has the meaning set forth in Section 4.9(b).

“Related Party” means, with respect to the Company, (a) any officer, director, equityholder or Affiliate of the Target Companies or any trustee or beneficiary of an equityholder of the Target Companies, (b) any immediate family member of any Person in the foregoing clause (a) of this sentence, and (c) any other Entity controlled, directly or indirectly, by one or more of the foregoing Persons.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the

Environment or into or out of any property, building, structure, facility, or fixture, whether intentional or unintentional.

“Representative” means, with respect to any Person, such Person’s direct or indirect officers, directors, employees, managers, principals, general or limited partners, stockholders, other equity holders, members, controlling Persons, financial advisors, legal counsel, accountants, consultants, auditors, assignees and other representatives and agents.

“Representative Losses” has the meaning set forth in Section 10.3.

“Resolution Period” has the meaning set forth in Section 2.7(c)(i).

“Review Period” has the meaning set forth in Section 2.7(b).

“Rimports” means Rimports, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of the Company.

“Rimports Companies” means Rimports together with its Subsidiaries.
“Rimports Distribution” has the meaning set forth in Section 6.20(a).

“Rimports Distribution Liabilities” has the meaning set forth in Section 6.20(a).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 280G Payment” has the meaning set forth in Section 4.17(j).

“Security Incident” means any actual unauthorized acquisition of, access to, exfiltration, use, loss, denial or loss of use, alteration, destruction, compromise, or Processing of any Personal Information or Company Confidential Information in the Target Companies’ possession or control.

“Software” means computer programs and applications (whether in source code, object, or executable code form), including firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software implementations of application programming interfaces, software implementations of databases, and software development tools.

“Stock Option Plan” has the meaning set forth in the Recitals to this Agreement.
“Stockholder” means each Person holding shares of Company Common Stock as of the Effective Time.
“Stockholder Approval” means the adoption of this Agreement by a majority of the voting power of the outstanding stock of the Company entitled to vote thereon.
“Stockholder Group” has the meaning set forth in Section 11.15(a).

“Stockholder Representative” has the meaning set forth in the opening paragraph of this Agreement.

“Stockholder Representative Expense Account” has the meaning set forth in Section 10.8.

“Stockholder Representative Expense Amount” means an amount equal to $500,000.

“Stockholder Tax Matters” has the meaning set forth in Section 6.12(a).

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means any person of which such Person owns directly or indirectly (including through one or more Subsidiaries, nominee arrangements or otherwise) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Survey” has the meaning set forth in Section 6.18.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Tail Policies” has the meaning set forth in Section 6.10(b).

“Target Companies” means the Company and the Company Subsidiaries.

“Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed, assessed, or collected by any Governmental Entity in the nature of a Tax, including any income, corporation, excise, property, sales, use, value-added, gross receipts, profits, gains, license, withholding, payroll, employment, unemployment, disability, wealth, welfare, net worth, capital gains, purchase, transfer, stamp, ad valorem, conveyance, severance, production, registration, social security, escheat, unclaimed property, environmental, occupation, franchise, alternative minimum, estimated, or other similar taxes tax imposed by any Governmental Entity, and including any related interest, penalties or other additional amounts, whether or not disputed, and (ii) any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including as a transferee or successor, by Applicable Law or Contract.

“Tax Controversy” has the meaning set forth in Section 6.12(e).

“Tax-Free Spinoff Election” has the meaning set forth in Section 6.12(g).

“Tax Return” means any return, filing, report, claim, refund request, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing) relating to Taxes.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Title Commitment” has the meaning set forth in Section 6.18. “Title Company” has the meaning set forth in Section 6.18.

“Transaction Expense” means, with respect to any Person, all fees, costs and expenses (whether or not yet invoiced or accrued) that have been incurred in connection with the Contemplated Transactions, including (a) all out-of-pocket costs, commissions, expenses and fees incurred or subject to reimbursement in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the Contemplated Transactions, including all brokers’ or finders’ fees and fees and expenses of counsel, investment bankers, accountants and other advisers or service providers; (b) all costs, fees, expenses and Taxes to the extent incurred as a result of (i) terminating any Related Party Agreement or intercompany or Affiliate transaction required to be terminated in connection with the Contemplated Transactions, (ii) obtaining the Stockholder Approval, (iii) obtaining any Section 280G approvals/waivers contemplated hereby, and (iv) defending any appraisal or dissenters’ rights claims; (c) all unpaid management, advisory or consulting fees or fees associated with the Compass Management Agreement; (d) any fees, costs or expenses required to terminate any Contracts with any other Related Party; (e) any amounts that are the responsibility of the Stockholders pursuant to Section 6.14; and (f) any expenses accrued or incurred in connection with the requirements of Section 6.21.

“Technology Systems” means the information technology, computers, devices, hardware, equipment, networks, peripherals, computer systems, and Software used by the Target Companies in their operations and business, including all of the foregoing, if any, which have been outsourced or are provided to any Target Company by a third party.

“Technology System Agreements” means all licenses, leases, and other agreements with respect to the continued access, operation, use, and maintenance of the Technology Systems.

“Transaction Tax Deductions” has the meaning set forth in Section 6.12(c).

“Transition Services Agreement” has the meaning set forth in Section 7.2(f)(xiii).

“WARN Act” has the meaning set forth in Section 6.8.

“Willful Breach” shall mean, with respect to any Party to this Agreement, the intentional taking of an action, or the intentional failure to take an action, which action or failure to action in and of itself constitutes a material breach of any representation, warranty, covenant or agreement made by the Party taking (or failing to take) such action, with the actual knowledge that the taking of such action or failure to take such action would constitute a material breach of this Agreement.
“Working Capital” means Current Assets minus Current Liabilities.
“Working Capital Target” means $17,300,000.
ARTICLE II
MERGER; MERGER CONSIDERATION; SHARE EXCHANGE

2.1    Merger.
(a)    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

(b)    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Merger Sub shall vest in the Surviving Corporation, all liabilities and duties of the Company and Merger Sub shall become liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent.
(c)    Certificate of Merger. Subject to the provisions of this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be duly executed by authorized officers of the Company and, at the Closing, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Certificate of Merger shall be filed with the Secretary of State pursuant to all applicable provisions of the DGCL. The Merger shall become effective upon the date and time that the Certificate of Merger has been filed with the Secretary of State, or at such later time as is specified in the Certificate of Merger (such time, the “Effective Time”).

2.2    Merger Consideration. The aggregate consideration to be paid by Parent for the Target Companies shall be cash in an amount equal to the sum of (a) the Base Merger Consideration, plus (b) the Final Working Capital Adjustment Amount, plus (c) the Final Closing Cash Amount. At the Closing, Parent shall deliver the amounts required to be paid to the applicable Persons in accordance with Section 3.2(a), and following the Closing, the Post-Closing Adjustment Increase Amount or the Post-Closing Adjustment Decrease Amount, as applicable, shall be paid in accordance with Section 2.6(b).

2.3    Adjustment Escrow Account. At the Closing, a portion of the Adjusted Base Merger Consideration in an amount equal to the Adjustment Escrow Amount shall be deposited by Parent into the Adjustment Escrow Account in accordance with Section 3.2(a)(i), to be held in escrow by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). All of the fees of the Escrow Agent shall be borne by Parent.

2.4    Closing Indebtedness. Any Closing Indebtedness shall (a) be repaid in full pursuant to a Payoff Letter (any such Indebtedness, which is set forth on Exhibit H, the “Payoff Indebtedness”) or (b) deducted (without duplication) at the Closing out of the Base Merger Consideration in accordance with Section 3.2(a)(ii).

2.5    Estimated Stockholder Distribution Amount.
(a)    At the Closing, the Estimated Stockholder Distribution Amount shall be delivered by Parent by wire transfer in immediately available funds for deposit into a segregated account designated by the Paying Agent (such designation to occur no less than two Business Day prior to the Closing) (the “Exchange Fund”). After the Closing, the Estimated Stockholder Distribution Amount shall be available for distribution in accordance with the Payments Agreement from the Exchange Fund to the Stockholders in the amounts set forth in the Allocation Schedule, subject to satisfaction by the Stockholders of the conditions set forth in Section 2.10.
(b)    In addition to any portion of the Estimated Stockholder Distribution Amount to which any Stockholder may be entitled pursuant to Section 3.2(a), each Stockholder shall be entitled to its Common Proportionate Share of (i) the Post-Closing Adjustment Increase Amount, if any, (ii) the unused portion of the Stockholder Representative Expense Amount, if any, (iii) the Adjustment Escrow Amount, to the extent distributed to the Paying Agent in accordance with Section 2.6(b), if any, and (iv) any payments to which Stockholders are entitled to receive pursuant to Section 6.12(d), if any. The amounts set forth in clauses (i) and (iv) of this Section 2.5(b) shall collectively be referred to herein as the “Additional Consideration.”

2.6    Consideration Adjustment. The Base Merger Consideration shall be subject to adjustment at the Closing and following the Closing in accordance with this Section 2.6 and Section 2.7.
(a)    Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Central Time) on the date that is three Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement (the “Estimated Closing Statement”), setting forth: (i) an estimate of the Working Capital of the Target Companies as of the Measurement Time (such estimate, the “Estimated Working Capital Amount”), prepared in accordance with the Accounting Principles and presented in a manner consistent with Schedule 2.6(a) (which represents an illustrative example of the calculation of the Estimated Working Capital Amount if the Closing occurred on February 28, 2026), and a calculation of the difference between the Estimated Working Capital Amount and the Working Capital Target, which amount may be positive, negative or zero (such calculation, the “Estimated Working Capital Adjustment Amount”); (ii) an estimate of the Cash of the Target Companies as of the Measurement Time (such estimate, the “Estimated Closing Cash Amount”); (iii) an estimate of the Closing Indebtedness of the Target Companies as of immediately prior to the Closing (such estimate, the “Estimated Closing Indebtedness Amount”); (iv) an estimate of the Company Transaction Expenses outstanding as of immediately prior to the Closing (such estimate, the “Estimated Company Transaction Expense Amount”); (v) an estimate of the Change of Control Payments (such estimate, the “Estimated Change of Control Payments”); (vi) an estimate of the Option Termination Payments (such estimate, the “Estimated Option Termination Payments”); (vii) the resultant Estimated Net Merger Consideration; (viii) the Allocation Schedule; and (ix) bank wire instructions for, and the aggregate amount due to, each Person entitled to any payment at the Closing pursuant to Section 3.2(a), in each case, which will be accompanied by reasonably detailed supporting calculations and documentation. The Estimated Closing Statement and all calculations included therein shall be prepared in accordance with the terms (including the definitions) of this Agreement. After the delivery of the Estimated Closing Statement, the Company shall provide Parent and its representatives reasonable access to the representatives, personnel, work papers and other books and records of the Target Companies. Parent may provide the Company with comments to the Estimated Closing Statement that are in accordance with the terms (including the definitions) of this Agreement, which comments the Company shall consider in good faith and shall reasonably cooperate with Parent to address and incorporate any such comments into a revised Estimated Closing Statement to the extent such comments are timely delivered and are based on reasonable financial support. Neither Parent nor any of its Affiliates shall have any Liability or responsibility to any Person for any inaccuracy or omission set forth in the Allocation Schedule or the bank wire instructions delivered by the Company pursuant to the foregoing, and the Company and Stockholder Representative shall defend, reimburse and hold Parent and its Affiliates harmless for any Liabilities resulting therefrom. Notwithstanding the foregoing, from and after the Closing, if any payment made in accordance with this Agreement is misdirected due to incorrect or incomplete payment or wire instructions furnished by the Company (a “Misdirected Payment”), Parent will use commercially reasonable efforts, at the Stockholder Representative’s sole cost and expense, to assist the Stockholder Representative in facilitating recovery or redirection of such Misdirected Payment.
(b)    Post-Closing Adjustment. After the Closing:
(i)    if the Final Net Merger Consideration is greater than the Estimated Net Merger Consideration, then, within five Business Days following the determination of the Final Net Merger Consideration in accordance with Section 2.7, (A) Parent shall deliver the Post-Closing Adjustment Increase Amount, by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent, for distribution to the Stockholders in accordance with each Stockholder’s Common Proportionate Share; provided, however, that in no event shall Parent or any of its Affiliates be required to make any payment(s) pursuant to this Section 2.6(b)(i)(A) in excess of $2,600,000 in the aggregate, and (B) Parent and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent to distribute the amount on deposit in the Adjustment Escrow Account, by wire transfer of immediately available funds, to an account or accounts designated by the Paying Agent for further distribution to the Stockholders in accordance with each Stockholder’s Common Proportionate Share; and

(ii)    if the Estimated Net Merger Consideration is greater than the Final Net Merger Consideration, then, within five days following the determination of the Final Net Merger Consideration in accordance with Section 2.7, Parent and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent to distribute from the Adjustment Escrow Account (A) to Parent, the Post-Closing Adjustment Decrease Amount by wire transfer of immediately available funds to the account or accounts designated by Parent in such instructions, and (B) the amount, if any, that remains on deposit in the Adjustment Escrow Account following the payment contemplated by the preceding clause (A) to an account or accounts designated by the Paying Agent for further distribution to the Stockholders in accordance with each Stockholder’s Common Proportionate Share.
(c)    Treatment of Payment. The Parties further agree that any payment by Parent pursuant to this Section 2.6 shall be treated for Tax purposes as an addition to the Base Merger Consideration to the extent permitted by Applicable Law, and that any payment by the Stockholders pursuant to this Section 2.6 shall be treated for Tax purposes as a reduction of the Base Merger Consideration to the extent permitted by Applicable Law.

2.7    Post-Closing Adjustment Procedures.
(a)    Preparation of Post-Closing Statement. As promptly as practicable, but no later than 90 days after the Closing Date or such later date as Parent and the Stockholder Representative agree in writing (such date, as applicable, the “Post-Closing Statement Delivery Date”), Parent shall prepare and deliver to the Stockholder Representative a written statement (the “Post-Closing Statement”), setting forth Parent’s good faith calculation of (i) the Working Capital as of the Measurement Time (the “Parent Proposed Working Capital Amount”), which shall be prepared in accordance with the Accounting Principles, and the difference between the Parent Proposed Working Capital Amount and the Working Capital Target, which amount may be positive, negative or zero (such calculation, the “Parent Proposed Working Capital Adjustment Amount”), (ii) the Cash of the Target Companies as of the Measurement Time (the “Parent Proposed Closing Cash Amount”), (iii) the Closing Indebtedness of the Target Companies as of immediately prior to the Closing (the “Parent Proposed Closing Indebtedness Amount”), (iv) the Company Transaction Expenses outstanding as of immediately prior to the Closing (the “Parent Proposed Company Transaction Expense Amount”), (v) the Change of Control Payments (the “Parent Proposed Change of Control Payments”), (vi) the Option Termination Payments (the “Parent Proposed Option Termination Payments”), and (vii) the resultant Final Net Merger Consideration (the “Parent Proposed Final Net Merger Consideration”) The components of the Post-Closing Statement specified above shall be presented in a manner consistent with the pro forma example attached hereto as Schedule 2.6(a). Parent acknowledges and agrees that, for the purposes of reviewing the Post-Closing Statement delivered by Parent pursuant to this Section 2.7(a), Parent shall afford, and shall cause the Target Companies to afford, the Stockholder Representative and its Representatives commercially reasonable access during normal business hours to the books and records (other than privileged documents) of the

Target Companies and their respective Representatives to allow the Stockholder Representative to make evaluations under this Section 2.7; provided that such access shall not unreasonably interfere with the normal business operations of Parent or the Target Companies.
(b)    Disagreement by the Stockholder Representative. If the Stockholder Representative disagrees with the Post-Closing Statement or the amounts or calculations included therein, the Stockholder Representative may, within 30 days after receipt of the Post-Closing Statement (the “Review Period”), deliver a notice to Parent disagreeing with the Post-Closing Statement or the amounts or calculations included therein and setting forth the Stockholder Representative’s objection to the Post-Closing Statement or the amounts or calculations included therein, the Stockholder Representative’s calculation thereof, and the basis for such disagreement in reasonable detail (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which the Stockholder Representative disagrees, describe in reasonable detail the nature and extent of the disagreement with respect thereto, and set forth the Stockholder Representative’s alternative calculation of each disputed item. Any item set forth in the Post-Closing Statement and not objected to in the Objection Notice shall be deemed final, binding, and conclusive on the Parties for purposes of this Agreement. If the Stockholder Representative fails to deliver an Objection Notice during the Review Period or delivers written notice accepting Parent’s calculation of the Post-Closing Statement during such Review Period, then the Parent Proposed Working Capital Amount, the Parent Proposed Working Capital Adjustment Amount, the Parent Proposed Closing Cash Amount, the Parent Proposed Closing Indebtedness Amount, the Parent Proposed Company Transaction Expense Amount, the Parent Proposed Change of Control Payments, the Parent Proposed Option Termination Payments and the Parent Proposed Final Net Merger Consideration, in each case, as determined by Parent and set forth on the Post-Closing Statement, as applicable, delivered to the Stockholder Representative in accordance with Section 2.7(a) shall constitute the “Final Working Capital Amount”, the “Final Working Capital Adjustment Amount”, the “Final Closing Cash Amount”, the “Final Closing Indebtedness Amount”, the “Final Company Transaction Expense Amount”, the “Final Change of Control Payments”, the “Final Option Termination Payments” and the “Final Net Merger Consideration” and be deemed final, binding, and conclusive on the Parties for purposes of this Agreement.
(c)    Dispute Resolution.
(i)    If an Objection Notice shall have been timely delivered by the Stockholder Representative to Parent pursuant to Section 2.7(b), the Stockholder Representative and Parent shall, during the 30 days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Final Net Merger Consideration and the final amounts of the components thereof. The Parties agree that prior to the time at which the Final Net Merger Consideration is determined under this Section 2.7(c), any statement, calculation or notice delivered by any Party pursuant to this Section 2.7(c) (including the Post-Closing Statement and the Objection Notice) and any negotiation, communication or discussion with respect thereto, is being delivered or had by such Party for settlement purposes only and will be treated as evidence of an offer to compromise pursuant to the principles set forth in Rule 408 of the Federal Rules of Evidence. If, during the Resolution Period, the Stockholder Representative and Parent agree as to the Working Capital of the Target Companies as of the Measurement Time, the Cash as of the Measurement Time, the Closing Indebtedness, the Company Transaction Expenses outstanding as of immediately prior to the Closing, the Change of Control Payments or the Option Termination Payments, then the Stockholder Representative and Parent shall execute a written acknowledgement of such amounts, which shall constitute the “Final Working Capital Amount”, the “Final Working Capital Adjustment Amount”, the “Final Closing Cash Amount”, the “Final Closing Indebtedness Amount”, the “Final Company Transaction Expense Amount”, the “Final Change of Control Payments”, and the “Final Option Termination Payments”, as applicable, and the resultant “Final Net Merger Consideration”, and all of which shall be deemed final, binding, and conclusive on the Parties for purposes of this Agreement. If, during the Resolution Period, the Stockholder Representative and Parent are unable to reach agreement on all such items or amounts, then the items or amounts that remain in dispute shall be resolved by a partner at a firm of nationally recognized independent accountants or consultants with significant experience in resolving purchase price disputes having no material relationship with any Party and mutually acceptable to both the Stockholder Representative and Parent (the “Accounting Referee”); provided, that if the Stockholder Representative and Parent are unable to agree on a mutually acceptable Accounting Referee within 10 days, then they each shall select a partner at a nationally recognized accounting firm capable of serving as an independent accounting expert, and such partners shall mutually select an individual partner at a nationally recognized accounting firm capable of serving as an independent accounting expert to serve as the Accounting Referee.
(ii)    Within 10 days of the retention of the Accounting Referee, Parent and the Stockholder Representative shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it (A) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with the Accounting Principles and presented in a manner consistent with the pro forma example attached hereto as Schedule 2.6(a), only the matters specified in any timely delivered Objection Notice that remain in dispute (each, a “Disputed Item”); (B) shall base its determination solely on written presentations submitted by Parent and the Stockholder Representative to the Accounting Referee within 10 days after engagement thereof and, if applicable, one written response submitted within 10 days after receipt of each such presentation, and not based on independent review; (C) shall allow each of the Stockholder Representative and Parent the opportunity to present their arguments in separate, in-person meetings; provided, however, that the Accounting Referee shall engage in no other ex parte communication with the Stockholder Representative or Parent (or any of their respective Representatives or Affiliates) regarding the Disputed Items; (D) shall adjust the calculation of the Final Net Merger Consideration based thereon to reflect such resolution; (E) shall determine the amount of each Disputed Item within the range established by the Post-Closing Statement and the Objection Notice, meaning that the Accounting Referee shall not determine the amount of a Disputed Item higher than the highest amount set forth in either the Post-Closing Statement or the Objection Notice or lower than the lowest amount set forth in either the Post-Closing Statement or the Objection Notice; and (F) shall deliver to Parent and the Stockholder Representative, as promptly as practicable and in any event within 30 days following the submission of the Disputed Items to the Accounting Referee for resolution, a written report setting forth the Accounting Referee’s determination of the Disputed Items, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee in accordance with Section 2.7(c)(iii). The Accounting Referee’s decision with respect to the Disputed Items shall be final and binding on the Parties, absent fraud or manifest error, and neither Party shall seek any further recourse to the courts or any other tribunal with respect thereto, except that any Party may seek to enforce such decision in a court of competent jurisdiction. The Parties acknowledge and agree that, if any dispute is submitted to the Accounting Referee pursuant to this Section 2.7(c), the Working Capital of the Target Companies as of the Measurement Time, the difference between the Working Capital of the Target Companies as of the Measurement Time and the Working Capital Target (which amount may be positive, negative or zero), the Cash as of the Measurement Time, the Closing Indebtedness outstanding as of immediately prior to the Closing, the Company Transaction Expenses outstanding as of immediately prior to the Closing, the Change of Control Payments and/or the Option Termination Payments as determined by the Accounting Referee, shall, absent fraud or manifest error, constitute the “Final Working Capital Amount”, the “Final Working Capital Adjustment Amount”, the “Final Closing Cash Amount”, the “Final Closing Indebtedness Amount”, the “Final Company Transaction Expense Amount”, the “Final Change of Control Payments”, and the “Final Option Termination Payments”, as applicable, and be final, binding, and conclusive on the Parties for purposes of this Agreement.

(iii)    If requested by the Accounting Referee, Parent and the Stockholder Representative agree to execute a reasonable engagement letter. The Accounting Referee’s costs, fees and expenses of such review and report in connection with its services as an Accounting Referee pursuant to this Section 2.7(c) (including any retainer) shall be borne by Parent and the Stockholder Representative (on behalf of the Stockholders from the Stockholder Representative Expense Account, according to their respective proportionate share of the Stockholder Representative Expense Amount as set forth on the Allocation Schedule) in the same proportion as the aggregate dollar amount of the Disputed Items that are unsuccessfully disputed by each Party (as finally determined by the Accounting Referee) bears to the aggregate dollar amount of all of the Disputed Items submitted to the Accounting Referee, as determined by the Accounting Referee and set forth in the report of such Accounting Referee. For example, should the Disputed Items submitted to the Accounting Referee total $1,000 and the Accounting Referee awards $600 in favor of the Stockholder Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Stockholders. Notwithstanding the foregoing, the fees and expenses of the Stockholder Representative and its Representatives incurred in connection with the Accounting Referee’s determination with respect to the Disputed Items shall be borne by the Stockholders, and the fees and expenses of Parent and its Representatives incurred in connection with the Accounting Referee’s determination with respect to the Disputed Items shall be borne by Parent. The adjustment and dispute resolution provisions of this Section 2.7(c)(iii) shall be the sole and exclusive remedy of the Parties with respect to the determination of the Final Net Merger Consideration.
(d)    Failure to Deliver the Post-Closing Statement. If, for any reason, (i) Parent fails to deliver the Post-Closing Statement within the time period required by Section 2.7(a), and has not in good faith requested in writing by the 80th day an extension thereof for no more than 10 additional Business Days from the Stockholder Representative (not to be unreasonably withheld) or (ii) Parent has requested an extension pursuant to subclause (i) and fails to deliver the Post-Closing Statement within the 10 additional Business Day period following the time period required by Section 2.7(a), then the Stockholder Representative may, in the Stockholder Representative’s sole discretion, by providing written notice to Parent of the Stockholder Representative’s election to do so within two Business Days following the expiration of the applicable time period in subclause (i) or subclause (ii), prepare and deliver, or cause to be prepared and delivered, a Post-Closing Statement to Parent within 30 days following the expiration of the applicable time period in subclause (i) or subclause (ii), in which case, the procedures set forth in Section 2.7(b) and Section 2.7(c) will apply mutatis mutandis, such that all references to the “Stockholder Representative” in such Sections will be deemed “Parent”, and vice versa. For the avoidance of doubt, in the event the Stockholder Representative chooses to prepare and deliver, or cause to be prepared and delivered, a Post-Closing Statement in connection with this Section 2.7(d), the Stockholder Representative may deliver the Estimated Closing Statement as the Post-Closing Statement and shall have the right to access reasonably necessary books, records, work paper, and management personnel in accordance with Section 2.7(e) in connection with the preparation of the Post-Closing Statement.
(e)    Cooperation. During the period from the Closing Date through the final determination of the Final Net Merger Consideration, the Stockholder Representative and Parent shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist as reasonably requested by the other Party in the preparation of the Post-Closing Statement and the calculation of Final Net Merger Consideration (and the components thereof), including by making available to the extent reasonably necessary books, records, work papers, and management personnel.

2.8    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)    the certificate of incorporation of the Company shall, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, be amended and restated to read in its entirety as set forth in Exhibit B and shall thereafter be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law;
(b)    the Parties shall take all necessary actions so that, subject to Section 6.10, the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “SternoCandleLamp Holdings, Inc.” and such shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and Applicable Law;
(c)    the Parties shall take all necessary actions so that the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are directors of Merger Sub immediately prior to the Effective Time until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified, as the case may be; and
(d)    the Parties shall take all necessary actions so that the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of Merger Sub, duly elected by the board of directors thereof, immediately prior to the Effective Time until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

2.9    Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder:
(a)    Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.9(c) or Dissenting Shares), shall be converted into the right to receive the sum of (i) a portion of the Estimated Stockholder Distribution Amount as determined in accordance with the Allocation Schedule, payable in cash (without interest) upon compliance with the requirements set forth in Section 2.10(a), and (ii) if and when payable, a portion of the Additional Consideration as determined in accordance with the Allocation Schedule, in each case subject to applicable withholdings and deductions required by Applicable Law. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Estimated Stockholder Distribution Amount and any Additional Consideration pursuant to this Article II.
(b)    Common Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
(c)    Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that, as of immediately prior to the Effective Time, is (i) held by the Company as treasury shares, if any, or (ii) held by Parent, shall be cancelled and retired and shall cease to exist, and no other consideration shall be delivered in exchange therefor.

2.10    Exchange of Certificates.
(a)    Exchange Procedures for Company Common Stock. As soon as practicable (and in any event within one Business Day) after the Effective Time, Parent and the Company shall direct the Paying Agent to deliver to each Stockholder of record that, as of immediately prior to the Effective Time, held shares of Company Common Stock (whether certificated or in book-entry form) that were converted pursuant to Section 2.9(a), (i) a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for surrendering any certificate or certificates representing such shares of Company Common Stock (the “Certificates”) in exchange for the Estimated Stockholder Distribution Amount payable to such Stockholder and the right to receive a portion of the Additional Consideration, if and when payable to such Stockholder, in each case, in accordance with the Payments Agreement. Upon surrender of a Certificate for cancellation in accordance with the terms of the Letter of Transmittal together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein, a duly completed and properly executed IRS Form W-9 or applicable Form W-8, as applicable, and such other customary documents as may be required pursuant to such instructions, including a waiver of appraisal rights under the DGCL and a power-of-attorney in favor of the Surviving Corporation, the holder of such Certificate (or book-entry form) shall be entitled to receive the Estimated Stockholder Distribution Amount and the Additional Consideration applicable to such Stockholder’s shares of Company Common Stock (less any deductions or withholdings), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock, which transfer is not registered in the transfer records of the Company as of the Effective Time, the transferee shall not be entitled to receive the amounts set forth in the Allocation Schedule or the Additional Consideration unless and until the transferee of such Certificate shall have presented the Certificate evidencing such Company Common Stock in accordance with the terms of the Letter of Transmittal, together with all documents required to evidence and effect such transfer and evidence that any applicable stock transfer Taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock shall be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon such surrender, the then-applicable portion of the Estimated Stockholder Distribution Amount and the Additional Consideration attributable to the shares of Company Common Stock represented by such Certificate, in accordance with the terms of this Agreement. Parent, the Surviving Corporation and the Paying Agent shall be entitled to rely, without independent investigation or verification, on the accuracy of the Allocation Schedule and to make payments in accordance therewith, and their applicable payment obligations under this Agreement shall be deemed satisfied to the extent of any payments made in accordance with the foregoing, and none of them shall have any liability for the allocation of any such amounts among the Stockholders.
(b)    Termination of Estimated Stockholder Distribution Amount; No Liability. Upon the earlier of (i) the termination of the Payments Agreement (if any) or (ii) any time following the 12-month anniversary of the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any accrued interest thereon) that were delivered to the Paying Agent or held in the Exchange Fund and that have not, as of the date of such termination or anniversary (as applicable), been disbursed to the Stockholders. Thereafter, the Stockholders shall look only to Parent (subject to abandoned property, escheat or other similar Applicable Law) as a general creditor thereof with respect to the then-applicable portion of the Estimated Stockholder Distribution Amount and, if applicable, Additional Consideration payable pursuant to this Agreement upon due surrender of their Certificates, without any interest thereon. None of Parent, the Surviving Corporation, the Paying Agent or any other

Person shall be liable to any Stockholder for any Estimated Stockholder Distribution Amount or Additional Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Applicable Law following the passage of time specified therein. Any amounts remaining unclaimed by Stockholders immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.
(c)    Deduction and Withholding Rights. Parent, the Surviving Corporation, the Paying Agent and the Payroll Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including payments from the Stockholder Representative Expense Account) to any Person who was a Stockholder immediately prior to the Effective Time such amounts as Parent, the Paying Agent, the Surviving Corporation or the Payroll Company, as applicable, believes in good faith it is required to deduct or withhold with respect to the making of such payment, including under the Code, or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, the Paying Agent, the Surviving Corporation or the Payroll Company, as applicable, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which or whom such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Payroll Company, as applicable.
(d)    No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to Parent, the applicable amount of the Estimated Stockholder Distribution Amount and any Additional Consideration; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the exchange thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form and substance reasonably satisfactory to the Paying Agent and Parent, or a bond in such sum as the Paying Agent may reasonably direct, as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificates.
2.11    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders (i) who have not voted in favor of the Merger or consented thereto in writing, (ii) who have demanded, properly in writing, payment for such shares of Common Stock, as applicable, in accordance with Section 262 of the DGCL (a “Dissenter Payment”), and (iii) who have not withdrawn such demand or been deemed to have forfeited or have otherwise waived or lost the right to a Dissenter Payment (such shares of Common Stock being referred to as “Dissenting Shares”) will not be converted into the right to receive any portion of the Merger Consideration, but instead will be converted in to the right to receive the Dissenter Payment in accordance with the DGCL. If any Stockholder fails to perfect, effectively withdraws or otherwise loses its rights to a Dissenter Payment for such shares of Common Stock under the DGCL, then, the right of such holder to receive the Dissenter Payment shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and shall have become exchangeable solely for, the right to receive, the Merger Consideration in accordance with this Article II. The Company will give Parent written notice of any demand for a Dissenter Payment received by the Company in accordance with Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. Parent shall direct and control all negotiations and proceedings with respect to any demand for a Dissenter Payment, including all hearings and trials before the Delaware Court of Chancery pursuant to Section 262 of the DGCL (and shall have the right to settle all such claims and procedures).
ARTICLE III
CLOSING
3.1    Closing Date. Subject to the fulfillment of the conditions precedent specified in Sections 7.1, 7.2 and 7.3, the consummation of the Merger (the “Closing”) shall be effectuated by the exchange of signatures by electronic transmission within three Business Days following the satisfaction or waiver of the conditions set forth in Sections 7.1, 7.2 and 7.3, or on such other date as the Company and Parent shall mutually agree (such date and time being herein referred to as the “Closing Date”).
3.2    Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:
(a)    Parent shall deliver the Adjusted Base Merger Consideration, as follows:
(i)    on behalf of the Stockholders, the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit in the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement;
(ii)    on behalf of the Target Companies, an amount equal to the Estimated Closing Indebtedness Amount attributable to Payoff Indebtedness, by wire transfer of immediately available funds in an amount, and to the Persons, set forth in the Payoff Letters;
(iii)    on behalf of the Stockholders or the Target Companies, an amount equal to the Estimated Company Transaction Expense Amount not paid prior to the Closing by wire transfer of immediately available funds to an account or accounts designated by the Company in the Estimated Closing Statement;
(iv)    on behalf of the Company, an amount equal to the aggregate Estimated Change of Control Payments by wire transfer of immediately available funds to the Company in the Estimated Closing Statement to be paid in accordance with Section 6.11;
(v)    on behalf of the Company, an amount equal to the aggregate Estimated Option Termination Payments by wire transfer of immediately available funds to the Company in the Estimated Closing Statement to be paid in accordance with Section 6.11;
(vi)    on behalf of the Stockholders, the Stockholder Representative Expense Amount by wire transfer of immediately available funds for deposit in an account designated by the Company in the Estimated Closing Statement; and
(vii)    the Estimated Stockholder Distribution Amount by wire transfer of immediately available funds, for deposit in the Exchange Fund for distribution to the Stockholders pursuant to the Allocation Schedule.
(b)    Parent shall deliver, or cause to be delivered, to the Company the deliveries set forth in Section 7.3(d).

(c)    The Company shall deliver, or cause to be delivered, to Parent the deliveries set forth in Section 7.2(f).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct.
4.1    Organization and Standing.
(a)    Each Target Company is an Entity duly incorporated, formed or organized or any other analogous concept under the Applicable Law of its domicile jurisdiction, and is validly existing and in good standing or analogous concept under the Applicable Law of the jurisdiction of its incorporation, formation or organization.
(b)    Each Target Company has full power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not be material to such Target Company. Except as would not be material to such Target Company, each Target Company is duly qualified and in good standing to do business as a foreign Entity in each jurisdiction in which such qualification to carry on its business as presently conducted, and to hold its properties and assets, is necessary.
(c)    The Company has made available to Parent true and correct copies of the Organizational Documents of each Target Company, as amended and in effect on the date of this Agreement. No Target Company is in violation of its Organizational Documents in any material respect.
(d)    Section 4.1(d) of the Disclosure Schedule sets forth a true and correct list of the directors and officers (or equivalent governing body members and officers) of each Target Company.
4.2    Capitalization.
(a)    Section 4.2(a) of the Disclosure Schedule accurately and completely sets forth for each of the Target Companies (i) each class and series of Equity Securities, (ii) the aggregate number of shares of each such class and series of Equity Securities that are authorized for issuance or the amount of registered capital, as applicable, (iii) the aggregate number of shares of capital stock, limited liability company interests, units or membership interests of each such class and series of Equity Securities that are outstanding or the amount of registered capital committed, as applicable, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by such owner (or the names of the party responsible or authorized to commit additional registered capital, as applicable). All outstanding Equity Securities of each Target Company have been duly authorized and validly issued (and, if applicable, are fully paid and nonassessable) and were issued in compliance in all material respects with Applicable Law and the Organizational Documents of the applicable Target Company.
(b)    Other than as set forth on Sections 4.2(a) or 4.2(b) of the Disclosure Schedule, there are no Equity Securities or registered capital of any Target Company that are issued, reserved for issuance or outstanding or that are convertible or exchangeable into, or that otherwise provide any Person the right to acquire, any Equity Securities or registered capital of any Target Company, as applicable. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or similar rights or Contracts requiring any Target Company to issue, sell or otherwise cause to become outstanding any Equity Securities, (ii) voting trusts, proxies, stockholder agreements or other Contracts with respect to the voting or transfer of any Equity Securities of any Target Company, or (iii) commitments or agreements not yet fully performed that would result in the creation of any of the foregoing.
(c)    Other than the Company Subsidiaries, the Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does it have any right or obligation to acquire any such equity interest.
4.3    Authority; Execution and Delivery; Enforceability.
(a)    The Company has full Entity power and authority to execute and deliver this Agreement and the other Collateral Agreements to which it is or will be a party and, subject to receipt of the Stockholder Approval, to consummate the Contemplated Transactions.
(b)    The execution and delivery by the Company of this Agreement and the other Collateral Agreements to which it is or will be a party, and, subject to receipt of the Stockholder Approval, the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of the Company, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Collateral Agreements to which it is or will be a party and the consummation of the Contemplated Transactions (other than the filing of the Certificate of Merger with the Secretary of State as required by the DGCL).
(c)    The Board of Directors has, by resolutions duly adopted and not subsequently rescinded or modified, (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the Company and its Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions (including the Merger), and (iii) resolved to recommend adoption of this Agreement by the Stockholders.
(d)    This Agreement has been, and the other Collateral Agreements to which the Company is or will be a party will be, duly executed and delivered by the Company. This Agreement constitutes, and the other Collateral Agreements to which the Company is or will be a party will, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
4.4    Noncontravention.
(a)    Except as set forth on Section 4.4(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will, except as would not reasonably be expected to be material to the Target Companies taken as a whole: (i) contravene, conflict with or result in a violation of (x) any Applicable Law of which the Company is aware or any Judgment to which any of the Target Companies are subject (assuming that all filings and notifications required in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated, and assuming that the filing of the Certificate of Merger in accordance with the DGCL has been made), (y) the provisions of any Material Contract, any Company Benefit Plan, or any Material Permit of the Target Companies, or (z) the provisions of the Organizational Documents of any Target Company; or (ii) result in the creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets of any Target Company.

(b)    Except for (i) the filings, notifications and waiting periods under the HSR Act, (ii) the filing of the Certificate of Merger (and any related filings) under the DGCL, and (iii) such consents, approvals, authorizations, filings or notices as are set forth in Section 4.4(b) of the Disclosure Schedule, no consent, approval, authorization of, or filing with or notice to, any Governmental Entity or any other Person is required to be obtained or made by any Target Company in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except where the failure to obtain or make the same would not reasonably be expected to be material to the Target Companies taken as a whole.
4.5    Financial Statements. Attached to Section 4.5 of the Disclosure Schedule are true correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Target Companies for the fiscal year ended on December 31, 2023, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows, together with the notes and report of Grant Thornton LLP with respect thereto, (ii) the audited consolidated balance sheet of the Target Companies for the fiscal year ended on December 31, 2024, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows, together with the notes and report of Grant Thornton LLP with respect thereto, and (iii) the audited consolidated balance sheet of the Target Companies for the fiscal year ended on December 31, 2025 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”), and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows, together with the notes and report of Grant Thornton LLP with respect thereto. The Financial Statements (x) have been prepared from the books and records of the Target Companies and Rimports and its Subsidiaries, (y) have been prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby (except in each case as described in the notes thereto), and (z) present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of its operations and its cash flows for the respective periods indicated therein, which, in each case, is inclusive of Rimports and its Subsidiaries.
4.6    No Undisclosed Liabilities. The Target Companies and, solely with respect to the Canadian Designated Employees, the Rimports Companies do not have any material Liabilities other than Liabilities (a) specifically identified in and adequately reserved against the Interim Balance Sheet; (b) incurred by the Target Companies in the ordinary course of business since the Interim Balance Sheet Date (none of which is a liability for breach of Contract, breach of warranty, or tort, misappropriation, infringement, or an environmental matter, or that relate to any Proceeding or violation of Applicable Law); (c) relating to the performance under Contracts that have not yet been fully performed and under which none of the Target Companies is in breach or default; (d) the Company Transaction Expenses incurred by any Target Company to be paid off at the Closing; or (e) as set forth in Section 4.6 of the Disclosure Schedule.
4.7    Absence of Changes or Events. Since the Interim Balance Sheet Date, (a) the Target Companies have conducted their respective businesses in the ordinary course of business in all material respects, other than with respect to the activities relating to the Contemplated Transactions and the Rimports Distribution, and (b) there has not been any event, occurrence, development or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.7 of the Disclosure Schedule, since the Interim Balance Sheet Date, there has not occurred any event, occurrence, development, change, condition, action, or event that, had it occurred after the date of this Agreement and prior to the Closing, would have required the consent of Parent pursuant to Section 6.1, nor has any Target Company experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its assets or property.
4.8    Certain Assets.
(a)    Each Target Company has good and marketable title to all assets owned by it, and valid and enforceable leasehold interests in all assets leased by it, in each case free and clear of all Liens other than Permitted Liens (including those set forth in Section 4.8(a) of the Disclosure Schedule).
(b)    The assets owned, leased or otherwise used by the Target Companies (including all Contract rights), taken as a whole, are sufficient in all material respects to conduct the business of the Target Companies as presently conducted and as proposed to be conducted as of the Closing Date. No Target Company is using any material asset or right that is not owned by it or validly leased or licensed to it.
(c)    Except as set forth on Section 4.8(c) of the Disclosure Schedule, such owned assets and leased assets are in sufficient operating condition and repair, ordinary wear and tear excepted, and are suitable for use in the ordinary course of business, and constitute all of the material assets necessary to enable the Target Companies to conduct their business as currently conducted.
(d)    There are no pending, or to the Knowledge of the Company, contemplated eminent domain, condemnation or other similar taking of any material assets of the Target Companies.
4.9    Real Property.
(a)    Section 4.9(a) of the Disclosure Schedule sets forth a true and correct list of all premises leased, subleased or licensed by any Target Company for the operation of such Target Companies’ business (each, a “Leased Property”), and of all leases, subleases, licenses, amendments, lease guaranties, agreements and documents related thereto (collectively, the “Leases”). The Company has made available to Parent true, correct and complete copies of each Lease. No Target Company has sublet, licensed or granted any other Person any right to the possession, lease or occupancy of any portion of the Leased Property or assigned any of its rights under the applicable Lease. There are no Persons other than the Target Companies in possession of any portion of the Leased Property. Each Lease is a valid and binding obligation of the Target Company party to such Lease and, to the Knowledge of the Company, each other party to such Lease. Neither the applicable Target Company nor, to the Knowledge of the Company, any other party to a lease affecting the Leased Property, is in default or breach of such lease and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both). No Target Company’s possession and/or quiet enjoyment of the Leased Property has been disturbed or threatened in writing. The Contemplated Transactions do not require the consent and/or approval of and/or advance notice to any landlord of any Leased Property. There are no brokerage commissions due from any Target Company in connection with any Leased Property and/or the Leases.
(b)    Section 4.9(b) of the Disclosure Schedule sets forth the address of each parcel of real property owned in fee by the Target Companies (the “Owned Real Property” and collectively with the Leased Property, the “Real Property”). With respect to each Owned Real Property: (i) the Target Companies have good and indefeasible fee simple title to such Owned Real Property, free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) no Target Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and there are no Persons other than the Target Companies in possession of any portion of the Owned Real Property; and (iii) other than the rights of Parent pursuant to this Agreement, no Person has an option, right of first refusal, right of first offer and/or any other right to acquire or lease any of the Target

Companies’ interests in the Owned Real Property. The Company has made available to Parent copies of all deeds, title insurance policies, and surveys in the possession and/or control of the Target Companies relating to the Owned Real Property, if any.
(c)    (i) All buildings, plants, and structures owned by any Target Company lie wholly within the boundaries of the Owned Real Property in question and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person and (ii) no buildings, structures, fixtures, or other improvements primarily situated on adjoining property encroach on any part of the Owned Real Property. Each parcel of Owned Real Property abuts on, and has direct vehicular access to, a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Owned Real Property. Certificates of occupancy are in full force and effect for each location of Owned Real Property. There are no (1) pending or, to the Knowledge of the Company, contemplated protests or reduction proceedings affecting the real estate taxes assessed against the Real Property, or any (2) pending or, to the Knowledge of the Company, threatened special assessments affecting the Real Property.
(d)    No Target Company has received any (i) written notice from any Governmental Entity, not subsequently cured, alleging that the Real Property is in violation of Applicable Law, or (ii) written notice from the holder of any mortgage or deed of trust presently encumbering the Real Property, from an insurance company that has issued a policy with respect to the Real Property, or from any board of fire underwriters or any other Governmental Entity claiming any material defect or deficiency in the Real Property or requiring the performance of any material repairs, alterations, or other work on the Real Property, which have not been cured or repaired to the satisfaction of the requestor.
(e)    There are no defaults by any Target Company or, to the Knowledge of the Company, any other party under, or subject to, any of the covenants, easements, conditions, restrictions, reservations or any other instrument or document applicable to the Real Property (other than defaults that have been cured). Further, no Target Company has given or received any written notice of default under any of the covenants, easements, conditions, restrictions, reservations, leases or any other instrument or document applicable to the Real Property (other than defaults that have been cured). No Target Company has appointed members or designees to any property owners association, architectural review committee, or any similar organization with respect to which the Real Property or any part thereof is subject.
(f)    All improvements and construction work, and all other services, in each case performed, furnished or delivered to the Owned Real Property, the nonpayment of which could result in the imposition of mechanics’ liens or other Liens, have been completed and paid in full or will be paid by any Target Company in the ordinary course of business as and when due and payable. Electric, water, stormwater, sewer, telephone, internet, cable, gas and other utilities necessary for the operation and use of the Real Property are available, and to the Knowledge of the Company, there is no fact, event or circumstance that would prohibit the Real Property from being served thereby. To the Knowledge of the Company, there are no material defects in the soils, structural, mechanical, or other physical systems or components of the Owned Real Property. Except as set forth on Section 4.9(f) of the Disclosure Schedule, the building, structures, and other improvements located on the Owned Real Property are each in good repair and condition, normal wear and tear excepted and there is no deferred maintenance related to the Real Property other than maintenance to be performed in the ordinary course of business, and there are not any imminent capital repairs or replacements planned or, to the Knowledge of the Company, necessary with respect to any of the Real Property. All Permits required for operation, leasing, and use of the Owned Real Property and, to the Knowledge of the Company, the Leased Property, and have been issued, are in the name of the applicable Target Company (or, in the case of the Leased Property, the landlord under the applicable Lease), and are in good standing. None of the Real Property is located within a flood plain for flood insurance purposes.

4.10    Intellectual Property.
(a)    All Company Intellectual Property Registrations are set forth in Section 4.10(a) of the Disclosure Schedule, specifying as to all the Company Intellectual Property Registrations the nature of the Company Intellectual Property Registration and the applicable jurisdiction(s) in which the Company Intellectual Property Registration has been issued or registered or in which an application for such issuance or registration has been filed. All required filings and fees related to the Company Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all Company Intellectual Property Registrations are otherwise in good standing.
(b)    Each Target Company’s rights in the Company Intellectual Property Registrations subject to an issued registration by a governmental registry are valid, subsisting and enforceable. No Company Intellectual Property has been found to be invalid or unenforceable under Applicable Law. To the Knowledge of the Company, the Contemplated Transactions will not adversely affect the validity or enforceability of the Company Intellectual Property under Applicable Law. Since January 1, 2023, the Target Companies have not received any written notice of any unresolved claim of infringement or misappropriation from any Person with respect to the Company Intellectual Property. Except as set forth on Section 4.10(b) of the Disclosure Schedule, the conduct of the business of the Target Companies as currently conducted, and the Company Intellectual Property, have not and do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person. The Company Intellectual Property is not subject to any pending litigation by any Person. Since January 1, 2023, the Target Companies have not initiated any litigation against any Person alleging that the Person infringes or misappropriates the Company Intellectual Property. Except as set forth on Section 4.10(b) of the Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or misappropriating the Company Intellectual Property. No interference, opposition, reissue or reexamination proceeding is pending against the Target Companies in which the validity or enforceability of any of the Company Intellectual Property is being contested or challenged.
(c)    Section 4.10(c) of the Disclosure Schedule sets forth a true and correct list of all Contracts that are in effect under which the Target Companies have acquired or obtained, or have or have been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property, except for Contracts relating to off-the-shelf, commercially available products or services (each, an “IP License Contract”). Each IP License Contract (including such Contracts relating to off-the-shelf, commercially available products and services) provides the Target Companies with all rights, licenses, authorizations and other permissions to any Intellectual Property owned by any Person other than the Target Companies necessary for the conduct the business of the Target Companies as of the date of this Agreement.
(d)    A Target Company is the sole and exclusive legal and beneficial, and with respect to the Company Intellectual Property Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the business of the Target Companies as currently conducted, in each case, free and clear of Liens other than Permitted Liens. Other than Company Intellectual Property and any Intellectual Property obtained under the IP License Contracts, to the Knowledge of the Company, there is no other Intellectual Property necessary for the conduct of the business of the Target Companies as of the date of this Agreement. Without limiting the generality of the foregoing, each Target Company has entered into binding, written agreements with every current and former employee and independent contractor of such Target Company involved in the creation of Company Intellectual Property, whereby such employees and independent contractors assign to such Target Company any ownership interest and right they may have in the Intellectual Property they developed on behalf of such Target Company.

(e)    The Target Companies have taken reasonable measures to protect the secrecy, confidentiality, and value of the confidential information included in the Company Intellectual Property, including having all Persons with access to the confidential information of any of the Target Companies execute written non-disclosure agreements or acknowledgments to the employee handbook. To the Knowledge of the Company, it is not necessary to utilize in the business of the Target Companies as of the date of this Agreement any trade secrets of any Person by which any employee of the Target Companies was employed prior to his or her employment by the Target Companies.
4.11    Information Technology.
(a)    The Technology Systems are adequate and sufficient for the operation of the business of the Target Companies as currently conducted. The Technology Systems are either owned by, or validly licensed or leased to, the Target Companies. All royalties, license fees, and other payments due under the Technology System Agreements are current and have been paid when due. No Target Company is in material breach of any obligations owed under any Technology System Agreements. No Target Company has received notice of, and to the Knowledge of the Company, there are no circumstances (including the execution of this Agreement and consummation of the Contemplated Transactions) that would enable any third party to terminate any Technology System Agreement or arrangement relating to the Technology Systems (including maintenance and support). No action will be necessary as a result of the Contemplated Transactions to enable use of the Technology Systems to continue to the same extent and in the same manner as they have been used prior to the Closing.
(b)    Within the past three years, there has not been any material malfunction, disruption, or outage (“Disruption”) with respect to any of the Technology Systems causing a material and adverse effect on the operations of any Target Company. The causes of all such Disruptions, if any, have been remediated.
(c)    The Technology Systems have sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, entitlements, or otherwise) for all Software. All Software used for the operation of the business of the Target Companies is either owned by any Target Company or has been licensed from the owner of such Software, and each Target Company has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software and Technology Systems as necessary for the conduct of the business as currently conducted.
(d)    None of the Company-Owned Software is subject to the provisions of any license for Open Source Materials or similar agreement that: (i) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing, or distribution of any Company-Owned Software in source code format; (ii) imposes any restriction on the consideration to be charged for the distribution of any Company-Owned Software; (iii) grants, or purports to grant, to any third party, any rights or immunities under any Company-Owned Software; or (iv) could or does otherwise impose any other limitation, restriction, or condition on the right or ability of any Target Company to use or distribute any Company-Owned Software (in each of the foregoing (i)-(iv), other than attribution, copyright notices, and flow-through of relevant Open Source Software licenses).
4.12    Data Privacy and Security.
(a)    Except as set forth on Section 4.12(a) of the Disclosure Schedule, the Target Companies, and to the Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of the Target Companies in connection with the Processing of Personal Information and Company Confidential Information or that otherwise have been authorized to have access to Personal Information and Company Confidential Information in the possession or control of the Target Companies, comply and at all times in the past three years have complied with all of the following: (i) Privacy Laws;

(ii) binding or mandatory rules of self-regulatory organizations, including but not limited to, the Payment Card Industry Data Security Standard (PCI-DSS); (iii) the Company Privacy Policies; and (iv) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information and Company Confidential Information under any Contract to which any Target Company is a party or otherwise bound.
(b)    The Target Companies have posted to each of their websites and mobile applications a Company Privacy Policy. No disclosure or representation made or contained in any Company Privacy Policy has been inaccurate, misleading, deceptive, or in material violation of any Privacy Laws (including by containing any material omission), and the practices of the Target Companies with respect to the Processing of Personal Information and Company Confidential Information conform, and at all times in the past three years have conformed, in all material respects, to the Company Privacy Policies that govern the Processing of such Personal Information and Company Confidential Information. The Company has delivered or made available to Parent true, complete, and correct copies of all Company Privacy Policies that are currently or in the past three years were in effect.
(c)    The Target Companies have established and maintained policies and procedures to respond to and comply with all requests from individuals to exercise their rights under applicable Privacy Laws (including, as applicable, rights of access, correction, deletion, restriction, objection, and data portability), and have timely responded to and complied with all such requests. The Target Companies have complied with all applicable requirements relating to the transfer of Personal Information across national borders, including, as applicable, the use of Standard Contractual Clauses, Binding Corporate Rules, or other lawful transfer mechanisms. The Target Companies have implemented and comply with policies and procedures regarding the retention and secure destruction of Personal Information and Company Confidential Information, and have not retained such information longer than permitted by Applicable Law or their own policies.
(d)    The Target Companies do not collect, Process, or use any Sensitive Personal Information (including health, biometric, financial account, or children’s data) except as permitted by Applicable Law and with all required consents. “Sensitive Personal Information” includes health information, biometric data, financial account data, Social Security numbers, and any information relating to children under the age of 16.
(e)    The execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, including the transfer of all Personal Information and Company Confidential Information in the possession or control of the Target Companies to Parent or its Subsidiaries, does not and will not (by virtue of the Closing): (i) conflict with or result in a violation or breach of any Privacy Laws or Company Privacy Policies (as currently existing or as existing at any time during which any Personal Information or Company Confidential Information was collected or Processed by or for the Target Companies); or (ii) require the additional consent of or notice to any Person concerning such Person’s Personal Information or Company Confidential Information.
(f)    In the past three years: (i) no Personal Information or Company Confidential Information in the possession or control of the Target Companies, or held or Processed by any vendor, processor, or other third party for or on behalf of the Target Companies, has been or is currently subject to any Security Incident; and (ii) the Target Companies have not notified and, to the Knowledge of the Company, are not presently required to notify, any Governmental Entity or other Person of any Security Incident.
(g)    In the past three years, the Target Companies have not received any notice, request, subpoena, claim, complaint, correspondence, or other communication in writing (or, to the Knowledge of the Company, otherwise) from any Governmental Entity or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Proceeding relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law involving Personal Information or Company Confidential Information in the possession or control of the Target Companies, or, the Knowledge of the Company, held or Processed by any vendor, processor, or other third party for or on behalf of the Target Companies.
(h)    The Target Companies have at all times in the past three years materially implemented, maintained, and complied with, and, to the Knowledge of the Company, have required all vendors, processors, or other third parties that Process any Personal Information and Company Confidential Information for or on behalf of the Target Companies to implement and maintain, written information security policies and procedures, including physical, administrative, and technical safeguards, consistent with industry standard practices, guidelines, and frameworks, including but not limited to, the National Institute of Standards and Technology (NIST) Cybersecurity Framework, to: (i) identify and address internal and external risks to the privacy and security of Personal Information and Company Confidential Information in their possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and Company Confidential Information from unauthorized use, disclosure, and access, and the operation, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information and Company Confidential Information; and (iii) provide notification in compliance in all material respects with applicable Privacy Laws in the case of any Security Incident.
(i)    Except as set forth on Section 4.12(i) of the Disclosure Schedule, in the past three years, the Target Companies have at least annually performed a security risk assessment and a privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, in each case to the extent required by applicable Privacy Laws or industry standards. The Target Companies have fully remediated any critical or high vulnerabilities identified in any such security risk assessments, privacy impact assessments, or vulnerability assessments.
(j)    Section 4.12(j) of the Disclosure Schedule sets forth a true and accurate list of all third-party service providers that Process Personal Information on behalf of the Target Companies.
4.13    Material Contracts.
(a)    Section 4.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which any Target Company is a party or by which its assets are bound (collectively, whether or not listed, the “Material Contracts”):
(i)    any Contract (provided that sales orders governed by the applicable Target Company’s Standard Terms and Conditions of Sale need not be listed, but shall in any event constitute Material Contracts) with a Material Customer;
(ii)    any Contract (provided that sales orders governed by the applicable Target Company’s Standard Terms and Conditions of Sale need not be listed, but shall in any event constitute Material Contracts) with a Material GPO;

(iii)    any Contract (provided that purchase orders need not be listed, but shall in any event constitute Material Contracts) with a Material Supplier;
(iv)    any Contract that creates or guarantees any Indebtedness or imposes a Lien (other than a Permitted Lien) on any material assets or equity interests issued by any Target Company;

(v)    any Contract with a sales broker, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contract that involves net sales of Products in excess of $500,000;
(vi)    any warehousing Contract;
(vii)    any Contract for the disposition of any significant portion of the assets or business of any Target Company (other than inventory sales in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other person (other than purchases of inventory in the ordinary course of business), in either case, whether by merger, sale of stock, sale of assets or otherwise;
(viii)    any Contract containing any covenant binding on any Target Company in the nature of a non-competition or exclusivity arrangement or that otherwise materially limits or restricts such Target Company from competing or otherwise conducting the business in any manner in any place or with any Person (other than customary provisions related to the non-solicitation of employees contained in customary non-disclosure agreements);
(ix)    any Contract requiring a Target Company to purchase substantially all of its requirements of any product or service from a third party or containing “take or pay” provisions;
(x)    any Contract relating to capital expenditures that cannot be canceled without material penalty or without more than 30 days’ notice;
(xi)    the Leases;
(xii)    any Contract relating to any joint venture, partnership or similar arrangement;
(xiii)    the IP License Contracts and any Contract granting rights in Intellectual Property that is material to the business;
(xiv)    any lease, sublease or similar Contract with any Person pursuant to which any of the Target Companies is a lessor, sublessor, lessee or sublessee of any tangible personal property, material to the conduct and operation of the Target Companies’ business;
(xv)    any Contract for the employment, hire or retention of any officer, employee, consultant or independent contractor that provides for compensation or other benefits to be paid or provided to such Person in excess of $100,000 per year (not including at-will offer letters with no severance or notice entitlements);
(xvi)    any Contract entered into prior to the Closing that obligates any Target Company to incur any severance, retention or other compensation that would become payable by reason of or in connection with (whether alone or in conjunction with another event) the execution of this Agreement or the Contemplated Transactions;
(xvii)    any Contract with any Governmental Entity;
(xviii)    any Contract granting any Person a power of attorney;
(xix)    any Contract, the primary purpose of which is to provide for the indemnification by a Target Company of any Person or the assumption of any Tax, environmental or other liability of any Person;
(xx)    any Related Party Agreement;

(xxi)    any Contract that relates to any settlement or waiver of any pending or threatened Proceeding or under which any Target Company has continuing obligations (other than customary obligations of confidentiality and non-disparagement);
(xxii)    any Contract that provides for the payment of severance or similar payment to any former officer, employee, or natural person or sole proprietor that is or was a consultant or independent contractor of any Target Company;
(xxiii)    any Contract requiring payments by any Target Company in excess of $500,000 per annum, other than Contracts cancelable without material penalty by such Target Company on 30 days’ or fewer notice;
(xxiv)    all Contracts granting to a counterparty any rights of first refusal, first negotiation or similar rights, most favored pricing, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights by any Target Company which requires such Target Company to provide or purchase all or substantially all of a particular service or product from a customer or supplier or containing a minimum purchase or supply commitment;
(xxv)    all Contracts that include a swap, option, hedge, future or similar arrangement or that include a factoring or similar arrangement; and
(xxvi)    all deeds of ownership and notarial acquisition deeds evidencing the ownership and occupation of the Owned Real Property.
(b)    The Company has made available to Parent true and complete copies of each written Material Contract (other than purchase orders) as well as a written summary setting forth all of the material terms and conditions of each oral Material Contract (and in each case, each material amendment, modification or supplement thereto). All Material Contracts are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Law affecting creditors’ rights generally or by general principles of equity), and is in full force and effect. No Target Company has waived any material right under any Material Contract. Each Target Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. No Target Company has received any written notice or, to the Knowledge of the Company, any other communication (i) that any Target Company is in breach or default under such Material Contract, (ii) of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term thereof or not to renew any Material Contract, or (iii) except as set forth on Section 4.13(b) of the Disclosure Schedule, of the intention of any other party to a Material Contract to amend the material terms of any Material Contract outside of the ordinary course of business. There are no, and since January 1, 2025, there have not been any, material disputes or Proceedings pending or, to the Knowledge of the Company, threatened in writing by or against any Target Company and the counterparty to any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a breach or event of default under any Material Contract, cause or permit termination, acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
4.14    Insurance. Section 4.14 of the Disclosure Schedule sets forth a true, correct and complete list of insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, and the annual premium) maintained by or for the benefit of any of the Target Companies. True and complete copies of all such insurance policies have been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet due, but may become due, with respect to any period ending prior to the Closing Date), and no written notice of termination has been received by any Target Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no claims under such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
4.15    Taxes. Except as set forth in the applicable subsection of Section 4.15 of the Disclosure Schedule:
(a)    Each Target Company has filed when due (taking into account properly obtained extensions) all Income Tax Returns and all other material Tax Returns that the Target Company was required to file under Applicable Law and applicable regulations and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Target Companies (whether or not shown as due on such Tax Returns) have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Target Companies. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    No Target Company (i) has received a notice of the commencement of any audit by any Taxing Authority for any Tax period for which the statute of limitations for assessment of Taxes remains open, (ii) has received written notice of the assertion of a Tax deficiency or assessment or of a proposed adjustment to a Tax Return from any Taxing Authority which deficiency or adjustment has not been fully paid or resolved, or (iii) agreed to or received any extension or waiver of the statute of limitations applicable to any Tax Return or any extension of the period for the assessment or collection of any Tax, which period has not expired, and no request for any such waiver or extension is pending.
(c)    Each Target Company has (i) timely and properly collected or withheld and remitted to the appropriate Governmental Entities all Taxes required to have been collected or withheld and remitted, including in connection with amounts paid or owing to or from any employee, direct or indirect equityholder, independent contractor, customer, creditor, owner or other Person and (ii) complied in all material respects with all information reporting (including IRS Forms 1099 and W-2) and backup withholding requirements, including maintenance of required records with respect thereto.
(d)    None of the Target Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period attributable to (i) the use of the installment method of accounting, an open transaction method of accounting, the completed contract method of accounting, or the long-term contract method of accounting to report income from a transaction occurring or Contract performed on or prior to the Closing Date, (ii) an intercompany transaction or an excess loss account described in Treasury Regulations under Section 1502 of the Code occurring or existing on or before the Closing Date, (iii) an adjustment under Section 481 of the Code or any comparable provision of state, local, or foreign Tax Law with respect to (A) a change of accounting method made on or prior to the Closing Date or (B) a change of accounting method required to be made after the Closing as a result of the use of an improper method of accounting in a Pre-Closing Tax Period, (iv) the use of the cash (or modified cash) method of accounting in a Pre-Closing Tax Period, or (v) any prepaid amounts received or deferred revenue realized on or prior to the Closing Date.
(e)    The Company is classified as an association taxable as a corporation for U.S. federal income Tax purposes. Each of the Company Subsidiaries is classified as a disregarded entity for
U.S. federal income Tax purposes.

(f)    None of the Target Companies has ever been a member of a group of entities filing a consolidated, combined, unitary or similar Tax Return, other than a group of entities of which the common parent was the Company. None of the Target Companies has any liability for the Taxes of any other Person (other than a Target Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or non-U.S. Applicable Law), as transferee or successor, by Contract or otherwise (other than a commercial agreement entered into in the ordinary course of business for a principal purpose other than Taxes).
(g)    Except with respect to the Rimports Distribution, none of the Target Companies has ever been a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.
(h)    None of the Target Companies has (i) requested or received a Tax ruling, technical advice memorandum, competent authority relief, closing agreement or similar guidance or agreement that will be binding on the Target Company after the Closing or (ii) granted any power of attorney with respect to Tax matters that is currently in effect.
(i)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.
(j)    No Target Company (i) has held any equity interest in a “controlled foreign corporation” within the meaning of Section 957 of the Code, “passive foreign investment company” within the meaning of Section 1297 of the Code, or any entity treated as a partnership for US federal Income Tax purposes, (ii) has ever had any branch, permanent establishment, trade or business, office, or agency (and has never been a resident for Tax purposes) in any jurisdiction outside of the country under the Applicable Law of which it is formed, or (iii) is or has ever been required to include any amount in income for any taxable year as a result of the application of Section 965 of the Code. The Target Companies have complied in all material respects with transfer pricing laws and regulations, including complying in all material respects with the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology, and including maintaining appropriate documentation for all transfer pricing arrangements.
(k)    None of the shares of Company Common Stock (or any indirect equity interest in the Company Common Stock) is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. Each Person, if any, who was issued Company Common Stock that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such Company Common Stock pursuant to Section 83(b) of the Code.
(l)    Each Target Company has collected and remitted to applicable Taxing Authorities, all material sales, use, value added and similar Taxes that were required to be collected and remitted by the Target Companies and has properly received and retained such material Tax exemption certificates or other documentation required to establish that sales for which such material Taxes have not been collected or remitted are exempt from sales and similar Taxes.
(m)    The Company has complied in all material respects with all Applicable Law relating to abandoned or unclaimed property, including the timely reporting, remittance and escheat of such property to the appropriate Governmental Entities.
4.16    Proceedings; Judgments.
(a)    Except as set forth on Section 4.16(a) of the Disclosure Schedule, since January 1, 2023, there has been no material Proceedings, nor are there currently any material Proceedings pending or, to the Knowledge of the Company, threatened against any Target Company or, to the Knowledge of the Company, against any officer or director of any Target Company in such capacity, relating to the assets, business or properties of any Target Company or that seeks to enjoin or obtain damages with respect to the consummation of the Contemplated Transactions, and to the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.
(b)    There are no outstanding Judgments to which any Target Company is a party or subject, and there are no unsatisfied judgments, penalties or awards against or affecting any Target Company, in each case that (i) materially and adversely affect such Target Company or any of its properties, assets or business, or (ii) prohibit or materially impair the consummation of the Contemplated Transactions.
(c)    For each Judgment disclosed on Section 4.16(b) of the Disclosure Schedule, the Target Companies are, and at all applicable times have been, in compliance in all material respects with the terms thereof, and no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Judgment.
4.17    Benefit Plans.
(a)    Section 4.17(a) of the Disclosure Schedule sets forth a true and correct list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization, and medical and fringe benefit plan, program, policy, agreement, and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer or director, or independent contractor (who is a natural Person) of the Target Companies (or any current or former dependent or beneficiary with respect to any of the foregoing) or with respect to which the Target Companies would reasonably be expected to have direct, indirect, joint and several or contingent liability (collectively, the “Company Benefit Plans” and each, a “Company Benefit Plan”).
(b)    Each Company Benefit Plan intended to be qualified under Code Section 401(a) is the subject of a favorable determination letter, or can rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of the Company, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.
(c)    None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or dependent or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law.
(d)    No Company Benefit Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or a plan subject to Section 413(c) of the Code; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. Except for the Company Subsidiaries, there is no Person that (by reason of common control or otherwise) is treated together with the Company as a single employer within the meaning of Section 414 of the Code.

(e)    The Company has made available to Parent, with respect to each Company Benefit Plan and as applicable: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan; (iii) a copy of any summary plan description for the Company Benefit Plan; (iv) a copy of any Form 5500 for the last three Company Benefit Plan years; (v) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by any Target Company from, any Governmental Entity with respect to such Company Benefit Plan; and (vi) all non-routine correspondence with any Governmental Entity within the prior three years.
(f)    Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.
(g)    Each contribution or other payment that is required by Applicable Law or by the terms of the applicable Company Benefit Plan or any Contract with respect thereto to have been accrued or made to, under, or with respect to such Company Benefit Plan has been duly accrued or made on a timely basis.
(h)    No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to a Company Benefit Plan that would reasonably be expected to subject the Company to any material liability. With respect to each Company Benefit Plan subject to ERISA, no fiduciary (within the meaning of ERISA Section 3(21)) of any such plan has violated any fiduciary duty under ERISA in any material respect, and the plan administrator (within the meaning of ERISA Section 3(16)) of any such plan has complied with its duties under Applicable Law in all material respects.
(i)    There are no Proceedings pending nor, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits). None of the Company Benefit Plans are under audit by any Governmental Entity.
(j)    Except as contemplated herein or as set forth on Section 4.17(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (i) accelerate the time of payment or vesting, increase the amount of compensation due, or result in any loan forgiveness for any officer, director, employee, or consultant under any of the Company Benefits Plans except as may occur as the result of a termination of employment, (ii) require any of the Target Companies to fund a trust or insurance policy or otherwise set aside any assets with respect to any Company Benefit Plan, or (iii) result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code with respect to any employee of the Company (each, a “Section 280G Payment”).
(k)    Each Company Benefit Plan subject to Code Section 409A is, and at all times has been, in material compliance with the documentation and operational requirements of Code Section 409A. To the Knowledge of the Company, each Company Stock Option is, and at all times has been, exempt from Code Section 409A.
(l)    Except as set forth on Section 4.17(l) of the Disclosure Schedule, none of the Target Companies has made any binding commitment to establish any arrangement that would be considered a Company Benefit Plan if in existence on the date hereof, or amend (except as required under the terms of the applicable Company Benefit Plan, Contract or to comply with Applicable Law) or terminate any Company Benefit Plan.

(m)    No insurance company that insures the benefits under a Company Benefit Plan has provided a notice of non-renewal or premium increase (that has not yet become effective) to any of the Target Companies.
4.18    Employees and Labor Matters.
(a)    Section 4.18(a) of the Disclosure Schedule sets forth, as of January 31, 2026, a true and correct list of the following with respect to each current employee of the Target Companies and each Canadian Designated Employee (including any current employee or Canadian Designated Employee who is on a leave of absence or on layoff status): (i) employing entity, (ii) job title, (iii) hire date or service date (if different), (iv) work location (city, state, country), (v) annualized base salary or hourly base wage (as applicable), (vi) classification as exempt or non-exempt under the Fair Labor Standards Act, as amended and state laws concerning overtime and minimum wage specific to the employee’s work location (with respect to such employees that are located in the United States), (vii) bonuses, commissions, and any other incentive compensation received during the most recent completed fiscal year, for each current employee of the Target Companies and each Canadian Designated Employee, (viii) status as full-time or part-time, and (ix) accrued, unused vacation, sick, and/or paid time off.
(b)    Section 4.18(b) of the Disclosure Schedule sets forth, as of the Interim Balance Sheet Date, a true and correct list including (i) all individuals that have been engaged as an independent contractor of any Target Company at any time during the past three years; and (ii) for each individual described in clause (i), the description of services provided, the aggregate consideration paid to such individual in each of the past three calendar years, and whether or not a written contract or agreement exists with respect to said engagement.
(c)    Section 4.18(c) of the Disclosure Schedule accurately identifies each former employee of the Target Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Target Companies relating to such former employee’s employment with the Target Companies, and Section 4.18(c) of the Disclosure Schedule accurately describes such benefits.
(d)    Except as set forth on Section 4.18(d)(i) of the Disclosure Schedule, the employment of the employees of the Target Companies and the Canadian Designated Employees is terminable by the Target Companies or the Rimports Companies, as applicable, at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Applicable Law. The accrued severance entitlements related to each of the Canadian Designated Employees are set forth on Section 4.18(d)(ii) of the Disclosure Schedule. The Company has made available to Parent accurate copies of all current employment agreements for director-level and above, employee manuals and handbooks of the Target Companies.
(e)    To the Knowledge of the Company, no employee of the Target Companies and no Canadian Designated Employee: (i) intends to terminate his or her employment; (ii) has received an offer to join a business that is competitive with the business of the Target Companies, or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Target Companies or the Rimports Companies, as applicable; or (B) the business of the Target Companies.
(f)    With respect to Target Company employees located in the United States, no labor union, labor organization, works council or group of employees has obtained or, to the Knowledge of the Company, threatened to obtain, bargaining rights, nor has any labor union, labor organization, works council or group of employees made or, to the Knowledge of the Company, threatened to make a demand for recognition or certification to any Target Company. There is no pending nor, to the Knowledge of the Company, threatened in writing, labor strike, walk-out, work stoppage, slowdown, or lockout with respect to employees of any Target Company. During the past three years, (i) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company with any labor relations board or other Governmental Entity seeking recognition of a bargaining representative with respect to such employment, (ii) no written demand for recognition by the any Target Company of any employees of any Target Company has been made by, or on behalf of, any union or labor organization representing or purporting to represent, any Target Company employees, and (iii) there is no, and for the past three years there has been no, unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened in writing before the National Labor Relations Board or any other similar labor tribunal or authority against any Target Company.
(g)    The Target Companies and the Rimports Companies (solely with respect to the Canadian Designated Employees) are in compliance in all material respects with all applicable labor and employment Applicable Law, including those pertaining to terms and conditions of employment, wages, hours, equal pay, overtime, timing of wage payments, business expense reimbursements, labor relations, leaves of absence (including family and medical leave, military leave, sick leave, prenatal leave, and any other legally-required leave entitlements), paid sick leave, work breaks, classification of employees, occupational health and safety, immigration (including the completion of Forms I-9 for all applicable employees), fair credit reporting, harassment, discrimination and retaliation, disability rights and benefits, equal employment, fair employment practices, wrongful discharge, plant closures and layoffs (including the WARN Act and any similar state statutes or regulations), affirmative action, worker’s compensation, privacy, background checks and workplace postings, COBRA and any similar state, local, or other law regarding health care continuation coverage, collective bargaining and similar requirements, records retention, whistleblowing, disability, religious, and pregnancy accommodation, employee trainings and notices, pay equity, pay transparency and employee biometric screening.
(h)    Except as set forth on Section 4.18(h) of the Disclosure Schedule, all Target Company employees classified as exempt employees under the Fair Labor Standards Act in the United States have been and are properly classified as such, and (ii) all individuals characterized by the Target Companies as independent contractors or consultants have been and are properly classified as independent contractors under all Applicable Law. There is no amount owing to any current or former Target Company employee or individual retained by any Target Company as an independent contractor, other than amounts not yet due for payment.
(i)    Except as set forth on Section 4.18(i) of the Disclosure Schedule, to the Knowledge of the Company, no current or former employee of the Target Companies, and no Canadian Designated Employee, is in any material respect in violation of any material terms of any employment agreement, nondisclosure agreement, common law or statutory nondisclosure obligation, non-competition agreement, non-solicitation agreement, or restrictive covenant: (i) owed to any Target Company or any Rimports Company or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the applicable Target Company or Rimports Company, as applicable, in their current capacity with the applicable Target Company or Rimports Company.
(j)    Except as set forth on Section 4.18(j) of the Disclosure Schedule, there are no, and for the last three years there have not been, any Proceeding pending or, to the Knowledge of the Company, threatened in writing against any Target Company or any Rimports Company concerning any employees or independent contractors of any Target Company or any Canadian Designated Employees, including related to any Proceeding in any court or before the Equal Employment Opportunity Commission, the National Labor Relations Board, the United States Department of Labor, the Internal Revenue Service, or any other comparable state, local or foreign Governmental Entity. For the past three years, no Governmental Entity has initiated or conducted an audit or review of any Target Company or any Rimports Company (solely with respect to the Canadian Designated Employees) with respect to labor and employment-related matters.
(k)    All employees of the Target Companies, as applicable, are authorized to work in the jurisdictions in which they are employed and, to the Knowledge of the Company, the Target Companies have properly completed and maintained forms I-9 with respect to all current and former employees in the United States. During the last three years, no Target Company has received written notice from any Governmental Entity asserting any violation or alleged violation, in any material respect, of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States or any other jurisdiction in which such individuals are employed.
(l)    For the last three years, no allegations of sexual or other harassment have been made to any of the Target Companies’ or Rimports Companies' human resources department or to any director, officer, or management-level employee of any of the Target Companies or any Rimports Company against any person then or now serving as a director, officer or management-level employee of any of the Target Companies or any Rimports Company and no Target Company or Rimports Company has entered into any settlement, consent decree or other similar agreement involving such allegations.

4.19    Compliance with Applicable Law. Except as set forth on Section 4.19 of the Disclosure Schedule, each Target Company conducts its business, and operates and uses all of its assets, and since January 1, 2023, has conducted its business and operated and used all of its assets in compliance in all material respects with Applicable Law. Since January 1, 2023, no Target Company has received any written notice from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any Applicable Law, and no Target Company has made any voluntary disclosure, self-report, or other written submission to any Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any Applicable Law.

4.20    Permits. Section 4.20 of the Disclosure Schedule sets forth a true and correct list of each material Permit held by any of the Target Companies (collectively, the “Material Permits”), and the Company has made available to Parent accurate copies of all Material Permits including all renewals and all amendments thereof. The Material Permits are valid and in full force and effect, and collectively constitute all Permits necessary to enable the Target Companies to conduct their respective businesses as currently conducted. Each Target Company is and since January 1, 2023, has been in compliance in all material respects with all Material Permits. Since January 1, 2023, no Target Company has received any written notice from any Governmental Entity alleging the violation of, or failure to comply with, any term or requirement of any of its Material Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of its Material Permits. There is no condition, event or circumstance that could reasonably prevent or impede the transferability of any Material Permit, nor has any Target Company received any written notice regarding any material adverse change in the status or terms and conditions of any Material Permit in connection with the Contemplated Transactions.

4.21    Environmental Matters.
(a)    Each Target Company is, and since January 1, 2021 has been, in compliance in all material respects with all Environmental Laws. Since January 1, 2021, no Target Company has received any written notice from any Governmental Entity or Person alleging that such Target Company has failed to comply with or has any liability under any Environmental Law.
(b)    Each Target Company has obtained all Permits required under Environmental Laws for the operation of its business as currently conducted (“Environmental Permits”), each of which is set forth on Section 4.21(b) of the Disclosure Schedule. Each Environmental Permit is in full force and effect, each Target Company has taken all reasonable measures necessary to ensure the continued validity of the Environmental Permits, and no Target Company has received any written communication regarding any material adverse change in the status or terms or conditions of any Environmental Permit. Each Target Company is, and since January 1, 2021 has been, in compliance in all material respects with all Environmental Permits. No consent, approval, or authorization of, or declaration, notice, filing, or registration with, any Governmental Entity is required in connection with the transfer of any Environmental Permit, or otherwise under Environmental Laws, as a result of the consummation of the transactions contemplated under this Agreement.
(c)    Each Target Company has, since January 1, 2021, accurately prepared and timely filed or registered with appropriate Governmental Entities all filings, registrations, documents, reports, and similar documentation required pursuant to applicable Environmental Laws and Environmental Permits, or pursuant to any legally valid request made by any Governmental Entity.
(d)    Since January 1, 2021, no Target Company has Released any Hazardous Materials in violation of Environmental Laws at any real property currently or, to the Knowledge of the Company, formerly owned, leased, operated, or otherwise used or occupied by any Target Company, and no Hazardous Materials are or have been present at any real property currently or, to the Knowledge of the Company, formerly owned, leased, operated, or otherwise used by any Target Company, in each case, in connection with the operation of its business or assets in a manner which has given rise, or would reasonably be expected to give rise, to any losses or liabilities or that requires or would reasonably be expected to require reporting, investigation, remediation, or other corrective action by any Target Company under Environmental Laws.
(e)    Since January 1, 2021, no Target Company has treated, stored, handled, transported, Released, recycled, disposed of, or arranged for the disposal of any Hazardous Materials at or to any facility, site, or location that: (i) was not lawfully permitted to accept such materials; (ii) to the Knowledge of the Company, has been listed or designated by any Governmental Entity as requiring, or reasonably being expected to require, investigation, removal, response, or remediation under Environmental Laws; or (iii) was in violation of Environmental Laws, or in a manner which has given rise to a claim, loss, or Liability pursuant to Environmental Laws.
(f)    Since January 1, 2021, no Target Company has, in the course of operation of its business or assets, exposed any person to any Hazardous Materials in a manner that has given rise to claims, losses, or Liabilities pursuant to Environmental Laws.
(g)    Since January 1, 2021, no Target Company has assumed, undertaken, agreed to indemnify against, or has otherwise become subject to any Liability of any other Person relating to compliance with Environmental Laws or the Release of or exposure of any person to Hazardous Materials.
(h)    No material capital expenditures or operating expense increases are presently required with respect to the operation of the business of any Target Company in order to achieve or to maintain compliance with any Environmental Law or Environmental Permit, and to the Knowledge of the Company, no such expenditure is foreseeably required in order to achieve or maintain compliance with any Environmental Law or Environmental Permit after the Closing.
(i)    Each Target Company has made available to Parent complete and accurate copies of the following documents relating to any period following January 1, 2021, to the extent they are in the custody or reasonable control of any Target Company and relate to the business or assets of any Target Company or any real property currently or formerly owned, operated, leased, or otherwise occupied by any Target Company: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, copies of Environmental Permits, and similar documentation relating to compliance with Environmental Laws, Environmental Permits, or the Release of Hazardous Materials; and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure with Environmental Laws or Environmental Permits.

4.22    Customers. Section 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of the top 20 customers (other than group purchasing organizations (GPOs)) based on sales revenues of the Target Companies during the 12-month period ended December 31, 2025 (“Material Customers”) and the aggregate amount of such revenue generated with respect to each such Material Customer during such period. Except as set forth on Section 4.22 of the Disclosure Schedule, since December 31, 2025, no Material Customer has (A) canceled, terminated or otherwise materially and adversely altered its relationship with any Target Company (including any material reduction in the rate or amount of purchases, or any material increase in chargebacks, returns, rebates or similar commercial deductions, in each case, outside of the ordinary course of business) or (B) notified any Target Company that it will discontinue doing business with any Target Company, materially reduce or adversely alter the business that it conducts with any Target Company. To the Knowledge of the Company, no facts or circumstances exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a cancellation, termination or material alteration of any Target Company’s relationship with or a material reduction of the business conducted with any Target Company by any Material Customer.

4.23    Group Purchasing Organizations. Section 4.23 of the Disclosure Schedule contains a true, correct and complete list of the top six group purchasing organizations (GPOs) based on rebates paid by the Target Companies during the 12-month period ended December 31, 2024 (“Material GPOs”) and the aggregate amount of sales revenue generated with respect to each such Material GPO during such period and for the 12-month period ended December 31, 2025. Since December 31, 2025, no Material GPO has (A) canceled, terminated or otherwise materially and adversely altered its relationship with any Target Company (including any material reduction in the rate or amount of purchases, or any material increase in chargebacks, returns, rebates or similar commercial deductions outside of the ordinary course of business) or (B) notified any Target Company that it will discontinue doing business with any Target Company, materially reduce or adversely alter the business that it conducts with any Target Company. To the Knowledge of the Company, no facts or circumstances exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a cancellation, termination or material alteration of any Target Company’s relationship with or a material reduction of the business conducted with any Target Company by any Material GPO.

4.24    Vendors and Suppliers. Section 4.24 of the Disclosure Schedule a true, correct and complete list of the top 20 vendors and/or suppliers of the Target Companies based upon the aggregate amount of expenditures made by the Target Companies during the 12-month period ended December 31, 2025 (“Material Suppliers”), the aggregate amount of such expenditure made by the Target Companies to each such Material Supplier during such periods. Since December 31, 2025, no Material Supplier has (A) canceled, terminated or otherwise materially and adversely altered its relationship with any Target Company (including any material increase in prices or other materially adverse change in supply terms outside of the ordinary course of business) or (B) notified any Target Company that it will discontinue supplying any Target Company, materially reduce or adversely alter the volume of supply to any Target Company. To the Knowledge of the Company, no facts or circumstances exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a cancellation, termination or material alteration of any Target Company’s relationship with or a material reduction of the business conducted with any Target Company by any Material Supplier.

4.25    Products.
(a)    (i) There is no and, since January 1, 2023, there has been no, Proceeding pending or, to the Knowledge of the Company, threatened against any Target Company, relating to, and (ii) the Target Companies do not have any material Liability relating to, any product liability, product defect, warranty, backcharge, additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (x) services rendered by Target Companies during the period through and including the date of this Agreement, (y) the manufacture, assembly, sale or distribution of products by any Target Company during the period through and including the date of this Agreement, or (z) the operation of the Company’s business during the period through and including the date of this Agreement (as used in this Section 4.25(a), the term “defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, materials or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity).
(b)    Each Product has been in conformance in all material respects with, as applicable, all product specifications, over-the-counter (OTC) drug monographs, current Good Manufacturing Practices (cGMPs), all express or implied warranties, and all Applicable Law, including registration requirements, the Consumer Product Safety Act, as amended, 15 U.S.C. §§ 2064, et seq. (the “CPSA”), the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (the “FDCA”), and the Federal Trade Commission Act, 15 U.S.C. § 41 et. seq. (the “FTC Act”), applicable at the time of manufacture, marketing, sale, offer for sale, or distribution.
(c)    No Product manufactured, marketed, sold, offered for sale, or distributed by the Target Companies is subject to (i) a mandatory recall by any Governmental Entity; (ii) a voluntary recall; or (iii) an investigation by any Governmental Entity.
(d)    No Product that is subject to regulation under the FDCA, the FTC Act or similar Applicable Law as a drug product (“Company Drug Product”) is or has been adulterated or misbranded in any material respect pursuant to such Applicable Law. In the past five years, all advertising, labeling, marketing, and promotional material of the Target Companies with respect to the Company Drug Products (including, for the avoidance of doubt, any claims made about the safety or efficacy of any Company Drug Product) is and has been in material compliance with Applicable Law. In the past five years, no Target Company has received any inspection observations (including FDA Form 483), warning or untitled letters, notices of violation, notices of intended enforcement, seizure, or injunction by any Governmental Entity with respect to any Company Drug Product or any facility or third party that develops, formulates, manufactures, fills, compounds, processes, tests, labels, or packages any Company Drug Product. Without limiting the foregoing, there have been no product warnings with respect to any Company Drug Product (other than any required warnings contained on or in the packaging for any such product), notifications, or safety alerts conducted by any Target Company or any Governmental Entity, and no Target Company has, with respect to any Company Drug Product, received any reports of any event or circumstance that would be classified as a “Serious Adverse Event” as that term is defined under the FDCA and applicable regulations.
(e)    Section 4.25(e) of the Disclosure Schedule sets forth a true and complete list of all written warranties currently in effect covering the respective products and services of the Target Companies.

(f)    Since January 1, 2023, none of the Target Companies or their current or former Affiliates have initiated, undertaken, been required to initiate or undertake, any recall, market withdrawal, field correction, safety alert, replacement, repair, refund, credit or other corrective action (whether voluntary or mandated by any Governmental Entity) with respect to any product manufactured, assembled, marketed, sold, offered for sale, or distributed by any Target Company (a “Product Recall”) and no facts or conditions exist which would reasonably be expected to result in a Product Recall, except as has been reserved for in the Financial Statements.
(g)    Since January 1, 2023, no Target Company has been subject to any investigation, inquiry, consent decree, or civil or criminal penalties by any Governmental Entity in any jurisdiction in which the Products are manufactured, marketed, sold, offered for sale, or distributed, including without limitation, the Consumer Product Safety Commission, Federal Trade Commission, and Environmental Protection Agency.
(h)    To the Knowledge of the Company, all claims, representations, advertising, labeling, and marketing statements made by or on behalf of the Target Companies that state or imply that any product is “Made in the USA,” “Made in America,” or similar U.S.-origin claims, whether unqualified or qualified, comply in all material respects with Applicable Law and regulations, including the Federal Trade Commission’s requirements governing U.S.-origin claims. The Target Companies maintain documentation reasonably sufficient to substantiate any such claims.

4.26    Inventory. The Target Companies have good and valid title, free and clear of any Liens, other than Permitted Liens, to all finished goods inventory, raw materials, work-in-process, spare parts, packaging, labels, supplies, and other inventory of any kind (collectively, “Inventory”) owned, used or held for use, maintained, or stored, by or on behalf of the Target Companies. All Inventory of the Target Companies, whether or not reflected on the Interim Balance Sheet: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is not damaged or defective; and (c) in the case of finished goods, is salable in the ordinary course of business, in each case subject to the reserve for Inventory write-down reflected on the Interim Balance Sheet and as adjusted for the passage of time through the Closing Date in the ordinary course of business. All Inventory is owned by the applicable Target Company free and clear of all Liens, other than Permitted Liens. All Inventory is located at, or is in transit to or from, the Leased Properties. The Target Companies record Inventory in their accounting records at the lower of cost (determined through standard costing with variance capitalization) and net realizable value in accordance with GAAP. The Inventory of the Target Companies will be, as of Closing, in quantities sufficient for the normal operation of the business of the Target Companies and in accordance with past practice.

4.27    Absence of Unlawful Payments; Anti-Corruption. The Target Companies have not and, to the Knowledge of the Company, the Target Companies’ officers, directors or other employees or other Person acting on the Target Companies’ behalf have not: (a) violated any Applicable Law relating to the prevention of corruption or bribery, including the Foreign Corrupt Practices Act of 1977, as amended; (b) paid, offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that the Target Companies might secure any advantage, obtain or retain business or direct business to any Person; or (c) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of the Company, was unlawful. Since January 1, 2023, no Target Company has been the subject of any written allegation, deficiency notice, voluntary disclosure, investigation, prosecution or other Proceeding related to the matters described in this Section 4.27 that remains pending.

4.28    International Trade. To the Knowledge of the Company, during the last five years, the Target Companies have been and are in compliance with all Export Controls and Sanctions Laws, Anti-Money Laundering Laws, and Customs Laws. To the Knowledge of the Company, there is no action threatened or pending against any Target Company before any court or other Governmental Entity with respect to any Export Controls and Sanctions Laws, Anti-Money Laundering Laws, or Customs Laws.

4.29    Related Party Agreements. Except as set forth on Section 4.29 of the Disclosure Schedule, no Related Party of the Company: (a) is party to any Contract with any of the Target Companies (other than with respect to an officer or director of any Target Company pursuant to the Organizational Documents of such Target Company or with respect to an officer, director or employee of such Target Company pursuant to Company Benefit Plans, in each case as in effect as of the date hereof); (b) has any legal, beneficial or economic interest, directly or indirectly (i) in any assets or properties used or held for use by any of the Target Companies (other than as a holder of Equity Securities of any Target Company) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of any of the Target Companies; (c) is (other than with respect to an employee of any of the Target Companies pursuant to Company Benefit Plans as in effect as of the date hereof) owed any amounts by any Target Company; (d) owes any amount to any Target Company; or (e) provides services to any Target Company or is provided services by any Target Company (other than services pursuant to employment or contractor engagement by such Target Company). No Target Company has guaranteed, endorsed, assumed or become obligated for the liabilities or obligations of any Related Party, and no Target Company is party to any suretyship, keepwell, support agreement, guaranty, letter of credit reimbursement or similar arrangement for the benefit of any Related Party (each, a “Related Party Agreement”).

4.30    Books and Records. The material books of account and other material records of the Target Companies that have been made available to Parent are, in all material respects, complete and accurately reflect in all material respects the transactions and dispositions of assets of the Target Companies and have been maintained in accordance with sound business practices. The minute books and other corporate records of each Target Company contain, in all material respects, true, correct and complete records of all available material actions taken by its equityholders and its board of directors or other governing body (and committees thereof). At the Closing, all such minute books and records will be in the possession of the Company or the applicable Target Company.

4.31    Brokers. Except for the fees and expenses of the Banker, which will be settled in full at the Closing as a Company Transaction Expense pursuant to Article II, no Target Company has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

4.32    No Indebtedness. Section 4.32 of the Disclosure Schedule sets forth a true, correct and complete list of all Payoff Indebtedness of the Target Companies, including the outstanding principal amount thereof and any accrued but unpaid interest thereon, in each case, as of the Interim Balance Sheet Date. All such Payoff Indebtedness will be repaid in full at the Closing in accordance with the Payoff Letters. No Target Company is in default with respect to any Payoff Indebtedness, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute an event of default under the terms of any agreement or instrument evidencing or governing such Payoff Indebtedness. All Payoff Indebtedness of the Target Companies may be prepaid at the Closing without penalty, premium, or other additional payment (other than customary breakage costs, if any, disclosed in the Payoff Letters).

4.33    Accounts Receivable. Except as set forth on Section 4.33 of the Disclosure Schedule, all accounts receivable of the Target Companies reflected on the Financial Statements and all accounts receivable of the Target Companies that have been generated since the Interim Balance Sheet Date (a) arose out of bona fide, arm’s-length transactions in the ordinary course of business arising from the sale of goods or the rendering of services by the Target Companies, (b) represent valid and legally binding obligations of the applicable obligors, and (c) are not subject to any defenses, counterclaims, credits, setoffs or other offsets. To the Knowledge of the Company, all such accounts receivable are collectible in accordance with their terms, net of reserves for uncollectible accounts reflected on the Interim Balance Sheet (which reserves are adequate and have been determined and calculated in accordance with GAAP and the Accounting Principles). (i) No account obligor is delinquent for payments in excess of $100,000 or for more than 90 days, (ii) no account obligor is refusing to pay its obligations to any Target Company for any reason, and (iii) to the Knowledge of the Company, no account obligor is insolvent or bankrupt. None of such accounts receivable represents an obligation for goods sold on consignment, on approval or on a sale-or-return basis or is subject to any other repurchase or return arrangement. No Target Company has factored or sold any of its accounts receivable or has entered into any financing arrangement with respect thereto.

4.34    Bank Accounts. Section 4.34 of the Disclosure Schedule lists the names and locations of all banks at which the Target Companies have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Such list also includes each of the Target Companies’ bank accounts, including lock-box accounts, and each safety deposit box.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1    Authority; Execution and Delivery; Enforceability.
(a)    Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the other Collateral Agreements to which Parent or Merger Sub is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the other Collateral Agreements to which Parent or Merger Sub is or will be a party, and subject to the adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub, the consummation by Parent and Merger Sub of the Contemplated Transactions, have been duly authorized by all necessary action, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the other Collateral Agreements to which Parent or Merger Sub is or will be a party and the Contemplated Transactions.
(b)    This Agreement has been, and each of the other Collateral Agreements to which Parent or Merger Sub is a party will be, duly executed and delivered.
(c)    This Agreement constitutes, and each of the other Collateral Agreements to which Parent or Merger Sub is a party will constitute, the legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.2    Noncontravention. Neither the execution and delivery of this Agreement or the other Collateral Agreements to which Parent or Merger Sub is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will in any material respect contravene, conflict with or result in a violation of (a) any Applicable Law or Judgment to which Parent or Merger Sub is subject;(b) the provisions of any material Contract to which Parent or Merger Sub is bound or otherwise subject to; or (c) the provisions of the Organizational Documents of Parent or Merger Sub.

5.3    Solvency. Immediately after consummating the Contemplated Transactions, and assuming the representations and warranties relating to the Target Companies in Article IV are true and correct, neither Parent nor Merger Sub will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

5.4    Judgments. There is no outstanding Judgment to which Parent or Merger Sub is a party or is subject (a) that adversely affects Parent or Merger Sub or their respective properties, assets or business or (b) that materially prohibits or impairs the consummation of the Contemplated Transactions.

5.5    Financing.
(a)    As of the date hereof, attached hereto as Exhibit E are true and correct copies of (i) the commitment letters (the “Debt Financing Commitment Letters”), dated as of the date hereof, providing for debt financing in respect of the Contemplated Transactions (collectively, as the same may be amended, modified, supplemented or superseded, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Contemplated Transactions and related fees and expenses (the “Debt Financing”), and (ii) the equity commitment letter (the “Equity Financing Commitment Letter” and, together with the Debt Financing Commitment Letters, the “Commitment Letters”), dated as of the date hereof (collectively, as the same may be amended, modified, supplemented or superseded, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). There are no side letters or other arrangements related to the Financing other than as expressly set forth in the Financing Commitments and the Debt Fee Letter which (i) would reduce the amount of the Debt Financing below the Required Amount or (ii) include any other conditions precedent or contingencies to receipt of the Debt Financing. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, the Financing Commitments are in full force and effect and are valid, binding and enforceable against Parent and Merger Sub (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Law affecting creditors’ rights generally or by general principles of equity). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. As of the date hereof, Parent and Merger Sub have taken all actions required by them and, to their knowledge, the other parties party to the Commitment Letters, to cause the Financing Commitments to be effective. As of the date hereof, Parent and Merger Sub are not aware of any fact or circumstance in existence that would reasonably be expected to give rise to the failure to satisfy any condition precedent set forth in the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. As of the date hereof, assuming the satisfaction of conditions set forth in Article VIII and compliance by the Company with Section 6.16(d), Parent and Merger Sub have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied in accordance with their terms.
(b)    Assuming the satisfaction of conditions set forth in Article VIII and compliance by the Company with Section 6.16(d), upon the funding of the Financing in accordance and subject to their terms and conditions and the terms and conditions of this Agreement, the aggregate proceeds of the Financing together with immediately available cash on hand (including availability under any revolving credit facility), will be sufficient to satisfy Parent’s obligation to pay (i) the Adjusted Base Merger Consideration and (ii) all fees, costs and expenses incurred by Parent in connection with the Contemplated Transactions required to be paid by Parent at the Closing (the “Required Amount”).

5.6    Acquisition of the Target Companies for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Merger. Parent confirms that it can bear the economic risk of its investment in the Target Companies and can afford to lose its entire investment in the Target Companies, and the Company has provided Parent with the opportunity to ask questions of the Representatives of the Target Companies and to acquire additional information about the business and financial condition of the Target Companies. Parent is causing the Merger to take place for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Target Companies.

5.7    Brokers. Neither Parent nor Merger Sub has retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.
ARTICLE VI
COVENANTS

6.1    Covenants Relating to Conduct of Business. From the date hereof until the Closing, unless Parent otherwise consents in writing, or except as otherwise expressly required by this Agreement (including Section 6.20) or Applicable Law, the Target Companies shall conduct the business only in the ordinary course of business. The Target Companies shall use commercially reasonable efforts to maintain and preserve intact their properties, business, operations, goodwill and relationships with customers, suppliers, employees, contractors, and other business partners and commercial counterparties. Without limiting the generality of the foregoing, except as otherwise set forth in Section 6.1 of the Disclosure Schedule or as otherwise required by the terms of this Agreement, including, for the avoidance of doubt, the Rimports Distribution, no Target Company shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    amend (including by merger, consolidation, conversion or otherwise) any Organizational Document of any Target Company, or effect any split, combination, reclassification, or similar action with respect to the Equity Securities of any Target Company, or adopt or carry out any plan of complete or partial liquidation or dissolution;

(b)    other than the Rimports Distribution, issue, sell, transfer, redeem, grant, or otherwise dispose of any of its Equity Securities (including any incentive or equity-based interests) or other securities, amended any term of any of its outstanding Equity Securities or other securities, or issued or granted any options, warrants, calls, subscription rights, or rights of any kind to acquire any Equity Securities or other securities;
(c)    create, grant, or permit to exist any Lien on any Equity Securities of any Target Company (other than Permitted Liens);
(d)    other than the Rimports Distribution, declare or set aside any dividends or distributions on any Equity Securities of any Target Company other than distributions permitted by Section 6.15;
(e)    repurchase, redeem, or otherwise acquire or cancel any of its outstanding Equity Securities or other securities;
(f)    establish, adopt or enter into any policy, plan, agreement or arrangement that would be considered a Company Benefit Plan (including any employment contract or collective bargaining agreement) if in effect on the date hereof; amend or modify in any material respect the terms of, or accelerate any rights under, any Company Benefit Plan except for amendments required by Applicable Law, or terminate any Company Benefit Plan;
(g)    enter into, adopt, terminate, modify, renew, or amend in any material respect (including by accelerating, assigning, waiving, releasing, or relinquishing any material rights or benefits under) any Material Contract (or any Contract that would be a Material Contract if entered into as of the date hereof), other than in the ordinary course of business consistent with past practice;
(h)    pay any bonus or make any profit sharing or similar payment to (other than Change of Control Payments and Option Termination Payments), or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to any members of the Board of Directors, its officers, its senior management team, or any other employee (including any Canadian Designated Employee) whose gross annual compensation is in excess of $100,000, in each case, outside of the ordinary course of business;
(i)    hire, promote, or terminate (other than for cause and, in which case, followed by prompt notification of such termination to Parent) any officer, senior management team member, or employee whose gross annual compensation is in excess of $100,000; provided, however, if any such Person resigns, the Target Companies shall be permitted to replace such Person provided that the annual compensation paid to such individual is not excess of 10% of the Person whom they are replacing;
(j)    create, incur, or assume any liabilities, obligations or Indebtedness for borrowed money, issue any debt securities, make any loans or advances, or provide for any increase in the amount payable by any Target Company under any credit or loan agreement to which it is a party, or guarantee any such liabilities, obligations or Indebtedness, other than liabilities incurred in the ordinary course of business for the purchase of finished goods or raw materials or draws on its line of credit in existence as of the date of this Agreement;

(k)    permit or allow any of their respective material assets to become subjected to any Lien (other than Permitted Liens);
(l)    acquire, sell, lease, sublease, transfer, assign, or otherwise dispose of any of its material assets, tangible or intangible, whether by merger, consolidation, purchase, sale, or any other form of transaction, other than the Rimports Distribution or in the ordinary course of business consistent with past practice;
(m)    acquire, sell, lease, sublease, transfer, assign, modify, license, sublicense, or otherwise dispose of any Intellectual Property that is material to the business of such Target Company, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;
(n)    abandon, permit to lapse, or otherwise fail to take any action necessary to maintain, defend, enforce, or protect its interest in any Intellectual Property that is material to the business of such Target Company;
(o)    merge or consolidate with any Person, or make any capital investment in, or any acquisition of, the securities or assets of, any other Person;
(p)    make any capital expenditure outside of the ordinary course of business, or otherwise in excess of $150,000, individually, or $750,000, in the aggregate, or fail to make any capital expenditure for which the Target Companies have budgeted to be made, other than as would not be material to such Target Company;
(q)    settle, agree to settle or otherwise compromise any pending or threatened Proceeding against a Target Company for a settlement amount that is in excess of $100,000; provided such settlement does not impose material future obligations on the Target Companies other than customary obligations of confidentiality and non-disparagement and such settlement amounts are included in the Final Closing Indebtedness Amount to the extent not paid in full at Closing;
(r)    make any material change in any method of accounting, or accounting practice or policy used in the preparation of its financial statements, other than such changes as required by GAAP or Applicable Law;
(s)    (i) lengthen in any material respect any of the payment terms made available to any Material Customer or Material GPO, or accelerate in any material respect any payment of any Material Customer or Material GPO, or (ii) delay or accelerate in any material respect payment of any account payable of any Material Supplier in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;
(t)    purchase or enter into any lease of real property;
(u)    terminate or allow to be terminated any material insurance policy in effect as of the date of this Agreement;
(v)    form any Subsidiary or acquire the equity of any Person;
(w)    make, revoke or amend any U.S. federal or foreign income Tax election; change any accounting method for U.S. federal or foreign income Tax purposes; amend any Income Tax Return or other material Tax Return; settle or compromise any Tax claim, Proceeding, or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, enter into a closing or settlement agreement in respect of Taxes, request a ruling with respect to Taxes, fail to prepare or timely file any Tax Return required to be filed during such period or timely withhold or remit any employment Taxes; or file any Income Tax Return or other material Tax Return in a manner, or reflecting a position, inconsistent with past practice; or
(x)    agree, commit or offer (in writing or otherwise) to take any of the foregoing actions.

6.2    Access to Information; Confidentiality Agreement.
(a)    The Target Companies shall afford to Parent and to Parent’s Representatives commercially reasonable access during normal business hours throughout the period prior to the Closing Date to the books and records (other than privileged documents and other documents restricted by Applicable Law), properties and personnel of the Target Companies.
(b)    Each Party agrees that the terms of the Confidentiality Agreement (including the provisions regarding no unauthorized contact and non-solicitation) shall survive and remain in full force and effect following the execution and delivery of this Agreement and each Party that is a party thereto shall continue to comply with the terms thereof.

6.3    Publicity. The Parties agree that each Party’s initial press release to be issued on the date of this Agreement with respect to this Agreement and the Contemplated Transactions shall be in a form mutually agreed to by Parent and the Stockholder Representative. Except for the press releases referred to in the immediately preceding sentence, and except as required by Applicable Law, the rules and regulations of any stock exchange upon which Parent, the Company’s, the Surviving Corporation’s, any Stockholders or any of their respective Affiliates’ securities are traded or any listing agreement of any such stock exchange (in which event the Parties shall, to the extent permitted under such Applicable Law, rules and regulations or listing agreement, consult with each other in advance and, to the extent practicable, provide the non-disclosing Party a reasonable opportunity to review and comment on any such disclosure), no press release or other public announcement, statement or comment in response to any inquiry relating to this Agreement or the Contemplated Transactions shall be issued, made or permitted to be issued or made by any Party to this Agreement or any of its Affiliates or Representatives without the prior written consent of the other Parties hereto; provided, however, that the Parties and any Affiliate of the Parties may disclose the Contemplated Transactions and any material term of this Agreement and any other matter relating hereto upon the request of any regulator and to its investors, lenders and potential investors and lenders in the ordinary course of business, in interviews or other media appearances, at investor meetings, presentations or conferences, on any earnings call and that the Parties or any Affiliate of a Stockholder shall be permitted to file this Agreement with the Securities and Exchange Commission and make disclosures regarding this Agreement and the Contemplated Transactions, to disclose the Contemplated Transactions and any material term of this Agreement and any other matter relating hereto to auditors, attorneys, advisors and insurance carriers if such information is of a nature customarily conveyed to such information recipient in such capacity and such information recipient is bound by customary confidentiality obligations and to identify the Company or any Target Company as a current or former portfolio company and indicate that it was sold to Parent on their websites and in their other marketing materials; provided, further, that no Party hereto (nor the Stockholder Representative or any Affiliate thereof) shall be required by this Section 6.3 to solicit review or comment by, or obtain the consent of, any Party hereto in connection with any press release or other public announcement, statement or comment relating to any dispute between the Parties relating to this Agreement. In addition, Parent, the Company, the Stockholder Representative and any of their respective Affiliates shall be permitted to make announcements without consent of the other Parties from time to time to their respective employees, customers and other business relations or otherwise, if the information included in such announcement is (w) consistent with any communication or messaging talking points or plans mutually agreed upon by Parent and the Stockholder Representative, (x) consistent with any public statements relating to this Agreement or the Contemplated Transactions that have previously been made by a Party in compliance with this Section 6.3, (y) consistent with information that is or becomes generally available to the public other than as a result of a breach of this Section 6.3 or (z) in the case of the Company or any of its Subsidiaries, reasonably required by any Contract to which the Company or any of the Subsidiaries is bound.

6.4    No Negotiation. From and after the date hereof until such time as this Agreement shall be terminated pursuant to Section 8.1, the Company shall not, and shall cause the Target Companies and their respective Representatives not to, directly or indirectly (a) solicit, accept, knowingly facilitate or knowingly encourage any inquiry, proposal, offer or contact from any Person (other than Parent and its Affiliates and Representatives) relating to any direct or indirect transaction concerning any merger, amalgamation, consolidation or other business combination involving any Target Company, any sale of the Equity Securities of any Target Company, any sale of all or substantially all of the assets of any Target Company (other than sales of inventory and obsolete assets in the ordinary course of business), or any similar transaction involving any Target Company (in each case, an “Alternative Proposal”), (b) participate in any discussion or negotiation with, or furnish any information to, any third party with respect to an Alternative Proposal, or (c) enter into any agreement providing for any Alternative Proposal. Within two Business Days after the date hereof, the Company shall (i) eliminate all Persons’ (other than Parent and its Representatives) access to any data room that may have been established in connection with the potential sale of the Company or any similar, competing or alternative transaction and (ii) direct such other Persons to delete or return any confidential information in their possession pertaining to any Target Company.

6.5    Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each Party (other than the Stockholder Representative) shall use commercially reasonable efforts to cause the conditions applicable to it as set forth in Article VII to be satisfied and the Contemplated Transactions to be consummated in accordance with their terms.

6.6    HSR Act and Foreign Competition Filings.
(a)    Without limiting the general nature of Section 6.5, each of Parent and the Company shall (and, to the extent required, shall cause their respective Affiliates to): (i) comply promptly, and in any event within five Business Days after the date of this Agreement, with the notification and reporting requirements of the HSR Act; (ii) within five Business Days after the date of this Agreement, make such other filings with any similar foreign Antitrust Authorities as may be required under any applicable similar foreign law; and (iii) use commercially reasonable efforts to cooperate with the other Parties in connection with making any filing under the HSR Act or any similar foreign law and in connection with any filings, communications or other submissions related to resolving any investigation or other inquiry by any Antitrust Authority under the HSR Act or any similar foreign law. Each of Parent and the Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority. Each Party shall furnish to the other Parties such necessary information and assistance as such other Party or Parties may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity.
(b)    Each of the Parties shall notify and keep the other Parties advised as to (i) any material communication from any Governmental Entity regarding any of the Contemplated Transactions and (ii) any Proceeding pending and known to such Party, or to its knowledge threatened, which challenges the Contemplated Transactions. Without in any way limiting the foregoing, and subject to Applicable Law, the Parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to or for any Governmental Entity in connection with the Contemplated Transactions. Each Party shall consult the other on all information relating to the other and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with this Agreement and the Contemplated Transactions.
(c)    Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Parent shall take, or cause to be taken, commercially reasonable efforts to resolve objections as any Antitrust Authority may assert under any Applicable Law with respect to the Contemplated Transactions, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), provided however, that nothing in this Section 6.6 or elsewhere in this Agreement shall require Parent (or any of its Affiliates) to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, lease, license, transfer or disposition, before or after the Closing, of any assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or any of its Affiliates or of the Target Companies, (ii) create, terminate, or divest any relationships, ventures, contractual rights or obligations of Parent or any of its Affiliates or of the Target Companies or (iii) otherwise take or commit to take any action that would limit Parent’s and its Affiliates’ freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, rights, product lines or properties of Parent or any of its Affiliates or of the Target Companies. Any actions taken by Parent as set forth in subclauses (i), (ii) and (iii) above, applicable to the businesses, assets, equity interests, rights, product lines or properties of Target Company, shall be conditioned upon the Closing of the Contemplated Transactions.

6.7    Consents and Approvals. Each of Parent and the Company shall (and shall cause each of its Affiliates to) in addition to complying with their respective obligations under Section 6.6 with respect to Antitrust Authorities, use commercially reasonable efforts to obtain all material consents and approvals of Persons (other than Governmental Entities) that any of Parent, the Company or their respective Affiliates are required to obtain in order to consummate the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

6.8    Employees. In the event Parent or its Affiliates cause the Target Companies to fail to retain a sufficient number of employees, or fail to provide sufficient compensation and benefits, or effectuate terminations or layoffs after the Closing, in each case such that there is deemed to be an employment loss or layoff triggering notice requirements and/or liability under the WARN Act, Parent shall be responsible for all liabilities and obligations arising under or pursuant to the WARN Act, including any and all damages, fines, penalties, attorneys’ fees and costs thereunder. Parent’s liability under this provision includes employees terminated by the Target Companies prior to the Closing Date who become entitled to WARN Act notice through aggregation with employees who suffer an employment loss or layoff on the Closing Date or thereafter. Parent and its Affiliates shall be solely responsible for any and all liabilities, claims and obligations of any kind arising out of the employment (or termination of employment, whether actual or constructive) of employees arising on and after the Closing Date. For purposes of this provision, the “WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., and the regulations promulgated thereunder, as well as any state or local Applicable Law of similar effect.

6.9    Canadian Employees.
(a)    The offers presented by Canadian Sub to the Canadian Designated Employees shall (i) recognize all prior service of such Canadian Designated Employees and (ii) be on comparable terms (e.g., salary, location, duties, etc.) as the Canadian Designated Employees’ current terms with Rimports (Canada) Ltd. The Company and its Affiliates shall not attempt in any way to discourage the Canadian Designated Employees from accepting any offer of employment made by the Canadian Sub in connection with the Closing.

(b)    Notwithstanding any other provision of this Agreement, neither Parent nor the Canadian Sub shall assume, and neither shall have any Liability for, any Liabilities arising out of or relating to the employment of any Canadian Designated Employee, in each case prior to the applicable Canadian Employee Start Date, if any, including any Liabilities for salary, wages, bonuses, commissions, vacation pay, severance, benefits, workers' compensation claims, or any other employment-related claims, in each case arising out of or relating to the period prior to the applicable Canadian Employee Start Date.

6.10    Indemnification; Insurance.
(a)    For a period of six years after the Closing Date, the Target Companies will, to the extent permitted by Applicable Law, include and cause to be maintained in effect, in all material respects, in the Organizational Documents of the Target Companies for a period of six years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors, and employees and advancement of expenses contained in the applicable Organizational Documents of the Target Companies. The obligations of the Target Companies following the Closing under this Section 6.10(a) shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.10(a) applies without the consent of such affected director or officer. In the event any Target Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in either such case, proper provision shall be made so that the successors and assigns of the Target Companies, as the case may be, shall assume the obligations of this Section 6.10(a).
(b)    Prior to the Closing, the Target Companies will arrange through their current broker for the placement of a “tail” policy (the “D&O Tail Policy”) insuring the current officers and directors of the Target Companies under the same terms, conditions and exclusions as provided by or contained in the current primary directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance policies maintained as of the date hereof, and any renewals or replacements thereof maintained as of the Closing Date by or on behalf of the Target Companies, including any excess coverage maintained, which D&O Tail Policy shall provide coverage for a period of six years as of and from the Closing Date with respect to matters or circumstances occurring at or prior to the Closing Date. For the avoidance of doubt, the D&O Tail Policy shall be purchased at Parent’s expense and shall not be included as a liability in the calculation of Working Capital.

6.11    Change of Control Payments; Option Termination Payments. Parent shall cause the Payroll Company to complete a special payroll within two Business Days following the Closing Date for the purposes of delivering the Change of Control Payments and the Option Termination Payments payable to the Persons entitled to receive a Change of Control Payment or an Option Termination Payment, as applicable, net of all applicable deductions and withheld Taxes. Without limiting the generality of the foregoing, (a) Parent shall, and shall cause the Company and its Representatives to, provide any information or assistance reasonably requested by the Payroll Company in connection with the distribution of the Change of Control Payments and the Option Termination Payments, and (b) in no event shall Parent, its Affiliates or any of their Representatives prevent or seek to prevent the payment of such Change of Control Payments or Option Termination Payments by the Payroll Company. In the period prior to the Closing, the Company shall take all action reasonably necessary (other than funding the Change of Control Payments and the Option Termination Payments, which shall be funded in accordance with Section 3.2(a)(iv) and Section 3.2(a)(v), respectively) to assist the Payroll Company in preparing to process the special payroll for the Change of Control Payments and the Option Termination Payments in accordance with this Section 6.11. Notwithstanding the foregoing, any payment of any Change of Control Payments or Option Termination Payments that are not subject to applicable Tax withholding shall be paid to such Person within one Business Day following the Closing Date through the Target Companies’ general accounts payable process and not through the Payroll Company.

6.12    Tax Matters.
(a)    Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies for Pre-Closing Tax Periods that are required to be filed after the Closing Date, taking into account available extensions (each, a “Closing Date Tax Return”). All Closing Date Tax Returns shall take into account the provisions of Section 6.12(g) with respect to the Rimports Distribution, and shall otherwise be prepared in a manner consistent with the corresponding prior Tax Returns (to the extent supportable under Applicable Law at a “more likely than not” or higher level of confidence). Parent shall deliver to the Stockholder Representative copies of all Closing Date Tax Returns no later than 30 Business Days prior to the due date (including extensions) and shall consider in good faith Stockholder Representative’s reasonable comments thereto prior to filing; provided that Parent shall make any reasonable change requested in writing by the Stockholder Representative within ten days prior to the due date (including extensions) of the Closing Date Tax Return, that would reasonably be expected to affect (i) the reporting of the Rimports Distribution consistent with the Tax-Free Spinoff Election (if any) and the amount or reporting of any Liability for Taxes resulting from the Rimports Distribution, (ii) the amount or availability of any Specified Tax Refund, or (iii) the reporting of the Rimports Distribution to the Stockholders in a manner that is consistent with the Tax-Free Spinoff Election and the Rimports Appraisal and the amount of any other distribution or transaction between the Company or any Target Company and any Stockholder during any Pre-Closing Tax Period, including the determination of the Company’s earnings and profits and the issuance of any information returns (including IRS Forms 1099-DIV) to the Stockholders) (collectively, “Stockholder Tax Matters”). Neither Parent nor any Target Company shall, without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld, conditioned or delayed), take any of the following actions to the extent such action reflects any position or item that would reasonably be expected to affect any Stockholder Tax Matter and relates to any Pre-Closing Tax Period or Straddle Period: (v) settle, compromise, or abandon any pending claim for a Specified Tax Refund, (w) take any action outside the ordinary course of business on the Closing Date after the Closing; (x) file, re-file, amend or otherwise modify any Tax Return of the Target Companies with respect to any Pre-Closing Tax Period or Straddle Period; (y) make, change or revoke any Tax election with respect to any Target Company for, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period; or (z) make or initiate any voluntary Tax disclosures or Tax amnesty or similar filings or take any other action or enter into any transaction that has retroactive effect to a taxable period, or portion thereof.
(b)    For purposes of determining the portion of any Taxes for a Straddle Period that is attributable to the Pre-Closing Tax Period, (i) the amount of any Tax imposed on a periodic basis and measured by the value of any property (e.g., real and personal property Taxes) that is allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) the amount of any other Tax (including Income Taxes or other Taxes based upon the income or receipts of, sales by, or consideration, interest or other compensation paid by, the Target Companies) that is attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date.
(c)    Tax deductions of the Target Companies (including those attributable to depreciation, amortization, capitalized fees, interest and original issue discount) (the “Transaction Tax Deductions”), which arise out of or relate to the following shall be allocated to Pre-Closing Tax Periods to the extent permitted by Applicable Law (determined at a “more likely than not” or higher level of confidence): (i) payment or accrual of any Company Transaction Expenses, the Change of Control Payments and the Option Termination Payments, including the employer’s share of any payroll taxes resulting from Change of Control Payments and Option Termination Payments; (ii) capital expenditures made by the Target Companies on or before the Closing Date; and (iii) payment of any Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount) on or around the Closing Date. Parent shall cause the Target Companies to claim the maximum amount of accelerated or bonus depreciation permissible under the Code in a Pre-Closing Tax Period purposes of allocation of Tax liability under Section 6.12(a). Unless otherwise requested by the Stockholder Representative, Parent shall cause the Target Companies to make the election permitted in Revenue Procedure 2011-29, to treat 70% of any success-based fees that were paid or accrued by or on behalf of any of the Target Companies in connection with the Contemplated Transactions as an amount that did not facilitate the Contemplated Transactions and therefore as deductible in a Pre-Closing Tax Period for federal income Tax purposes. No Party shall permit any election to be made under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. law) to ratably allocate items incurred by the Company. No election shall be made, with respect to any Target Company to waive the carry back of any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period, and Parent shall cause the Target Companies to carry back any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period (including any net operating loss generated in whole or in part by Transaction Tax Deductions) to any other Pre-Closing Tax Periods to the maximum extent permitted by Applicable Law. Parent will take all actions necessary and appropriate to cause the end of the taxable year for the Company that began on January 1, 2026 to occur on the Closing Date (by causing the Company to become a part of the consolidated income tax filing group that includes Parent).
(d)    Any Specified Tax Refund (as hereinafter defined) of any of Target Companies (or any member of a consolidated Income Tax filing group of which any of the Target Companies is also a member after the Closing) is entitled to receive (including by means of a credit against a Tax liability for a Post-Closing Tax Period) which are attributable to the Target Companies for a Pre-Closing Tax Period shall be for the account of the Stockholders, and the Target Companies receiving such Specified Tax Refund or credit shall pay the amount of such Specified Tax Refund (reduced by any costs, expenses or Taxes (including Taxes due as a result of the refund of such Taxes) incurred in seeking or collecting such Specified Tax Refund) to the Paying Agent (for distribution to the Stockholders) as soon as practicable after actual receipt. Parent shall cause the Target Companies to file, and shall cooperate with the Stockholder Representative in the preparation and filing of, any (i) Tax refund claim requested by the Stockholder Representative to the extent that the Tax refund would be a Specified Tax Refund if allowed by the applicable Taxing Authority or Governmental Entity, so long as such Tax refund claim is consistent with Applicable Law (determined, in the case of Specified Tax Refund for Income Taxes at a more likely than not or better confidence level), and (ii) amendment to any Income Tax Return or other Tax Return for any Pre-Closing Tax Period related to such Tax refund claim. For the avoidance of doubt, any excess of (1) the estimated Income Taxes paid by the Target Companies with respect to a Straddle Period over (2) the portion of the total Income Taxes due for such Straddle Period allocated to the portion of such Straddle Period ending on the Closing Date (as determined in accordance with Section 6.12(a)), shall be deemed to be a refund attributable to the Pre-Closing Tax Period regardless of whether a refund is received for the Straddle Period as a whole and shall be a Specified Tax Refund to the extent it would be a Specified Tax Refund if the taxable year ended on the Closing Date. For purposes of this Section 6.12(d), “Specified Tax Refund” means the amount of any overpayment of Income Tax for a Pre-Closing Tax Period that is shown on (i) an Income Tax Return for a Pre-Closing Tax Period identified on Schedule 6.12(d) and prepared and filed under Section 6.12(a) or (ii) a refund claim with respect to any other Income Tax Return for a Pre-Closing Tax Period that is filed prior to the Closing Date and identified on Schedule 6.12(d), in each case whether to be received as a cash refund or in the form of a credit against Taxes payable, and in each case excluding any such amounts that are taken into account in the calculation of Accrued Income Taxes. Notwithstanding anything in this Agreement to the contrary, in the event that any such Specified Tax Refund attributable to a Pre-Closing Tax Period is subsequently determined by any Taxing Authority or Governmental Entity to be less than the amount paid by Parent to the Stockholders, the Stockholders shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds owed to the Taxing Authority or Governmental Entity) to Parent.
(e)    After the Closing, Parent and the Stockholder Representative shall cooperate with each other, the Target Companies and their respective agents, including accounting firms and legal counsel, in connection with the preparation of any Tax Return, any refund claim or any Tax audits, Tax disputes or administrative, judicial or other proceedings related to any Taxes (each, a “Tax Controversy”) with respect to the activities or filings of the Target Companies for any period, or the portion of any period, prior to the Closing Date. Such cooperation shall include (to the extent in its possession) the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers of the Target Companies and their respective auditors, but excluding records and information that are protected by recognized professional privilege, related to Pre-Closing Tax Periods of the Target Companies which are reasonably relevant to any Tax Returns, claims for refund, or any Tax Controversy. Parent and the Stockholder Representative agree to retain all books and records (to the extent in its possession) with respect to Tax matters pertinent to the Target Companies relating to the six-year period (or portion thereof) prior to the Closing.
(f)    The Parties agree that no election will be made under Sections 336 or 338 of the Code (or any comparable provision of foreign, state or local law) in respect of the Contemplated Transactions.
(g)    The Stockholders may, at the election of the Stockholder Representative (the “Tax-Free Spinoff Election”), take the position that the Rimports Distribution qualifies as a distribution described in Section 355 of the Code (and any corresponding provision of applicable state or local Tax law) for any Income Tax Return of the Company for the taxable year beginning on January 1, 2026 (the “Applicable Short-Period Return”). The Stockholder Representative may make the Tax-Free Spinoff Election by delivering written notice, together with an opinion provided (at the Stockholders’ sole expense) by outside Tax counsel or certified public accountant of nationally recognized standing (including Crowe LLP) to the effect that the Rimports Distribution qualifies as a distribution described in Section 355 of the Code at a “more likely than not” or better confidence level (the “Section 355 Opinion”), to Parent within 180 days after the Closing (or at such later time as the Parties may agree). If the Stockholder Representative makes the Tax-Free Spinoff election in accordance with this Section 6.12(g), Parent shall cause the Company to report the Rimports Distribution as a distribution qualifying under Section 355 of the Code (and any corresponding provision of applicable state or local Tax law) on any Applicable Short-Period Return and on any other applicable Tax Return for a Pre-Closing Tax Period, consistent with such treatment and in accordance with the Section 355 Opinion; provided, however, that nothing herein shall prevent Parent from causing the Company to report the Rimports Distribution in compliance with Section 355(e) of the Code. Parent shall not, and shall cause its Affiliates (including the Target Companies) not to, take any position on any amended Tax Return, or in connection with any Tax Controversy, that is inconsistent with the treatment of the Rimports Distribution as qualifying under Section 355 of the Code unless (i) there has been a final determination (within the meaning of Section 1313 of the Code) to the contrary, (ii) Parent determines, based on the advice of outside Tax counsel of nationally recognized standing, that there is no reasonable basis for such position, or (iii) Stockholder Representative fails either to assume control of any Tax Controversy relating to the Rimports Distribution in accordance with the next sentence or to provide Parent with reasonable assurance satisfactory to Parent that Stockholders are capable of, and will, indemnify Parent in accordance with Section 6.20. For the avoidance of doubt, the Stockholder Representative shall have the right, at the Stockholders’ sole expense, to control any Tax Controversy relating solely to the qualification of the Rimports Distribution under Section 355 of the Code, subject to Parent’s right to participate (at its sole expense) in any such Tax Controversy and the Stockholder Representative keeping Parent reasonably informed and not settling or compromising any such Tax Controversy without Parent’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). Nothing in this Section 6.12(g) shall limit the Stockholders’ indemnification obligations under Section 6.20(a) for Rimports Distribution Liabilities to the extent the Rimports Distribution is ultimately determined not to qualify under Section 355 of the Code.

6.13    Company Stock Options. Prior to or as of the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take all actions necessary so that, contingent upon the Closing and effective immediately prior to the Effective Time, the Stock Option Plan shall have been terminated and each holder of Company Stock Options shall have executed and delivered an Option Termination Agreement.

6.14    Transfer Taxes. Any transfer taxes, sales taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred shall be borne 50% by Parent and 50% by the Stockholders; provided, however, that any such obligations incurred in connection with the distribution by the Company of Rimports limited liability company interests to the Company’s stockholders shall be borne entirely by the Stockholders and shall constitute Rimports Distribution Liabilities.

6.15    Cash on Hand. Subject to compliance with Applicable Law and all applicable Contracts, prior to the Measurement Time, the Company may (a) declare or pay a dividend or distribution to the Stockholders of the Company from cash on hand and (b) use cash on hand to pay Company Transaction Expenses, Change of Control Payments or Option Termination Payments.

6.16    Financing.
(a)    Subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange and consummate the Financing at the Closing on the conditions described in the Financing Commitments (provided, that, for the avoidance of doubt, Parent and Merger Sub may (i) amend the Debt Financing Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment Letters as of the date hereof, and (ii) otherwise replace or amend the Debt Financing Commitment Letters to the extent not prohibited by this Section 6.16), including using commercially reasonable efforts to (i) satisfy on a timely basis (or obtain the waiver of) all conditions applicable to Parent and Merger Sub in their control in the Financing Commitments that are to be satisfied by Parent and Merger Sub to obtain the Debt Financing at the Closing, (ii) negotiate and enter into definitive agreements, documents and certificates contemplated by the Debt Financing Commitments, on the conditions (including, if required, any “flex” provisions related thereto) set forth in the Debt Financing Commitments (such agreements and documents, collectively, with the Debt Financing Commitments, the “Debt Financing Documents”), and (iii) consummate the Financing at the Closing, subject to the satisfaction or waiver of the conditions contained herein and therein. For the avoidance of doubt, if any portion of the Debt Financing is not available, Parent shall cause the Equity Investor to fund the equity financing pursuant to the Equity Financing Commitment Letter, and the Company shall be entitled to enforce its rights thereunder, in each case subject to the terms and conditions of the Equity Financing Commitment Letter.

(b)    Upon the request of the Company, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (i) of any material breach or default by any party to any Financing Commitments or definitive agreement relating thereto of which Parent or Merger Sub becomes aware, (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any financing source with respect to any (y) material breach of any of Parent’s or Merger Sub’s obligations under the Financing Commitments or default, termination or repudiation by any party to any of the Financing Commitments or other agreements related to the Financing or any provisions of the Financing Commitments or other agreements related to the Financing, or (z) material dispute or disagreement between or among any parties to any of the Financing Commitments or other agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing Date, and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain the Financing on substantially the conditions, in the manner or from the sources contemplated by any of the Financing Commitments or other agreements related to the Financing in at least the Required Amount. Parent shall also provide, as soon as reasonably practicable, any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. In the event the available portion of the Debt Financing contemplated in the Debt Financing Commitment Letters, together with the available portion of the Equity Financing, does not exceed at least the Required Amount, or any Debt Financing Document shall be withdrawn, terminated, repudiated or rescinded for any reason, Parent and Merger Sub shall (A) promptly notify the Company and the Stockholder Representative of such fact and (B) Parent and Merger Sub shall enforce their rights under the Equity Financing Commitment Letter such that the proceeds from the Equity Financing, together with immediately available cash on hand (including availability under any revolving credit facility), shall be equal to the Required Amount.
(c)    Neither Parent nor Merger Sub shall permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Financing Commitment Letters, if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing (except to the extent that such reduction would be offset by a corresponding increase to the Equity Financing Commitments that is reflected in an amendment thereto) below the Required Amount, (ii) adversely impact the ability of Parent and Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments or Debt Financing Documents, or (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the timely consummation of the Contemplated Transactions at the Closing or (B) make the timely funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur; provided, however, that Parent may (x) amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment Letters as of the date of this Agreement or (y) subject to the other limitations contained in this Section 6.16(c), otherwise replace or amend the Debt Financing Commitment Letters so long as such action would not reasonably be expected to materially delay or prevent the Closing and the terms are not materially less beneficial to Parent, with respect to conditionality, than those in the Debt Financing Commitment Letters as in effect on the date of this Agreement. Parent shall promptly deliver to the Company copies of any such replacement, amendment, supplement, modification or waiver.
(d)    From the date hereof until the Closing Date, the Target Companies (in their capacities as such) shall, and shall cause their respective Representatives to, at Parent’s sole cost and expense to the extent provided in the fourth sentence of this Section 6.16(d), provide cooperation reasonably requested by Parent in connection with the arrangement and funding of the Debt Financing , including by (i) instructing the Company’s senior officers with appropriate expertise, at reasonable time and upon reasonable notice, to participate in (including by preparing for) a customary bank meeting, due diligence sessions and similar presentation to and with prospective lenders and their advisors, (ii) assisting with the preparation of customary marketing and syndication materials required in connection with the Debt Financing, (iii) providing materials necessary for the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation for the Debt Financing, (iv) furnishing Parent pertinent and customary information regarding the Company within the Company’s possession as may be reasonably requested by Parent, (v) to the extent requested at least eight Business Days prior to the Closing Date, providing to Parent and its financing sources all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (vi) assisting with satisfying the conditions precedent set forth in any definitive documentation relating the Debt Financing, (vii) using commercially reasonable efforts to facilitate the pledging of collateral for the Debt Financing (including the delivery at the Closing of original share certificates, if applicable, with respect to the Company), and (viii) obtaining payoff letters, Lien terminations (or authorizations to terminate) and instruments of discharge, to be delivered on the Closing Date, of all Closing Indebtedness (drafts of which will be provided as much in advance of the Closing as is reasonably practicable); provided, however, that (i) such requested cooperation shall not (A) unreasonably interfere with the business or operations of the Target Companies, (B) cause any representation or warranty related to the Target Companies in this Agreement to be breached in any material respect or (C) provide any information the disclosure of which is prohibited or restricted by Contract or Applicable Law which is not subject to confidentiality provisions (except de minimis violations or breaches); (ii) no pledge or obligation of the Target Companies under any Debt Financing Document shall be effective until the Closing (other than customary authorization or ratings agency letters and “know your customer” documents); and (iii) the Target Companies shall not be required to (A) pay any fee or incur any other expense in connection with the Debt Financing, give any indemnities in connection with the Debt Financing that are effective prior to the Closing or waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which, in either case, it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) prior to the Closing, be an issuer or other obligor with respect to the Debt Financing, (C) take any action that is not contingent upon the Closing or enter into any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (other than execution and delivery of customary authorization or ratings agency letters and “know your customer” documents), (D) take any action that would materially conflict with, materially violate or result in a breach of or default under any Organizational Documents of the Target Companies or any Applicable Law in any material respect, (E) take any action that would result in any officer, director or other Representative of any of the Target Companies incurring any personal liability with respect to any matters relating to the Debt Financing, (F) deliver or cause the delivery of any 10b-5 certifications, legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing, (G) deliver or cause the delivery of any financial information in a form not customarily prepared by the Target Companies with respect to such period, or (H) disclose or provide any information the disclosure of which in the reasonable judgment of the Company, is restricted by Contract, Applicable Law, is subject to attorney-client privilege or violates any obligation of the Target Companies with respect to confidentiality. Parent shall at the Closing, or, if this Agreement is terminated, promptly after request by the Company, reimburse the Target Companies, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Target Companies or any of their respective Representatives in connection with the cooperation of the Target Companies and any of their respective Affiliates or Representatives contemplated by this Section 6.16 (provided that the Company (and not Parent and/or Merger Sub) shall be responsible for (x) any ordinary course amounts payable to existing employees of or representative of the Company with respect to services provided before the Closing Date and not related to the Debt Financing and (y) any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing (including the preparation or delivery of historical financial statements, payoff letters and lien releases)) and shall indemnify and hold harmless the Target Companies, their Affiliates and their respective Representatives from and against any and all damages, losses or liabilities suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith, except to the extent such damages, losses or liabilities arise from or in connection with the gross negligence, Willful Breach, or Fraud of the Target Companies, or any of their respective Affiliates or Representatives. All information provided by the Target Companies or any of their respective Affiliates or Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to the sources of its Financing, subject to the sources of Financing entering into customary confidentiality undertakings with respect to such information. The Company consents to the customary and reasonable use of its logos solely in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates.
(e)    Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(a), as it applies to the Target Companies’ obligations under Section 6.16(d) shall be deemed satisfied if the Target Companies’ breach(es) of any of their respective obligations under Section 6.16(d) did not contribute in any material respect to the failure to obtain the financing contemplated by the Commitment Letters or the alternate debt financing letters.
(f)    Notwithstanding anything to the contrary in this Agreement (including this Section 6.16), the failure, unavailability or refusal of any portion of the Debt Financing (including any alternative debt financing) will not limit, impair or prejudice the Company’s rights and remedies under the Equity Financing Commitment Letter, including the right to seek specific performance to cause the Equity Investor to fund the equity financing in accordance with the terms thereof. Parent and Merger Sub shall, and shall cause the Equity Investor to, comply with the Equity Financing Commitment Letter and take all actions necessary to permit the Company to exercise their rights thereunder.

6.17    280G Matters.
(a)    Promptly following the execution of this Agreement, but not earlier than receiving the information about Parent Payments as described in subsection (b), the Company shall use its commercially reasonable efforts to obtain a waiver (a “280G Waiver”) from each Person who would otherwise be entitled to receive a Section 280G Payment in connection with the consummation of the Contemplated Transactions, pursuant to which each such Person will agree to forfeit such Section 280G Payment if the 280G Approval is not obtained prior to the Closing Date; provided, however, that such 280G Waiver shall permit the individual to receive any such payments up to the highest aggregate level permissible without causing such payments to be a Section 280G Payment. Promptly following the execution of a 280G Waiver by each Person who would otherwise be entitled to receive a Section 280G Payment in connection with the consummation of the Contemplated Transactions, the Company shall, in accordance with Section 280G(5)(B) of the Code, submit to the Stockholders for approval, by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code (such approval, the “280G Approval”), any payments and/or benefits that may separately or in the aggregate constitute Section 280G Payments.

(b)    In connection with the foregoing, and at least five Business Days following the date of this Agreement, Parent shall provide the Company with all information and documents necessary to allow the Company to determine whether any payments or other agreement, arrangement or contract entered into or negotiated by Parent or any of its Affiliates (the “Parent Payments”) could reasonably be considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and if the Company does so determine that the Parent Payments may reasonably be considered parachute payments, then the Company shall include such Parent Payments in the 280G Waiver and the 280G Approval.
(c)    The Company shall provide Parent with a reasonable opportunity to review the documents described in subsection (a) prior to providing them to the Persons or Stockholders described therein, and shall consider in good faith the reasonable changes requested by Parent or its legal counsel.
(d)    No later than five Business Days prior to the Closing Date, the Company shall notify Parent of each person described in subsection (a) from whom a 280G Waiver was requested but not obtained.

6.18    Title Insurance. The Company acknowledges that Parent intends to, but shall not be obligated to, obtain both an owner’s title commitment (“Title Commitment”) with respect to the Owned Real Property from a nationally recognized title company (the “Title Company”) and a survey of the Owned Real Property (“Survey”). The Target Companies shall assist and reasonably cooperate with Parent in obtaining the Survey, the Title Commitment, zoning reports and other real estate diligence reports as reasonably requested by Parent. Further, notwithstanding anything to the contrary in this Agreement, (i) the Target Companies shall be obligated to cure or satisfy all Mandatory Removal Items at or prior to Closing, (ii) the Target Companies shall deliver any and all affidavits and documentary evidence as are reasonably required by the Title Company in order to issue the title insurance policies on the Owned Real Property to Parent, free and clear of all Mandatory Removal Items, (iii) the Target Companies shall use commercially reasonable efforts to cause any exceptions to title disclosed in the Title Commitment or in the Survey which are not otherwise Permitted Liens and are objected to in good faith to be removed or otherwise satisfied prior to the Closing; provided, however, in no event shall the Target Companies be required to remove or satisfy any exceptions that appears in the Target Companies’ existing title insurance policies (other than Mandatory Removal Items), and (iv) in no event shall any Mandatory Removal Items be deemed Permitted Liens. As used herein, “Mandatory Removal Items” means, collectively, (a) amounts secured by any lien or security interest encumbering the Owned Real Property except for such liens or security interests incurred or caused by Parent; (b) all real estate Taxes and assessments which are due and payable on or prior to the Closing (subject to pro-ration adjustments as provided herein); and (c) any and all requirements set forth on Schedule B1 (or equivalent) of the Title Commitments within the Target Companies’ reasonable control, to the extent necessary to issue to Parent (or its designee) a standard coverage policy of title insurance (with any extended coverage and endorsements, and requirements with respect thereto, to the title policies being the responsibility of Parent).

6.19    Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute any documents, instruments or conveyance of any kind that may be reasonably requested by any other Party to carry out any of the Contemplated Transactions. Promptly following the date of this Agreement, Parent and the Company will discuss in good faith a proposed path to resolution and/or settlement of the Indorama Matter. Any such resolution and/or settlement will require the written consent of Parent, not to be unreasonably conditioned, delayed or withheld. Any discussions between the Company and Indorama Ventures Ltd. that occur prior to the Closing for the purpose of resolving the Indorama Matter will be coordinated with Parent’s designated representative (and to the extent reasonably requested by Parent, will include one or more representatives of Parent). Following the Closing, Parent will be permitted to negotiate resolution and/or settlement of all or any portion of the Indorama Matter that remains outstanding to its satisfaction; provided, however, that Parent will use commercially reasonable efforts to minimize the amount of Liabilities incurred in connection with such resolution or settlement. For clarity, any Liabilities incurred in connection with the foregoing will be considered Indorama Liabilities.

6.20    Distribution of Rimports.
(a)    On the day immediately prior to the Closing, the Company shall take, or cause to be taken the actions set forth on Exhibit I that are necessary to effect the distribution (directly or indirectly) of all the limited liability company interests of Rimports held by the Company (and, therefore, indirectly including all Subsidiaries of Rimports) (the “Rimports Distribution”). Compass shall indemnify Parent and its Affiliates for any Liability or expense to the Target Companies in connection with the Rimports Companies or the Rimports Distribution, including any Liability for Taxes (determined on a with or without basis taking into account any gain recognized by the Company as a result of the Rimports Distribution) and any loss, cost, damage, or expense incurred by the Company, Parent, or their Affiliates in any Tax Controversy relating to the Rimports Distribution, other than (x) any such Liabilities or expenses that are paid prior to the Closing or included in the final calculation of Final Working Capital Amount, Final Closing Cash Amount, Final Closing Indebtedness Amount, or Final Company Transaction Expense Amount (such Liabilities and expenses, including any Liabilities and expenses resulting from the failure to complete the Rimports Distribution in accordance with the terms hereof, being referred to herein as the “Rimports Distribution Liabilities”) and (y) expenses of Parent in connection with a Tax Controversy that Parent is required to bear under Section 6.12(g). If requested by Parent, Compass shall consult with Parent regarding the status of the Rimports Distribution and the parties shall cooperate in good faith with each other in connection with the Rimports Distribution, and the Company shall not (i) cause any of the Target Companies to assume any liabilities of the Rimports Companies not explicitly required by this Agreement, or (ii) enter into any Contract implementing, or in connection with, the Rimports Distribution (other than Contracts that are not binding on any Target Company) without the prior written consent of Parent. The Company shall complete (or cause to be completed) the Rimports Distribution as promptly as reasonably practicable following the date hereof. Rimports Distribution Liabilities shall not include any increase in the Tax liability of the Company or any Target Company for any Post-Closing Tax Period resulting from the reduction or elimination of depreciation, amortization or other Tax deductions or attributes that would have been available to the Company or any Target Company had the Rimports assets not been distributed.
(b)    Not less than five Business Days prior to the Closing, Compass shall deliver to Parent the report of Crowe, LLP pursuant to a scope of engagement reasonably acceptable to Parent regarding the fair market value of all the equity interests in Rimports (the “Rimports Appraisal”). Such third party appraiser’s determination of such fair market values shall be final and binding on the parties (but shall be superseded by any final determination of any Governmental Entity).
(c)    Not less than five Business Days prior to the Closing, Compass shall deliver to Parent Compass’s estimate of, in reasonable detail, (i) the gain, if any, that it expects the Company to report (including in any consolidated Tax Return) for federal, state, local, or foreign income Tax purposes as a result of the Rimports Distribution, utilizing where applicable the fair market values determined in accordance with Section 6.20(b) and (ii) the federal, state, local, and foreign income and transfer Taxes (if any) that it expects the Target Companies to incur as a result of the Rimports Distribution.

6.21    IT Separation Matters. Prior to the Closing, the Company shall use commercially reasonable efforts to complete the actions listed on Exhibit J (the “IT Separation Requirements”).

ARTICLE VII
CONDITIONS PRECEDENT

7.1    Conditions to Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (any of which may be waived by such Party in whole or in part):
(a)    All waiting periods (and all extensions thereof) applicable to the Contemplated Transactions under Applicable Law relating to antitrust or competition (“Antitrust Laws”) shall have terminated or expired, all consents, approvals, authorizations, and orders required under the Antitrust Laws shall have been received and become final and non-appealable, and any Antitrust Authority that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations, and orders are so required shall have approved, cleared, or decided neither to initiate proceedings or otherwise intervene in respect of the Contemplated Transactions nor to refer the Contemplated Transactions to any other competent Governmental Entity.
(b)    There will be no Judgment restraining or prohibiting the consummation of the Contemplated Transactions or any pending Proceeding challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.
(c)    The Stockholder Approval shall have been duly obtained.

7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by Parent in whole or in part):
(a)    (i) Each of the Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies), in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date). (ii) The representation and warranty of the Company set forth in Section 4.7(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. (iii) Each of the other representations and warranties of the Company set forth in Article IV shall be true and correct in all respects, in each case without giving effect to any “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” or similar materiality qualifications contained therein (including any qualifications as to “Company Material Adverse Effect”), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date).
(b)    The Company shall, and shall have caused the Target Companies to, have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.
(c)    Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
(d)    Either (i) the 280G Approval shall have been obtained, or (ii) the 280G Approval shall not have been obtained and, as a consequence thereof and pursuant to the applicable 280G Waivers,

no Section 280G Payments shall be paid to the Persons who would otherwise be entitled to such Section 280G Payments.
(e)    The Rimports Distribution shall have been completed in form and substance reasonably acceptable to Parent.
(f)    The Company shall have delivered, or cause to be delivered, to Parent the following:
(i)    the Certificate of Merger, duly executed by the Company;
(ii)    a certificate signed by the Company certifying that each of the conditions specified in subsections (a), (b) and (c) of this Section 7.2 have been satisfied;
(iii)    evidence reasonably satisfactory to Parent that the Liens identified as to be terminated at the Closing set forth on Section 4.8 of the Disclosure Schedule shall have been released (or committed to be released pursuant to the Payoff Letters) and completed copies of UCC-3 termination statements related to such Liens shall have been filed (or committed to be filed pursuant to the Payoff Letters);
(iv)    resignations, effective as of the Closing Date, of each manager, director and officer of each Target Company, in each case, as requested by Parent;
(v)    a certificate of good standing or existence of each Target Company issued as of a date not more than 10 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of its jurisdiction of formation or incorporation;
(vi)    a certificate of the Secretary of the Company certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of the Company’s Organizational Documents, as applicable, and (2) all requisite resolutions or actions of the Board of Directors approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of the Company executing any document, certificate or instrument relating to the Contemplated Transactions;
(vii)    (A) a duly executed certificate by the Company, prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not, and has not been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code), and that shares of the Company Common Stock are not “U.S. real property interests” as defined in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. § 1.897-1(c), together with (B) a notice to the IRS prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and duly executed by the Company, and (C) written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing;
(viii)    the Allocation Schedule;
(ix)    the Estimated Closing Statement;
(x)    the Escrow Agreement, executed by the Stockholder Representative and the Escrow Agent;
(xi)    evidence reasonably satisfactory to Parent that the Stock Option Plan has been terminated;
(xii)    an option termination agreement in the form attached hereto as Exhibit F (each, an “Option Termination Agreement”) executed by each holder of Company Stock Options;

(xiii)    a transition services agreement in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by The Sterno Group Companies, LLC and Rimports;
(xiv)    evidence reasonably satisfactory to Parent that the Contracts set forth on Schedule 7.2(f)(xiv) have been terminated and are of no further force or effect and no further amounts are due and owing thereunder; and
(xv)    the third party consents or notices of the Persons or Governmental Entities set forth on Schedule 7.2(f)(xv).

7.3    Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by the Company in whole or in part):
(a)    Each of the representations and warranties of Parent set forth in Article V shall be true and correct in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Agreement and to consummate the Contemplated Transactions, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).
(b)    Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent at or prior to the Closing Date.
(c)    The Transition Services Agreement shall be in full force and effect as of immediately prior to the Closing and shall survive the Closing in accordance with its terms.
(d)    Parent shall have delivered, or cause to be delivered, to the Company the following:
(i)    the Certificate of Merger, duly executed by Merger Sub and Parent;
(ii)    a certificate signed by an officer of Parent certifying that each of the conditions specified in subsections (a) and (b) of this Section 7.3 have been satisfied;
(iii)    the Escrow Agreement, executed by Parent;
(iv)    certificates of good standing for Parent and Merger Sub issued as of a date not more than 10 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of their respective jurisdictions of formation; and
(v)    a certificate of the Secretary of Parent and Merger Sub certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Parent’s and Merger Sub’s Organizational Documents, and (2) all requisite resolutions or actions of Parent’s and Merger Sub’s board of directors approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

7.4    Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s Willful Breach of its obligations under this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company if the Contemplated Transactions shall not have been consummated by May 26, 2026 (the “Outside Date”); provided, however, that if the Closing has not occurred by the Outside Date solely because of the failure of the condition set forth in Section 7.1(a) to be satisfied, but all other conditions set forth in Article VII have been fulfilled or waived (other than those conditions that are only capable of being satisfied at the Closing) then either Party shall have the right, in its sole discretion, to extend the Outside Date for a period of up to 59 days beyond the Outside Date (which shall then be the “Outside Date”) by written notice to the other Party. The right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose willful failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;
(c)    by either Parent or the Company, if a Governmental Entity shall have issued a nonappealable final Judgment or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions; provided, however, that the Party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.6 and used its commercially reasonable efforts to have any such Judgment vacated or lifted;
(d)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) 30 days following receipt by the Company of written notice of such breach or failure from Parent, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met;
(e)    by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date or (ii) 30 days following receipt by Parent of written notice of such breach or failure from the Company, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met; or
(f)    by Parent or the Company, if the Stockholder Approval has not duly been obtained by within one Business Day following the date of this Agreement.

8.2    Termination Procedures. If Parent or the Company exercise their right to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other Party a written notice specifying a reasonably detailed basis for termination; provided, however, that (a) Parent’s right to terminate this Agreement pursuant to Section 8.1(d) shall be subject to the cure period set forth in Section 8.1(d) and (b) the Company’s right to terminate this Agreement pursuant to Section 8.1(e) shall be subject to the cure period set forth in Section 8.1(e).

8.3    Effect of Termination.
(a)    If this Agreement is validly terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall become null and void and of no further force or effect, except that (i) the provisions of this Section 8.3, Article IX, Article X, Article XI, and the Confidentiality Agreement shall survive termination and continue in full force and effect, and (ii) if this Agreement is terminated by a Party pursuant to Sections 8.1(b) through 8.1(e), a Party’s right to pursue monetary damages shall survive such termination solely in the event of a Willful Breach by another Party; provided, that in no event shall the Company be entitled to both (A) specific performance to cause Parent to consummate the Closing and (B) monetary damages pursuant to this clause (ii). Notwithstanding the foregoing, nothing in this Section 8.3 shall limit the availability of specific performance or other equitable relief to any Party in accordance with Section 11.13, including the Company’s right to cause Parent to enforce its rights under the Equity Financing Commitment Letter or consummate the Closing when all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, and, in such instance, no Party shall be required to provide that any such failure to consummate the Contemplated Transactions constitutes a Willful Breach as a condition to such equitable relief.
(b)    The Confidentiality Agreement shall survive termination of this Agreement as provided therein. In the event of termination, Parent shall promptly cause to be returned to the Company or its designated Representatives all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Parent’s investigation of the Target Companies’ respective businesses, operations, and legal affairs, including any copies made by Parent or its Representatives of any such documents or information and take all other such action as required by the Confidentiality Agreement.

ARTICLE IX
REMEDIES

9.1    Survival. All representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the Closing Date; provided, however, that, notwithstanding the foregoing, such termination of the representations and warranties shall not limit the rights of Parent or Merger Sub under any representations and warranties insurance policy obtained for the benefit of Parent. All covenants and agreements contained in this Agreement to be performed in whole at or prior to the Closing shall terminate upon the Closing. All covenants and agreements contained in this Agreement to be performed in whole or in part subsequent to the Closing Date shall survive the Closing for the period specified therein (or if no period has been specified then until such covenant or agreement has been fully performed). The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 9.1 shall to the fullest extent permitted by law replace any statute of limitations that would otherwise be applicable. Notwithstanding anything that may be expressed or implied in this Agreement or any Collateral Agreement, except in the case of Fraud, Parent acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against the Company’s direct or indirect equity holders relating to the ownership, operation, management, use or control of the business or assets of the Target Companies or relating to this Agreement or any Collateral Agreement, or the Contemplated Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), whether or not arising under, or based upon, any Applicable Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of the foregoing, except in the case of Fraud, from and after the Closing, no Proceeding will be brought, encouraged, supported or maintained by, or on behalf of, Parent (including, after the Closing, the Target Companies) against the Company’s direct or indirect equity holders, and no recourse will be sought from or granted against the Company’s direct or indirect equity holders, by virtue of, or based upon, (i) any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or its direct or indirect equity holders (as applicable) set forth or contained in this Agreement or the Collateral Agreements (other than, and solely with respect to, any of the covenants and agreements in this Agreement or the Collateral Agreements that survive the Closing), or (ii) the ownership, operation, management, use or control of the business or assets of the Target Companies prior to the Closing.

9.2    Limitations on Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT SUBJECT TO THE NEXT SENTENCE, PARENT ACKNOWLEDGES AND AGREES THAT, FOLLOWING THE CLOSING NONE OF THE COMPANY’S DIRECT OR INDIRECT EQUITYHOLDERS (AS APPLICABLE) WILL HAVE ANY DIRECT OR INDIRECT LIABILITY WITH RESPECT TO, AND NO CLAIM FOR INDEMNIFICATION OR BREACH OF CONTRACT BY PARENT IS PERMITTED TO BE ASSERTED AGAINST THE COMPANY’S DIRECT OR INDIRECT EQUITYHOLDERS (AS APPLICABLE) WITH RESPECT TO, ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF THE COMPANY CONTAINED IN ARTICLE IV. FOR THE AVOIDANCE OF DOUBT, AND WITHOUT LIMITING SECTION 9.3, IT IS UNDERSTOOD THAT NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT OR AFFECT THE ABILITY OF PARENT TO RECOVER UNDER ANY REPRESENTATIONS AND WARRANTIES INSURANCE POLICY OBTAINED FOR THE BENEFIT OF PARENT OR PURSUANT TO CLAIMS BASED ON FRAUD.

9.3    Non-Reliance of Parent and Merger Sub.
(a)    PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT IN MAKING THEIR DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE CONTEMPLATED TRANSACTIONS, PARENT AND MERGER SUB RELIED SOLELY UPON THEIR OWN INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE COLLATERAL AGREEMENTS (IF ANY CONTAIN REPRESENTATIONS FOR THE BENEFIT OF PARENT OR ITS AFFILIATES), INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(f)(ii). PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, AND PARENT AND MERGER SUB ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF THE COMPANY, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (i) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE TARGET COMPANIES, (ii) THE EFFECT OF ANY CHANGE IN APPLICABLE LAW (INCLUDING FEDERAL OR STATE REGULATIONS) AFTER THE DATE OF THIS AGREEMENT, (iii) MERCHANTABILITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, (v) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF THE TARGET COMPANIES, OR (vi) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE REGARDING THE TARGET COMPANIES, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PARENT AND MERGER SUB, THEIR AFFILIATES AND THEIR RESPECTIVE

REPRESENTATIVES, AND PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.
(b)    In connection with Parent’s and Merger Sub’s investigation of the Target Companies and the business conducted by and the assets of the Target Companies, Parent and Merger Sub have received from or on behalf of the Target Companies certain estimates, forecasts, plans and financial projections. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Parent and Merger are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans, and financial projections), and that Parent and Merger Sub shall have no claim against the Target Companies or any of their respective Representatives or Affiliates with respect thereto. Parent and Merger Sub acknowledge and agree that the Company makes no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

9.4    Non-Reliance of the Company and Stockholder Representative. THE COMPANY AND STOCKHOLDER REPRESENTATIVE HEREBY ACKNOWLEDGE THAT IN MAKING THEIR DECISION TO ENTER INTO THIS AGREEMENT, THE COLLATERAL AGREEMENTS AND CONSUMMATE THE CONTEMPLATED TRANSACTIONS, THE COMPANY AND STOCKHOLDER REPRESENTATIVE RELIED SOLELY UPON THEIR OWN INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE COLLATERAL AGREEMENTS (IF ANY CONTAIN REPRESENTATIONS FOR THE BENEFIT OF THE COMPANY). THE COMPANY AND STOCKHOLDER REPRESENTATIVE HEREBY ACKNOWLEDGE THAT NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATION OR WARRANTY, AND THE COMPANY AND STOCKHOLDER REPRESENTATIVE ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF PARENT OR MERGER SUB, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE COLLATERAL AGREEMENTS (IF ANY CONTAIN REPRESENTATIONS FOR THE BENEFIT OF THE COMPANY), AND PARENT AND MERGER SUB EXPRESSLY DISCLAIM All OTHER REPRESENTATIONS AND WARRANTIES.

ARTICLE 10
STOCKHOLDER REPRESENTATIVE

10.1    Designation. By virtue of the Stockholders that execute the consent approving this Agreement and the Contemplated Transactions (or otherwise vote to approve this Agreement and the Contemplated Transactions) or that are otherwise participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Stockholders hereby designate Compass Group Diversified Holdings LLC to serve as the Stockholder Representative of all the Stockholders as set forth in this Agreement for all purposes in connection with this Agreement and the agreements ancillary hereto. By signing this Agreement in the capacity of Stockholder Representative, Compass Group Diversified Holdings LLC hereby accepts the appointment as the Stockholder Representative for purposes of this Agreement and the Escrow Agreement.

10.2    Authority. Without limiting the foregoing, each Stockholder shall be deemed to appoint the Stockholder Representative as such Stockholder’s true and lawful representative, attorney-in-fact and agent (with full power of substitution) for all purposes in connection with this Agreement and the agreements ancillary hereto. Each Stockholder shall be deemed to grant the Stockholder Representative the full and exclusive power and authority to represent and bind such Stockholder with respect to all matters related to, arising under or pursuant to the duties of the Stockholder Representative under this Agreement and the agreements ancillary hereto (including the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken on such Stockholder’s behalf), including: (a) to terminate this Agreement in accordance with the provisions of Article VIII; (b) to bring, defend and/or resolve any claim made or threatened pursuant to Section 2.7 and Section 6.12; (c) to negotiate, settle, adjust or compromise any such claims (including the payment of funds from the Adjustment Escrow Account and the Stockholder Representative Expense Account, as applicable, to Parent), bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (d) to act on behalf of such Stockholder in connection with the matters contemplated by Section 6.12; (e) to act on behalf of such Stockholder in reviewing the Post-Closing Statement and Parent’s calculation of the Final Working Capital Amount and making any objections to such amount and negotiating on behalf of such Stockholder in order to resolve any dispute relating to the Final Working Capital Amount as contemplated by Section 2.7; (f) to use reasonable efforts to enforce and protect the rights and interests of the Stockholders arising out of or under or in any manner relating to this Agreement and the Contemplated Transactions; (g) subject to Section 10.6, to execute and deliver all amendments and waivers to this Agreement and any and all other documents that the Stockholder Representative deems necessary, desirable or appropriate; (h) to receive Stockholder Representative Expense Amount or, if necessary, additional funds, for the payment of expenses of the Stockholders and apply such the Stockholder Representative Expense Amount (or any additional funds, if applicable) in payment for such expenses; and (i) to receive service of process in connection with any claims under this Agreement. A decision, act, consent or instruction of the Stockholder Representative as to any of the foregoing matters shall constitute a decision of all the Stockholders and shall be final, binding and conclusive on each Stockholder. Parent may rely upon such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of every Stockholder. The Stockholder Representative, in its sole and absolute discretion, may, by written notice to Parent and the applicable Stockholders, decline to exercise the power and authority granted herein to act on behalf of and in the name of any or all Stockholders with respect to any or all matters specified in such written notice, without incurring any liability to any party to this Agreement in connection with or as a result of such declination. EACH STOCKHOLDER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE STOCKHOLDER REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY STOCKHOLDER.

10.3    Exculpation; Indemnification. Neither the Stockholder Representative nor any agent employed by it shall incur any liability of any kind to any Stockholder relating to the performance of its duties hereunder or under any agreements ancillary hereto for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Stockholders (or any of them), except in the case of the Stockholder Representative’s gross negligence or fraud. The Stockholder Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Stockholder Representative hereunder in good faith and in accordance with the advice of such counsel. The Stockholders shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such

Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the Stockholder Representative Expense Amount and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, however, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

10.4    Approval of Actions. Each Stockholder hereby irrevocably agrees to be bound by all actions taken by the Stockholder Representative in its capacity as such within the scope of the Stockholder Representative’s duties under this Article X.

10.5    Expenses. Each Stockholder hereby acknowledges and agrees that any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Stockholder Representative may be reimbursed initially from the Stockholder Representative Expense Account to the extent of available funds therein.

10.6    Certain Limitations. Notwithstanding anything in this Agreement to the contrary, after the Closing the Stockholder Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by the Stockholders, without the prior written consent of each Stockholder, or (b) adversely and disproportionately (in relation to the other Stockholders) affects the rights or obligations of any Stockholder under this Agreement, without the prior consent of such affected Stockholders.

10.7    Successor Representative. Upon the disqualification or (upon not less than ten days’ prior written notice to Parent) resignation of the Stockholder Representative, a successor Stockholder Representative shall be promptly appointed (and in no event later than 15 days) by Stockholders who, together, were entitled to a majority of the Adjusted Base Merger Consideration at the Closing who shall succeed the Stockholder Representative as the “Stockholder Representative” hereunder.

10.8    Stockholder Representative Expense Amount. Upon the Closing, Parent shall deliver the Stockholder Representative Expense Amount to the Stockholder Representative in accordance with Section 3.2(a)(vi), which shall be held by the Stockholder Representative in a segregated client account (the “Stockholder Representative Expense Account”) and shall be used for the purposes of paying directly or reimbursing the Stockholder Representative for any third party expenses pursuant to this Agreement. The Stockholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Account other than as a result of its gross negligence or fraud. As soon as practicable following the 12-month anniversary of the Closing, the Stockholder Representative shall disburse the balance of the Stockholder Representative Expense Account to the Paying Agent for further distribution to the Stockholders in accordance with their respective Common Proportionate Share. For Tax purposes, the Stockholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Stockholders at the time of the Closing. From and after the Effective Time, neither Parent, the Surviving Corporation, nor any of Parent’s Subsidiaries, Affiliates, or Representatives shall have any liability to the Stockholder Representative or any other Person for any of the Stockholder Representative’s calculations or allocations of amounts under Article II or any Stockholder Representative Expense Amount.

10.9    Limits on Liability of Stockholder Representative. Notwithstanding anything contained herein to the contrary, no Person serving as the Stockholder Representative shall have any liability in such capacity to Parent whatsoever (including, any direct liability, vicarious liability, or liability that Parent could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Stockholder Representative, including any liability arising out of performance under this Agreement or any Collateral Agreement.

ARTICLE XI
GENERAL PROVISIONS

11.1    Disclosure Schedule. Each section of the Disclosure Schedule (including any supplement thereto) qualifies the correspondingly numbered representation and warranty and each disclosure set forth therein shall be deemed to have been included in other sections of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it applies to such other sections of the Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Company, except as and to the extent expressly provided in the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission of liability with respect to a third party or that such information is material to any Target Company or their respective assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in this Agreement, nor shall it constitute an admission of liability or obligation to any third party. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

11.2    Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction. Except in the case of Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and, except in the case of Fraud, the Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). For the avoidance of doubt, nothing in this Section 11.2 shall limit the rights of any Party under any other Collateral Agreement or any Restrictive Covenant Agreement that such Party is party thereto.

11.3    No Third Party Liability. This Agreement may only be enforced against the named Parties. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties; and no Affiliate or Representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.4    Assignment.
(a)    This Agreement shall be binding upon: (i) the Company and its successors and assigns (if any); (ii) the Stockholder Representative and its successors and assigns (if any); (iii) Parent and its successors and assigns (if any); and (iv) Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: (A) the Company; (B) the Stockholders; (C) the Stockholder Representative; (D) Parent; (E) Merger Sub; and (F) the respective successors and permitted assigns (if any) of the foregoing.
(b)    None of Parent, Merger Sub, the Company, or the Stockholder Representative shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent; provided, however, that Parent and Merger Sub may without such consent and upon written notice to the Company assign their rights hereunder or under any document or instrument executed or delivered in connection herewith (i) as collateral security to any lender or any other debt financing source providing financing in connection with the Contemplated Transactions, including the Debt Financing Sources, or (ii) to an Affiliate (provided, such assignment to an Affiliate shall not delay or reasonably be expected to delay the Closing), which assignment shall not relieve Parent or Merger Sub of any of their obligations hereunder.

11.5    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such successors and assigns) any legal or equitable rights hereunder, other than the Persons intended to benefit from the provisions of Section 6.10 (Indemnification; Directors and Officers Insurance), Section 6.11 (Change of Control Payments; Option Termination Payments), Section 11.15 (Conflicts; Waiver Provision Respecting Legal Representation and Attorney-Client Confidential Information) and Section 11.16 (Provisions for the Benefit of Debt Financing Sources), each of whom shall be intended beneficiaries under this Agreement and have the right to enforce such provision directly in the event of a breach thereof. Without limiting the generality of the foregoing, no employee of the Company shall have any rights as an employee under this Agreement or any other related agreement(s) to which he or she is not personally a party. Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment, or is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

11.6    Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail or other customary means of electronic communication, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth on Schedule 11.6 or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail or other customary means of electronic communication, on the date sent if either (i) confirmation of receipt is received, or (ii) no bounce-back or similar undeliverable message is received within 24 hours following transmission, (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

11.7    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. A PDF, DocuSigned or other electronic signature on this Agreement shall have the same force and effect as an original signature and a signature transmitted by PDF, DocuSign or email to the other Parties shall be of the same force and effect as if the executing Party had delivered a counterpart to this Agreement bearing an original signature.

11.8    Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

11.9    Amendments.
(a)    Subject to Section 11.16, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.
(b)    Subject to Section 11.16, any provision of this Agreement may be amended or waived by the Stockholder Representative after the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and the Stockholder Representative (on behalf of itself or, subject to compliance with Section 10.6, the Stockholders) or, in the case of a waiver, by each Party against whom the waiver is to be effective, it being understood that is the Stockholder Representative is signing the waiver on behalf of the Stockholders it must be after compliance with Section 10.6.

(c)    No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.10    Severability. The provisions (or parts thereof) of this Agreement will be deemed severable and the invalidity or unenforceability of any provision (or part thereof) will not affect the validity or enforceability of the other provisions (or parts thereof) hereof. If any provision (or part thereof) of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision (or part thereof) to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision (or part thereof), or the application thereof, in any other jurisdiction.

11.11    Governing Law; Venue; WAIVER OF JURY TRIAL.
(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.
(b)    Except to the extent contemplated by Section 2.7, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including for specific performance in accordance with Section 11.13) shall be brought or otherwise commenced in the Delaware Court of Chancery. Each Party:
(i)    expressly and irrevocably consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery (and each appellate court located in the State of Delaware) in connection with any such Proceeding;
(ii)    agrees that the Delaware Court of Chancery shall be deemed to be a convenient forum; and
(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the Delaware Court of Chancery, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)    In the event that the Delaware Court of Chancery does not accept jurisdiction in accordance with Section 11.11(b), each Party hereby expressly and irrevocably agrees that any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought exclusively in a federal or state court (other than the Delaware Court of Chancery) located in Wilmington, Delaware.
(d)    EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT.

11.12    Attorneys’ Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing Party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.13    Specific Performance. The Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the other Parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.14    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.
(b)    Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections,” “Schedules,” “Disclosure Schedule” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Disclosure Schedule to this Agreement, Schedules of this Agreement and Exhibits to this Agreement.
(e)    The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement.
(f)    The word “or” is not exclusive.
(g)    All references herein to “$” or dollars shall refer to United States dollars.
(h)    The definitions included in the recitals to this Agreement are intended to be a part of, and are hereby incorporated into, this Agreement in their entirety.
(i)    The phrase “made available” when used in this Agreement means, with respect to any document or information, that the same has been uploaded to the virtual data room established by the Company with DataSite or transmitted to Parent or its Representatives, in each case, at least two Business Days prior to the date hereof.

(j)    If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.
(k)    The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

11.15    Conflicts; Waiver; Provision Respecting Legal Representation and Attorney-Client Confidential Information.
(a)    Each of the Parties acknowledge and agree, on its own behalf and on behalf of its Representatives and Affiliates, that each Target Company and the Stockholder Representative is a client of Brownstein Hyatt Farber Schreck, LLP (“Brownstein”), and that Brownstein does not represent in this matter any of the other Stockholders or any other Entities whose interests in this matter are being represented by those individual stockholders. After the Closing, it is possible that Brownstein will represent the Stockholder Representative and its respective Affiliates (individually and collectively, the “Stockholder Group”) in connection with any claims made pursuant to, or dispute arising under, this Agreement (a “Dispute”). Parent and Merger Sub hereby agree (on their own behalf and on behalf of their Representatives and Affiliates (including those acquired or formed after the date of this Agreement) (individually and collectively, the “Parent Group”)) that Brownstein (or any successor) may represent the Stockholder Group in the future in connection with any Dispute. Brownstein (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Stockholder Group, in connection with any Dispute and Parent hereby consents and waives (on its own behalf and on behalf of any other member of the Parent Group) any conflict of interest arising therefrom (including any direct conflict) and, to the extent necessary, Parent shall cause each of its Affiliates (including the other members of the Parent Group) to consent to waive any conflict of interest (including any direct conflict) arising from such representation. Parent acknowledges (on its own behalf and on behalf of the other members of the Parent Group) that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel.
(b)    Parent acknowledges and agrees that Brownstein has obtained confidential information of the Target Companies (the “Attorney-Client Confidential Information”) in connection with its representation of the Target Companies in the Contemplated Transactions. The Attorney-Client Confidential Information includes all communications, whether written or electronic, including any communications between Brownstein and the Target Companies and its Representatives and Affiliates, all files, attorney notes, drafts or other documents primarily relating to this Agreement and the Contemplated Transactions which predate the Closing (collectively, the “Brownstein Work Product”). In the event of a Dispute, to the extent that any Attorney-Client Confidential Information is in Brownstein’s possession as of the Closing Date, such Attorney-Client Confidential Information may be used on behalf of the Stockholder Representative in connection with such Dispute at the sole discretion of the Stockholder Representative. In any Dispute, Parent waives (on its own behalf and on behalf of the other members of the Parent Group) the right to present any Brownstein Work Product as evidence in any action arising out of or related to any Dispute. Parent acknowledges that the Stockholder Group and

Brownstein are the sole holders of the attorney-client privilege with respect to the Brownstein Work Product and Parent waives (on its own behalf and on behalf of the other members of the Parent Group) the right to access any Brownstein Work Product. To the extent that the Brownstein Work Product constitutes property of the client, following the Closing, only the Stockholder Group shall hold such right and Brownstein shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Target Company, or any member of the Parent Group by reason of the attorney-client relationship between Brownstein and any Target Company or otherwise. Parent hereby consents (on its own behalf and on behalf of the other members of the Parent Group) to the disclosure and use by Brownstein for the benefit of the Stockholders and the Stockholder Representative of any information (confidential or otherwise) disclosed to it by any Target Company (including by their respective Representatives and Affiliates) prior to the Closing Date. Parent further agrees (on its own behalf and on behalf of the other members of the Parent Group) that, as to all communications between Brownstein and any Target Company (or their respective Representatives and Affiliates) that relate to this Agreement and the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Representative and may be controlled by the Stockholder Representative and shall not pass to or be claimed by Parent or any Target Company. Notwithstanding the foregoing, (i) in the event that a dispute arises between Parent any Target Company and a third party other than a Party to this Agreement after the Closing, no Target Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Brownstein to such third party; provided, however, that no Target Company may waive such privilege without the prior written consent of Brownstein, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) nothing herein shall operate to limit or impair Parent’s or its Affiliates’ ability to assert attorney-client privilege against any third party with respect to any Attorney-Client Confidential Information or Brownstein Work Product.

11.16    Provisions for the Benefit of Debt Financing Sources.
(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) neither the Company nor any of its Related Parties shall have any rights or claims against any Debt Financing Source Parties, in any way relating to this Agreement or any of the Contemplated Transactions, or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise, (ii) each of the Company and its Related Parties agree not to commence any claim, action, suit, investigation or other proceeding against any Debt Financing Source or any of their respective Debt Financing Source Parties with respect to the foregoing and agrees not to commence any claim, action, suit, investigation or other proceeding against any Debt Financing Source or any Debt Financing Source Party with respect to the foregoing and otherwise waives any claims or rights against any Debt Financing Source or any Debt Financing Source Party relating to or arising out of this Agreement, any Debt Financing, or any of the agreements entered into in connection therewith (including, for the avoidance of doubt, the Debt Financing Commitment Letters and the definitive documents governing the Debt Financing) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity and whether in tort, contract or otherwise and (iii) no Debt Financing Source Party shall have any liability to the Company or any of its Related Parties for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, nothing in this Section 11.16 shall affect (A) Parent’s or any of its Affiliate’s rights under the Debt Financing Commitment Letters or any definitive agreements related thereto or (B) Parent’s or Merger Sub’s rights under the Equity Financing Commitment Letter or the Company’s rights as a third-party beneficiary thereunder.
(b)    Notwithstanding anything to the contrary contained herein, this Section 11.16, Section 8.1, Section 11.3, Section 11.4, Section 11.5, Section 11.9, Section 11.11 and the definitions of “Debt Financing Commitment Letters”, “Debt Financing”, “Debt Financing Source Party” (or any other provision of this Agreement the amendment of which has the effect of modifying such provisions) may not be amended, modified, waived or terminated in a manner that is adverse in any material respect to any Debt Financing Source Party without the prior written consent of such related Debt Financing Source.
(c)    Notwithstanding anything to the contrary contained herein, subject in all respects to Section 11.16(a) hereof, any legal suit, action, litigation, proceeding or claim against any Debt Financing Source Party (whether in law or equity or in contract, tort or otherwise) that may be based upon, arise out of or relate to the Debt Financing, the Debt Financing Commitment Letters, this Agreement, the other Collateral Agreements, any Schedules hereto or the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, including as to validity, interpretation and effect, by the internal law of the State of New York.
(d)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT (OR PERMIT ANY OF ITS RESPECTIVE RELATED PARTIES TO BRING OR SUPPORT) ANY ACTION, SUIT, CLAIM OR PROCEEDING, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCE PARTIES, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY DEBT FINANCING COMMITMENT LETTERS OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN EXCLUSIVELY THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF) AND EACH PARTY HERETO IRREVOCABLY SUBMITS ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. Notwithstanding anything to the contrary contained herein, each party irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court.
(e)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST ANY LENDER OR DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE DEBT FINANCING OR ANY OF THE AGREEMENTS ENTERED INTO IN CONNECTION THEREWITH (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE DEBT FINANCING COMMITMENT LETTERS AND THE DEFINITIVE DOCUMENTS

GOVERNING THE DEBT FINANCING) OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER.
(f)    Notwithstanding anything to the contrary herein, the Debt Financing Source Parties are intended third party beneficiaries of this Section 11.16, Section 8.1, Section 11.3, Section 11.4, Section 11.5, Section 11.9, Section 11.11 and such provisions may be enforced by the Debt Financing Source Parties directly.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PARENT:
WCHG BUYER, INC.,
a Delaware Corporation

By:	/s/ Joseph Kubiek
Name: Joseph Kubiek
Title: Chief Executive Officer

MERGER SUB:
WCHG HEAT MERGER SUB, INC.,
a Delaware Corporation

By:	/s/ Joseph Kubiek
Name: Joseph Kubiek
Title: Chief Executive Officer

COMPANY:
STERNOCANDLELAMP HOLDINGS, INC.,
a Delaware Corporation

By:	/s/ Zachary T. Sawtelle
Name: Zachary T. Sawtelle
Title: President and Chair

STOCKHOLDER REPRESENTATIVE:
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
a Delaware limited liability company

By:	/s/ Stephen Keller
Name: Stephen Keller
Title: Chief Financial Officer

COMPASS:
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
a Delaware limited liability company

By:	/s/ Stephen Keller
Name: Stephen Keller
Title: Chief Financial Officer